Form 10-K, Exhibit 13
period 1995-12-31
MAGNA GROUP INC
filed 1996-03-29
CIK 36094

     MAGNA
     GROUP, INC.

     1995 ANNUAL REPORT




                                     E N H A N C I N G   STOCKHOLDER VALUE
                                                    [LOGO]



     MAXIMIZING  P r o f i t a b i l i t y

     STRENGTHENING  O u r  M a r k e t  P o s i t i o n

     INVESTING  I n  O u r  C o m m u n i t i e s

CORPORATE PROFILE
Magna Group, Inc. is a St. Louis-based community banking organization with $4.95 billion in assets. By virtue of its growth from a small, traditional group of community banks into a multi-billion dollar holding company, Magna is generally categorized as a "Super Community Bank." As one of the 100 largest banking organizations in the nation, it focuses on retail and community banking, targeting consumers and small-to-midsized businesses within its market areas.

Magna delivers services to over 315,000 households through a network of 104 banking centers located in 67 communities and via 101 Magna Carta(R) automated teller machines. Magna provides a comprehensive range of financial services including retail, commercial, trust, brokerage and correspondent banking. The greater bi-state St. Louis metropolitan area is Magna's primary market. Magna also serves key communities in central and southern Illinois.

TABLE OF CONTENTS

Financial Highlights                                                     1
Four years of record earnings have added to
stockholder value

Chairman's Letter to Stockholders                                        2
We are strategically positioned for continued
growth and profitability

Investor Information                                                     6
Key information about our stock and stockholder services

Strategic Dates in Magna's History                                       8
We have grown from one location in 1874 to over
100 banking centers in two states and 67 communities

Strategic Overview                                                       10
We remain committed to enhancing stockholder value
by maximizing profitability, strengthening our market
position and investing in our communities

Glossary                                                                 16
A definition of terms used in our financial discussion

1995 Financial Review                                                    17

Magna Locations                                                          55

Directors and Executive Officers                                         58

Community Bank Presidents and Regions                                Inside
Our regional management approach strengthens our                       Back
ties to the communities we serve                                      Cover






                                                   FINANCIAL HIGHLIGHTS

                                                                                                             Percent
(In thousands, except per share data)                         1995                    1994                   Change
----------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE
  Primary net income                                        $ 1.84                  $ 1.69                       9%
  Fully diluted net income                                    1.80                    1.66                       8
  Dividends declared                                           .80                     .76                       5
  Book value                                                 15.93                   13.49                      18
----------------------------------------------------------------------------------------------------------------------

EARNINGS
  Net interest income                                     $182,851                $172,819                       6%
  Provision for loan losses                                  9,992                   4,900                     104
  Net income                                                51,222                  45,030                      14
----------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
  Total assets                                          $4,947,499              $4,638,502                       7%
  Securities                                             1,364,864               1,217,174                      12
  Total loans                                            3,202,766               2,968,201                       8
  Reserve for loan losses                                   42,623                  43,991                      (3)
  Total deposits                                         3,888,266               3,672,755                       6
  Stockholders' equity                                     446,044                 371,312                      20
----------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS
  Return on average assets                                    1.09%                   1.05%
  Return on average equity                                   12.57                   12.41
  Net interest margin                                         4.30                    4.49
  Efficiency ratio                                           62.11                   66.69
  Loan reserve to nonperforming loans                       138.30                  119.21
  Nonperforming assets to total loans and
    foreclosed property                                       1.12                    1.48
  Stockholders' equity to total assets                        9.02                    8.00
  Leverage capital ratio                                      8.64                    8.29
  Tier 1 capital to risk-adjusted assets                     13.06                   12.79
  Total capital to risk-adjusted assets                      14.29                   14.07
======================================================================================================================


NET INCOME
In millions of dollars

[GRAPH]

Four consecutive years of record earnings have enhanced stockholder value.

ASSETS
In billions of dollars

[GRAPH]

Total assets have grown at a compound
annual rate of 7.0% per year since 1991.

NET INCOME PER SHARE
In dollars

[GRAPH]

Consistent increases in net income per
share, 9.3% since 1992, reflect the
success of Magna's core strategies.

                     CHAIRMAN'S LETTER

TO OUR STOCKHOLDERS:
In 1995, we reported record earnings for the fourth consecutive year, completed our new state-of-the-art operations center, and continued to expand our core retail franchise. Among the financial highlights we achieved:

 *Net income increased 14% to $51.2 million, or $1.84 per share.

 *Cash dividends on common stock were up 10% to 22 cents per share, effective in 1996.

 *Earning assets grew 10% to $4.61 billion.

 *Return on assets was 1.09% and return on equity was 12.57%.

 *Loans grew 8% to $3.20 billion.

 *Nonperforming assets declined 19% to $35.8 million, or .72% of total assets.

 *Capital remained strong at $446.0 million, or 9.02% of total assets.

Magna's 1995 performance reflects our continuing focus on increasing and diversifying our sources of income while controlling costs and increasing our effectiveness and efficiency. We plan to continue to improve in these areas to further enhance stockholder value.

INCREASING EARNINGS
During the year, we directed our attention to connecting our sales and service activity to bottom-line results. We revamped our internal incentive programs to focus on better serving our customers. In doing so, we have set ambitious but attainable goals for our staff, goals that correlate rewards to gains in net income per share.

We bolstered our efforts to improve noninterest income. Approximately 20% of our revenue comes from fee-generating services such as trust, brokerage and bank service fees. We intend to work hard to improve that percentage in the months and years ahead. As legislation permits, we will explore new sources of fee income because the traditional "profit margins" of banking continue to narrow. Our goal is to achieve a level of noninterest income exceeding that of our peers. We introduced new fee-based products in 1995 that we believe meet certain target market needs. An example is Magna Trust's SMART K, a new 401(k) employee benefits product targeted to small businesses. To increase sales, MGI, our brokerage company, expanded the number of sales representatives and brought in new leadership, naming nineteen-year securities industry professional Jeff Auld as president.

[PHOTO]

Controlling noninterest expense remains a challenge that we believe we have managed very well. Noninterest expense declined 3% in 1995 primarily as the result of the lowering of FDIC insurance premiums in the third quarter of 1995 and other operating expenses. Further, we recognized that our staffing was somewhat excessive in certain areas, so we reduced levels by approximately 8% in January 1996. At the same time, we froze the salaries of our top 50 executives so we could tie their performance to incentives based on achieving certain levels of earnings.

We also moved into a new, 170,000 square-foot, state-of-the-art operations center, which enabled us to centralize further certain back-office functions. In 1995 we began to operate our franchise as one bank and completed the legal consolidation of our two state bank charters into one national, interstate bank charter. Both efforts will enable us to control future operating costs and, at the same time, improve customer convenience and service. Our goal is to continue to drive the efficiency ratio below the level of our competition. The ratio was 62% for 1995, compared with 67% for 1994. This is the third consecutive year that the ratio declined. For the last two quarters of 1995, our efficiency ratio was below 60%.

Diligent work by our Asset Quality department has yielded positive results. For the first time in Magna's history, the level of nonperforming loans to total loans was below 1.0%. In light of the changing economy, our goal is to reduce further the level of nonperforming loans and assets. Achieving this goal will have a direct, positive effect on our bottom line.

[PHOTO]

GROWING THE CORPORATION
During 1995, we announced the proposed acquisition of River Bend Bancshares, Inc., a $160 million, one-bank holding company strategically located in East Alton, Illinois. This transaction successfully closed on February 29, 1996. We also opened another supermarket banking center in the St. Louis metropolitan area, making a total of six high-impact locations. In December, we relocated our downtown St. Louis retail banking center to Gateway One Center, a new downtown site. This location, embodying our new retailing strategy, blends high-tech, high-touch technology with a complete range of service selectivity driven by our customers. We expect to expand this retailing format to other high-visibility locations during 1996. Convenience remains the number one reason that people select a financial institution, and we are striving to make Magna the "most convenient" institution. Our Service Express telephone center handled an average of 230,000 calls per month during 1995, up approximately 60,000 per month from the prior year. This centralized area handles special customer requests and offers selected retail products. Offering Service Express is just one example of how we are increasing our efficiency and providing added value to our customers at a fraction of the previous overhead cost.

As technology advances and as our customers' needs change, we want to exceed their expectations. In addition to having our network of 104 banking centers in the two-state area, we are continually evaluating new, alternative delivery methods from personal computers to convenience stores to point-of-sale devices.

MAINTAINING COMMITMENT TO THE COMMUNITIES WE SERVE
Through our 13 regions and their respective community presidents and community boards of directors, we have been able to maintain our community bank orientation. We are striving to provide quality products and first-class service to our customers. Not only are our community presidents and directors active in their local communities, many of our 2,200 employees take an active leadership role in the markets we serve. Our strong commitment to community service is multifaceted:

 *We will be a leader for economic development.

 *We will encourage and maintain active relationships with community leaders and groups in order to understand the general and specific needs of our communities.

 *We will invest in our communities through lending programs, direct contributions and employee involvement.

WELCOME AND THANKS
During the year, we welcomed to our board of directors James A. Auffenberg, Jr., president of Auffenberg Enterprises of Illinois, Inc., and Frank R. Trulaske, III, owner and president of True Fitness Technology, Inc. Most recently, John G. Helmkamp, Jr. joined the board following our acquisition of River Bend, where he served as chairman and chief executive officer.

We also want to express our deep appreciation for the outstanding service of two of our board members. Joseph R. Lowery, partner of Thompson & Mitchell, did not stand for reelection in 1995.
William E. Cribbin, president of N-K Scratch Pads, Inc., is not standing for reelection in 1996. Both have had a long association with Magna and have made invaluable contributions to your company. Their guidance and counsel will be missed.

[PHOTO]

THE FUTURE
As Magna looks toward the 21st Century, we see a dynamic financial services environment. We believe that Magna is positioned to meet and respond to the challenges of the future. Our staff of 2,200 is focused on one goal: to enhance stockholder value by becoming the premier provider of financial products and services in the markets we serve. We will continue to maximize profitability, strengthen our market position and invest in our communities. Magna employees have already proven that they have the ingenuity, enthusiasm and perseverance to move us forward into the next century.

I look forward to, and remain optimistic about, the challenges that lie ahead and appreciate your continued support as we add to your company's rich 121-year history.


/s/ G. Thomas Andes

G. Thomas Andes
Chairman of the Board and
Chief Executive Officer

[PHOTO]

                      INVESTOR INFORMATION

CORPORATE  HEADQUARTERS
      Magna Group, Inc.
      One Magna Place
      1401 South Brentwood Boulevard
      St. Louis, Missouri  63144-1401
      (314) 963-2500


TRANSFER AGENT
Stockholders with inquiries regarding stock accounts, dividends, change of ownership or address, lost certificates or consolidation of accounts should contact:

      Magna Trust Company
      Corporate Trust Operations
      One South Church Street
      Belleville, Illinois 62220
      (618) 233-2120 or 1-800-900-4548


ANNUAL MEETING
The annual meeting of stockholders will be held at 10:00 a.m. on Wednesday, May 1, 1996, at the Regal Riverfront Hotel, 200 South Fourth Street,
St. Louis, Missouri 63102-1804.


COMMON STOCK
The common stock of Magna Group, Inc. is traded on the Nasdaq
National Market tier of The Nasdaq Stock Market(SM) under the symbol "MAGI." The stock generally appears as "MagGp" or "MagnaGp" in newspaper stock tables.

At December 31, 1995, Magna had approximately 8,600 stockholders of record. The closing price of Magna common stock on December 29, 1995 was $23.75. The number of shares of Magna's common stock traded during the years ended December 31, 1995 and 1994 as reported by The Nasdaq Stock Market, Inc. were 14,990,441 and 18,893,260, respectively.

STOCKHOLDER SERVICES
For more information about the following Stockholder Services, please contact Magna Trust Company or return the postage-paid postcard on the inside back cover of this report.

Dividend Reinvestment Plan and Stock Purchase Plan
Magna's Dividend Reinvestment Plan and Stock Purchase
Plan allows stockholders to conveniently and automatically reinvest their dividends in Magna common stock, without brokerage fees. Participating stockholders may also purchase additional shares with optional cash payments.

Direct Deposit of Dividends
Magna offers its registered stockholders the option of having their dividends electronically deposited into the bank account of their choice.


INVESTOR RELATIONS
Analysts and others seeking financial information about
Magna Group, Inc. should contact:

      Magna Group, Inc.
      Investor Relations Department
      1401 South Brentwood Boulevard
      St. Louis, Missouri 63144-1401
      (314) 963-2546

For the convenience of our stockholders, copies of our press releases and research can be obtained by calling
1-800-785-MAGI (6244).


FORM 10-K AND OTHER PUBLICATIONS
For copies of the annual report, the Form 10-K
(excluding exhibits) and other financial information, please contact the Investor Relations Department at the address and phone number above.

NUMBER OF COMMON SHARES OUTSTANDING
In millions

[GRAPH]


BOOK VALUE
In dollars

[GRAPH]

COMMON STOCK SHARE DATA<F*>
                                                   Dividends
                   High         Low        Close    Declared
--------------------------------------------------------------
1995
   Fourth         $26.38      $23.00      $23.75        $.20
   Third           25.50       21.00       24.25         .20
   Second          22.38       20.00       22.00         .20
   First           20.75       17.13       20.00         .20

--------------------------------------------------------------
1994
   Fourth         $21.50      $16.75      $17.50        $.19
   Third           21.38       19.00       20.50         .19
   Second          20.38       17.63       19.38         .19
   First           20.50       18.13       19.13         .19

==============================================================

   <F*>High, low and closing trade prices of the common stock for each quarterly period during 1995 and 1994 as reported by the Nasdaq Stock Market, Inc.


TEN-YEAR TOTAL RETURN TO STOCKHOLDERS (December 31, 1985--December 31, 1995) In dollars

[GRAPH]

                 Ten-Year Compound Average Annual Total Return = 10.55%

(Assumes initial investment of $1,000 and reinvestment of all dividends. Adjusted to reflect all stock dividends within the ten-year period.)



MARKET MAKERS
During 1995, the following firms made a market in Magna Group, Inc. common stock:

ADVEST, INC.
A.G. EDWARDS & SONS, INC.
Bridge Trading Company
Burns Pauli Mahoney Co.
CS First Boston
Donaldson, Lufkin & Jenrette
Edward Jones & Company
Everen Securities, Inc.
Fox-Pitt Kelton, Inc.
George K. Baum & Co.
Herzog, Heine, Geduld, Inc.
J.J.B. HILLIARD, W.L. LYONS, INC.
Jefferies & Company, Inc.
Keefe, Bruyette & Woods, Inc.
Kenny Securities Corp.
Knight Securities L.P.
Mabon Securities Corp.
MacAllister Pitfield MacKay
Mayer & Schweitzer Inc.
Merrill Lynch & Co., Inc.
Morgan Stanley & Co., Inc.
PAULI & COMPANY, INC.
PIPER JAFFRAY INC.
The Robinson-Humphrey Company, Inc.
Rodman & Renshaw
Ryan Beck & Co., Inc.
Sherwood Securities Corp.
Stifel, Nicolaus & Company, Inc.
Troster Singer Corporation

Market makers in bold issued research
reports on Magna Group, Inc. in 1995.

MARKET CAPITALIZATION
In millions of dollars

[GRAPH]


CLOSING PRICE PER COMMON SHARE
In dollars

[GRAPH]


DIVIDENDS PER SHARE
In dollars

[GRAPH]

                 STRATEGIC DATES IN MAGNA'S HISTORY


1874
Organized First National Bank of Belleville, Belleville, Illinois. First National Bank of Belleville was the original bank of Magna Group, Inc.


1971
Merged St. Clair National Bank of Belleville, Belleville,
Illinois, into First National Bank of Belleville.


1974
Formed one-bank holding company, First Bancorp of Belleville, Inc.


1975
Acquired First National Bank of Belleville and Illinois State
Trust Company, East St. Louis, Illinois.


1982
Acquired Bank of Belleville, Belleville, Illinois, and Dupo State
Savings Bank, Dupo, Illinois.


1983
Listed stock on Nasdaq over-the-counter market; changed name of holding company to Magna Group, Inc. and acquired Fairview Heights Community Bank, Fairview Heights, Illinois.


1984
Acquired First National Bank of Freeburg, Freeburg, Illinois;
First National Bank of Marissa, Marissa, Illinois; First National Bank of Smithton, Smithton, Illinois; First National Bank in
Columbia, Columbia, Illinois; The Millikin National Bank of
Decatur, Decatur, Illinois; Capitol Bank & Trust Company,
Springfield, Illinois.



1985
Issued 900,000 shares of common stock at $11.25 per share and sold $10 million of 7.5% Convertible Subordinated Debentures due
September 2000.


1986
Acquired First National Bank & Trust Company of Centralia and
First State Bank of Centralia, Centralia, Illinois;  Ashley State
Bank, Ashley, Illinois;  Hoyleton State and Savings Bank,
Hoyleton, Illinois;  Northtown Bank & Trust Co. of Decatur,
Decatur, Illinois; Bank of Cahokia, Cahokia, Illinois.


1987
Sold $20 million of 7.0% Convertible Capital Notes due August
1999; acquired First Granite City National Bank and Colonial Bank of Granite City, Granite City, Illinois; First National Bank in
Lincoln, Lincoln, Illinois.


1988
Acquired First National Bank of Wood River, Wood River, Illinois;
McLean County Bank, Bloomington, Illinois;  Stanford State Bank,
Stanford, Illinois; First National Bank of Mascoutah, Mascoutah,
Illinois.


1989
Acquired New Holland Farmers Bank, New Holland, Illinois, and Bank of Sesser, Sesser, Illinois.


1990
Called for redemption the 7.5% Convertible Subordinated
Debentures; acquired deposits and certain assets of Home Federal
Savings & Loan Association, Centralia, Illinois, and Citizens
Savings & Loan Association FA, Springfield, Illinois.

1991
Acquired Landmark Bancshares Corporation, St. Louis, Missouri, and its ten subsidiary banks and trust company -- Landmark Bank, St. Louis, Missouri; Landmark Bank of St. Charles County, St. Charles, Missouri; Landmark Bank of Illinois, Fairview Heights, Illinois; Landmark Bank of Carbondale, Carbondale, Illinois; Landmark Bank of Madison County, Highland, Illinois;
Landmark Bank of Randolph County, Sparta, Illinois; Landmark Bank of Washington County, Nashville, Illinois; Landmark Bank of Southwest Missouri, Springfield, Missouri; Landmark Bank of Kansas City, Kansas City, Missouri; Landmark KCI Bank, Kansas City, Missouri; Landmark Trust Company, Fairview Heights, Illinois.


1992
Acquired deposits of First Exchange Bank of St. Louis, St. Louis,
Missouri, and issued 4.6 million new shares of common stock at $13.50 per share.


1993
Acquired Mega Bank, St. Louis, Missouri;  The City National Bank,
Murphysboro, Illinois;  deposits and certain assets of Community
Bank of Greater Peoria, Peoria, Illinois; MGI Group, Inc., St.
Louis, Missouri (a brokerage company).


1994
Acquired First National Bank in Madison, Madison, Illinois; Bank of Chesterfield, Chesterfield, Missouri; Goreville State Bank,
Goreville, Illinois, and introduced the Magna Funds-proprietary mutual funds.


1995
Announced 5% stock repurchase plan; opened Operations Center in Belleville, Illinois; consolidated two remaining charters into one national interstate chartered bank, Magna Bank, N.A., and opened
Gateway One Banking Center in downtown St. Louis, Missouri.

[PHOTO]

                       STRATEGIC OVERVIEW

MAXIMIZING PROFITABILITY
From Wall Street to Main Street, financial success is measured by increasing profits or the return on investment. To that end, Magna is committed to maximizing profitability. Magna's strategy to accomplish this goal focuses on three key areas: net interest income, noninterest income and noninterest expense.

NET INTEREST INCOME
Net interest income improvement is driven by the net interest margin and the growth in earning assets, especially loans. Retail community lending has been Magna's focus over the years and remains a key to the company's future. Automobile loans, residential mortgages, home equity lines of credit, credit cards and loans to small-to-midsized businesses within Magna's market contributed to the $235 million, or 8%, increase in loans in 1995. To fund loan demand, Magna featured several deposit products during 1995. In particular, a 21-month certificate of deposit attracted $383 million. Magna's philosophy is to pay a competitive market rate for deposits and charge a fair price for its loans. As Magna further develops its management information systems, more of its pricing decisions will be based on customer relationships.

Over the past four years, Magna has developed a niche market in indirect automobile lending. By providing fast and responsive service, Magna has been able to grow the book of business with market area auto dealers. The volume of indirect loans has grown from a monthly average of $6.5 million in 1992, to $16.6 million in 1995, resulting in a portfolio of $359 million at year-end 1995.

As Magna looks to expand its loan portfolio, retail community lending will continue to play a significant role. Magna's strategy is to sell more services to its existing base of 315,000 households and to further strengthen its customer relationships. To ensure success, Magna continually assesses the credit needs of its communities and responds by offering products that are targeted to meet the needs of the specific market.

Utilizing technology and centralization, Magna has streamlined loan administration, standardized documentation and reduced nonperforming assets. At year-end 1995, Magna reported historically low nonperforming loan and asset ratios. The ratio of nonperforming loans to total loans was .96%, while nonperforming assets to total assets was .72%. Going forward, asset quality remains a top priority.

NONINTEREST INCOME
Noninterest income is driven by fees for bank services, trust and brokerage sales and the development of new sources of fee-based revenues. In 1995, Magna redesigned, repackaged and aggressively marketed its cash management services. Magna's cash management program is state-of-the-art and is specifically targeted to Magna's commercial customers who want lock box services, computer access to data, controlled disbursements or automatic investment of excess funds. As a result, the number of cash management customers doubled during the year and monthly fees increased more than 60%. Magna will continue to develop

[PHOTO]
its cash management program and explore new avenues of fee income. Other key areas for future expansion will be Magna Trust and MGI brokerage and investment services. Through targeted marketing, additional sales representatives and new products such as the SMART K (an employee benefits program for commercial customers) and Magna Funds (Magna's proprietary mutual funds), Magna should generate increased fee revenue.

NONINTEREST EXPENSE
Controlling noninterest expense is driven by lowering overhead. The completion of the new state-of-the-art operations center will enable Magna to streamline its operations, while employing new technology. An example of how technology has enabled Magna to better serve its customers is Service Express, Magna's 24-hour customer service center. This center handles an average of 230,000 calls per month, providing information on account balances, interest rates and bank products. To further control overhead, Magna will continue to consolidate back-office functions, determine optimal staffing levels, evaluate lower cost "nontraditional" delivery systems and conduct workflow re-engineering.

[PHOTO]

STRENGTHENING OUR MARKET POSITION
From St. Louis, Missouri, to Hoyleton, Illinois, community banking is the key to Magna's success. To that end, Magna is committed to strengthening our market position. Magna's strategy to accomplish this goal focuses on three key areas: strong community orientation, convenience and offering a broad array of products.

STRONG COMMUNITY ORIENTATION
Magna has never strayed far from its community banking roots. In June 1874, First National Bank of Belleville opened its doors to the citizens of Belleville. A community bank is one that derives most of its funding from the community it serves and invests those funds back into the same community.

[PHOTO]

Also, a community bank has a strong commitment to quality services. This concept is Magna's philosophy. Each of Magna's
104 banking centers retains a strong community orientation and is committed to delivering quality products and services that will exceed customers' expectations.

Magna has banking centers in 67 communities throughout Illinois and Missouri. These communities range from metropolitan St. Louis, Missouri, to the agricultural community of Hoyleton, Illinois. To strengthen Magna's ties to these communities, we have developed 13 regions, each with a community president and a local community board of directors. This structure helps cement Magna's relationship to the communities it serves. Magna challenges its community board members to make customer referrals for loans, deposits, trust or brokerage services.

Over the past 14 years, Magna has acquired 44 financial institutions. Through these acquisitions, Magna has been able to amass a significant market share in many of the communities it serves. Magna will continue to utilize acquisitions as a strategy to build the franchise.

CONVENIENCE
Magna has 73 banking centers in the St. Louis metropolitan area, which is more than any other financial institution. To complement these banking centers, Magna has a network of ATMs that are strategically located. Convenience is the number one reason that people select a financial institution. Within recent years, we have strategically placed ATMs in more convenient locations such as supermarkets, airports and drive-up kiosks. In December 1995, we opened our new Gateway One Banking Center in downtown St. Louis and installed two touch-screen ATMs that also dispense postage stamps. We recognize that a person's time is a precious commodity, and we need to deliver our products and services in such a way as to accommodate our customers.

[PHOTO]

Magna has six full-service banking centers inside one of the area's leading grocery chains. Magna is looking into opening more supermarket locations, and we are evaluating other delivery outlets such as convenience stores and malls.

To lend further support to this concept, we have a staff dedicated to understanding and developing alternative delivery systems for banking services through supermarkets, convenience stores, telephone banking, ATMs and personal computers. We know that the methods of delivering our products and services are rapidly changing. As a result, we need to be ready to respond to the needs of our customers.

BROAD ARRAY OF PRODUCTS
It is essential that Magna offer a wide array of products and services that will meet the full range of customers' financial needs. In meeting these needs, customer retention will be achieved, and the value of the franchise will be maximized.

In 1995, Magna developed Check Connect, a relationship checking account, targeted to compete with free checking being offered by the competition. Magna also has an active program for those individuals who have attained age 55-Club Magna 55. This program has been in place for 15 years, has more than 75,000 club members and accounts for approximately one third of Magna's total deposits. These are examples of how Magna demonstrates its commitment to meeting the needs of its customers and building long-term relationships.

[PHOTO]

INVESTING IN OUR COMMUNITIES
From commercial loans to residential mortgage loans, providing funds that foster community growth and development is vital to Magna's financial growth. To that end, Magna is committed to investing in our communities. Magna's strategy to accomplish this goal focuses on three key areas: responsibility, employee involvement and community development.

RESPONSIBILITY
Magna has a responsibility to reinvest dollars back into its neighborhoods. We have always maintained a leadership role in fostering growth and development of the communities where we do business. Magna's lenders actively assess the credit needs of the communities we serve and stand ready to lend dollars to businesses or individuals to help make their dreams a reality.

Throughout our communities, Magna representatives work with local realtors and builders to promote Magna's Opportunity Plus(SM) loan program as well as other programs designed for low-to-moderate income individuals. Since the program's inception in December 1991, Magna has loaned more than $135 million and made more than 4,800 home-purchase and home-improvement loans to participants.
In 1995 alone, nearly 1,380 such loans were made, totaling more than $41 million.

During 1995, representatives of Magna met on several occasions with a new organization called St. Louis Reinvestment Corporation
(SLRC) regarding affordable housing and small business lending. SLRC was formed in the latter part of 1994, and its major goal is to develop solutions to the current problems related to home ownership, rehabilitation of existing properties and the development and growth of small businesses within the community.

As a result of the meetings, Magna committed $5 million for home loans under a joint affordable housing program whereby SLRC conducts home ownership counseling and Magna provides mortgage loans to qualified individuals. Magna also agreed to an additional $250,000 for micro-business loans through SLRC. In addition, Magna contributed $10,000 seed money to the newly-formed organization.

EMPLOYEE INVOLVEMENT
Magna employees volunteer their time to youth groups, hospitals, schools and other community groups and charitable institutions. Employees donate thousands of hours of time and energy each year to organizations such as Girl Scouts and Boy Scouts, American Diabetes Association, Optimist Clubs, Arthritis Foundation, Muscular Dystrophy Association and The United Way.

Magna has always supported and encouraged employee involvement in local communities and organizations. Throughout Magna's market area, employees have acted as mentors for students in various school districts. Employees from the St. Louis area planted flowers, painted houses and repaired roofs as they participated in Block-Aid(SM), an annual project dedicated to the renovation and beautification of St. Louis neighborhoods.

In 1995, Magna was the sponsor of the Salvation Army's Mitten Tree program. In Magna locations in the St. Louis metropolitan area, Christmas trees were decorated with mittens and scarves.
Employees and customers donated thousands of items, along with cash, which were given to the Salvation Army for distribution during the holiday season.

[PHOTO]

COMMUNITY DEVELOPMENT
Magna has been an active participant in local community development and redevelopment projects. In 1995, Magna invested $500,000 in the St. Louis Equity Fund, a not-for-profit corporation founded in 1988 and sponsored by Civic Progress, Inc. to bring low-income families and affordable housing together. Magna was also recognized by S.H.I.P. (St. Louis Housing Incentive Program) Development Corporation as being innovative and farsighted with respect to construction financing of its modular housing development in the City of St. Louis.

Corporate contributions play a vital role in community development. During the year, Magna, through its bank and trust company, contributed to hundreds of nonprofit organizations in our market area.

                          GLOSSARY

Average Balance- The sum of the daily balances divided by the number of days in the period.

Book Value Per Share- The value of a share of common stock determined by dividing total common stockholders' equity at the end of the period by the total number of common shares outstanding.

Dividend Payout Ratio- The percentage of net income per common share that was paid to common stockholders as dividends for the period.

Earning Assets- Assets that generate interest income and yield-related fee income, such as loans, short-term investments and securities.

Efficiency Ratio- Noninterest expense divided by the sum of tax-equivalent net interest income plus noninterest income less net securities gains.

Foreclosed Property- Assets acquired through foreclosure or deed in lieu of foreclosure.

Fully Diluted Net Income Per Common Share- Computed by increasing primary average common shares and common share equivalents by the assumed conversion into common stock of all outstanding convertible debt instruments. Net income for fully diluted net income per share is adjusted for interest expense and amortization of origination costs, net of related tax effects, on these convertible debt instruments, and preferred stock dividends.

GAP- The amount by which interest-sensitive assets exceed interest-sensitive liabilities for a designated time period is referred to as a positive GAP. An excess of liabilities would represent a negative GAP.

Interest Bearing Liabilities- Liabilities upon which interest is paid for the use of funds, such as savings and time deposits, short-term borrowings and long-term debt.

Interest Sensitive Assets/Liabilities- Interest earning assets and interest bearing liabilities whose yields and rates vary within a specific time period, due to either maturity or in association with market interest rates.

Leverage Capital Ratio- Tier 1 capital divided by total assets less intangible assets.

Liquidity- The ability of a corporation to generate adequate funds to meet its cash flow requirements.

Loan Loss Reserve Coverage Ratio- The reserve for loan losses divided by nonperforming loans.

Net Interest Income- Net interest income is the difference between the interest income received from investments, loans and other interest earning assets and the interest paid to depositors and others. Net interest income is the principal source of both earnings and profitability.

Net Interest Margin- A measurement of how effectively the bank utilizes its earning assets in relationship to the interest cost of funding them. It is computed by dividing tax-equivalent net interest income by average interest earning assets.

Nonaccrual Loans- Loans on which interest accruals have been discontinued due to the borrower's financial difficulties.
Interest income on these loans is reported on the cash basis as it is collected.

Nonperforming Loans- The total of nonaccrual loans, loans past due 90 days or more and restructured loans.

Nonperforming Assets- The sum of nonperforming loans and foreclosed property.

Noninterest Expense- Noninterest expense includes employee compensation and other benefits, net occupancy, equipment, FDIC insurance premiums and other operating expenses.

Noninterest Income- Noninterest income includes service charges on deposit accounts, trust revenues, other fee income associated with products and services and net securities gains.

Operating Income- Tax-equivalent net interest income plus noninterest income, excluding net securities gains.

Primary Net Income Per Common Share- Net income after deduction of preferred stock dividends divided by the weighted average number of common shares and common share equivalents (which consist of common stock options) outstanding.

Provision for Loan Losses- A charge to operations which appears on the bank's statement of operations. This charge increases the reserve for loan losses and decreases net income.

Reserve for Loan Losses- A valuation reserve for possible loan losses. This reserve represents the amount considered by management to be adequate to cover estimated losses inherent in the loan portfolio.

Restructured Loans- A loan is considered restructured when a bank for economic or legal reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider.

Return on Average Assets (ROA)- A measure of profitability that indicates how effectively a bank utilizes its assets to generate net income and net income per share. ROA is calculated by dividing net income by average assets.

Return on Average Equity (ROE)- A measure of profitability that indicates what the bank earned on its stockholders' investment.
ROE is calculated by dividing net income by total average stockholders' equity.

Risk-Adjusted Assets- Total balance sheet assets and off-balance sheet items adjusted by assigning risk weightings in accordance with the Federal Reserve Board's Risk-Based Capital Guidelines for assessing capital adequacy.

Risk-Based Capital- A risk-based capital measure for assessing capital adequacy that takes into account the broad differences in risks among a banking organization's assets and off-balance sheet items.

Tax-Equivalent Net Interest Income- The difference between interest earned on assets and interest paid on liabilities, with adjustments made to present yields on tax-exempt assets as if such income was fully taxable.

Tier 1 Capital- Tier 1 capital consists principally of stockholders' equity less goodwill and deposit base intangibles.

Total Capital- The sum of Tier 1 capital plus certain debt instruments and a portion of the reserve for loan losses.

      MAGNA
      GROUP, INC.

      1995 FINANCIAL REVIEW


TABLE OF CONTENTS

                                                     Page
Five Year Selected Financial Data                      18

Management's Discussion                                19

Consolidated Statements of Income                      37

Consolidated Balance Sheets                            38

Consolidated Statements of Changes
  in Stockholders' Equity                              39

Consolidated Statements of Cash Flows                  40

Notes to Consolidated Financial Statements             41

Report of Independent Auditors                         53

Quarterly Financial Information                        54


                                           FIVE YEAR SELECTED FINANCIAL DATA

(In thousands, except per share data)                            1995         1994         1993          1992         1991
----------------------------------------------------------------------------------------------------------------------------
EARNINGS
  Interest income                                              $347,168     $289,561     $244,288      $274,312     $197,714
  Interest expense                                              164,317      116,742       99,025       127,539      108,627
----------------------------------------------------------------------------------------------------------------------------
    Net interest income                                         182,851      172,819      145,263       146,773       89,087
  Provision for loan losses                                       9,992        4,900        9,589        20,544       29,468
----------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses         172,859      167,919      135,674       126,229       59,619
  Noninterest income                                             47,863       47,503       45,840        38,184       21,936
  Noninterest expense                                           146,217      150,213      131,321       129,767       78,127
----------------------------------------------------------------------------------------------------------------------------
    Income before income taxes, extraordinary item and
      cumulative effect of a change in accounting principle      74,505       65,209       50,193        34,646        3,428
  Income tax expense (benefit)                                   23,283       20,179       12,706         5,539         (410)
----------------------------------------------------------------------------------------------------------------------------
    Income before extraordinary item and cumulative
      effect of a change in accounting principle                 51,222       45,030       37,487        29,107        3,838
  Extraordinary item less applicable tax and
    cumulative effect of a change in accounting principle             -            -            -         1,085            -
----------------------------------------------------------------------------------------------------------------------------
    Net income                                                 $ 51,222     $ 45,030     $ 37,487      $ 30,192     $  3,838
============================================================================================================================
PER COMMON SHARE
  Primary net income before extraordinary item
    and cumulative effect adjustment                             $ 1.84       $ 1.69       $ 1.53        $ 1.36       $  .28
  Extraordinary item and cumulative effect adjustment                 -            -            -           .05            -
----------------------------------------------------------------------------------------------------------------------------
    Net income                                                     1.84         1.69         1.53          1.41          .28
----------------------------------------------------------------------------------------------------------------------------
  Fully diluted net income before extraordinary item
    and cumulative effect adjustment                               1.80         1.66         1.50          1.33          .28
  Extraordinary item and cumulative effect adjustment                 -            -            -           .05            -
----------------------------------------------------------------------------------------------------------------------------
    Net income                                                     1.80         1.66         1.50          1.38          .28
----------------------------------------------------------------------------------------------------------------------------
  Dividends declared                                                .80          .76          .72           .68          .68
  Book value                                                      15.93        13.49        14.02         13.39        12.72
============================================================================================================================
BALANCE SHEET DATA
  Total assets                                               $4,947,499   $4,638,502   $4,128,462    $3,728,525   $3,777,304
  Securities                                                  1,364,864    1,217,174    1,213,673     1,088,410      932,670
  Total loans                                                 3,202,766    2,968,201    2,564,466     2,272,180    2,479,163
  Reserve for loan losses                                        42,623       43,991       40,065        38,194       55,976
  Total deposits                                              3,888,266    3,672,755    3,494,825     3,224,661    3,334,623
  Long-term debt                                                 93,071      104,453       32,062        35,195       35,932
  Stockholders' equity                                          446,044      371,312      360,649       322,295      249,640
  Average common shares outstanding:
    Primary                                                      27,892       26,657       24,495        21,304       13,657
    Fully diluted                                                29,524       28,320       26,233        23,162       14,774
  Common shares outstanding                                      27,998       27,512       25,729        24,074       19,471
============================================================================================================================
SELECTED RATIOS
  Return on average assets                                         1.09%        1.05%        1.02%          .81%         .17%
  Return on average equity                                        12.57        12.41        11.25         10.88         2.04
  Net interest margin                                              4.30         4.49         4.45          4.47         4.56
  Efficiency ratio                                                62.11        66.69        67.98         68.23        67.17
  Net loan charge-offs to average loans                             .37          .14          .59          1.59         1.23
  Loan reserve to total loans                                      1.33         1.48         1.56          1.68         2.26
  Loan reserve to nonperforming loans                            138.30       119.21        78.49         57.87        52.42
  Nonperforming loan ratio                                          .96         1.24         1.99          2.90         4.31
  Nonperforming assets to total loans and
    foreclosed property                                            1.12         1.48         2.37          3.35         5.03
  Average stockholders' equity to average total assets             8.66         8.48         9.06          7.47         8.34
  Leverage capital ratio                                           8.64         8.29         8.17          8.00         6.07
  Tier 1 capital to risk-adjusted assets                          13.06        12.79        12.81         12.30         8.87
  Total capital to risk-adjusted assets                           14.29        14.07        14.10         13.59        10.21
  Dividend payout ratio                                           43.48        44.97        47.06         48.23       242.86
============================================================================================================================

                       MANAGEMENT'S DISCUSSION

Management's Discussion and Analysis of
Financial Condition and Results of Operations

FINANCIAL OVERVIEW
Net income for 1995 was $51.2 million compared with $45.0 million for 1994 and $37.5 million for 1993. This represents a return on assets (ROA) of 1.09% in 1995, 1.05% in 1994 and 1.02% in 1993.
Net income per share, on a primary basis, for 1995 increased to $1.84 per share from $1.69 in 1994 and $1.53 in 1993.

Total assets at year-end 1995 increased to $4.95 billion compared with $4.64 billion at year-end 1994 primarily as a result of an increase in the volume of loans and investment securities. These increases were funded by an increase in deposits, primarily time deposits.

On February 29, 1996, Magna completed the acquisition of River Bend Bancshares, Inc. for approximately 550,000 shares of common stock and approximately $12.3 million in cash. The acquisition is being accounted for as a purchase. Total assets of River Bend Bancshares, Inc. as of the acquisition date were approximately $160 million.

During 1994, Magna completed the acquisitions of The First National Bank in Madison, Goreville Bancorporation, Inc. and Bank of Chesterfield through the issuance of 1,603,283 shares of common stock. These transactions contributed approximately $186 million of total assets and were accounted for as poolings-of-interests.

In the fourth quarter of 1993, Magna completed the acquisitions of Mega Bancshares, Inc., City Bancorp, Inc., MGI Group, Inc. and InBank Group, Inc. through the issuance of 1,506,621 shares of common stock. These acquisitions contributed approximately $236 million of total assets and were accounted for as poolings-of-interests. Magna also acquired $184 million of assets and assumed $200 million of deposits and liabilities of Community Bank of Greater Peoria in a purchase transaction.

Prior periods were not restated for the 1994 and 1993 acquisitions due to immateriality in relation to Magna's consolidated financial statements. See the Notes to the Consolidated Financial Statements for additional information pertaining to acquisitions.

Nonperforming assets declined 18.8% to $35.8 million at year-end 1995 from $44.1 million at year-end 1994. The ratio of nonperforming assets to total assets declined to .72% at year-end 1995 from .95% at year-end 1994. The ratio of nonperforming assets to total loans and foreclosed property declined to 1.12% at year-end 1995 from 1.48% at year-end 1994. Nonperforming loans declined to $30.8 million at year-end 1995 from $36.9 million at year-end 1994. This reduction in nonperforming loans led to a decline in the ratio of nonperforming loans to total loans to
 .96% at year-end 1995 from 1.24% at year-end 1994.

The following paragraphs more fully discuss Magna's results of operations, financial condition and capital resources and liquidity during the three-year period ended December 31, 1995.
This discussion should be read in conjunction with the Consolidated Financial Statements and the notes thereto which are included elsewhere in this report.

RESULTS OF OPERATIONS

Net Interest Income
Tax-equivalent net interest income increased $10.0 million, or 5.6%, to $187.9 million in 1995 from $177.9 and $150.7 million in 1994 and 1993, respectively. The increase in 1995 was primarily attributable to a higher level of earning assets offset by a reduced net interest margin. The increase in the level of earning assets was mainly the result of increased loan demand. The increase in 1994 was primarily attributable to a higher level of earning assets combined with a slightly higher net interest margin.

Table 1 sets forth Magna's average balance sheets for the last five years, the percentage of each principal category of assets, liabilities and stockholders' equity to total assets, the interest income and expense associated with such categories of interest earning assets and interest bearing liabilities, and the average yields and rates on such categories.

Net interest income is the largest component of earnings and is affected by the volume of the sources and uses of funds, the respective rates earned and paid on those funds and the mix of those funds. Table 2 sets forth the volume and rate variances that affected net interest income.

                                                MANAGEMENT'S DISCUSSION

TABLE 1 -- Distribution of Average Assets, Liabilities and
Stockholders' Equity and Interest Rate Information

                                    -------------------------------------------------------------------------------------------
                                                           1995                                        1994
                                    -------------------------------------------------------------------------------------------
                                                     Percent   Interest   Average                 Percent  Interest  Average
                                        Average     of Total    Income/    Yield/       Average  of Total   Income/   Yield/
(In thousands)                          Balance       Assets    Expense      Rate       Balance    Assets   Expense    Rate
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Loans<F1><F2>                       $3,088,168       65.63%  $267,809      8.67%    $2,723,878    63.63% $221,051     8.12%
  Taxable securities                   1,145,976       24.35     71,853      6.27      1,118,965    26.14    61,970     5.54
  Non-taxable securities<F2>             108,450        2.31     10,670      9.84        108,068     2.53    11,046    10.22
  Federal funds sold and
    repurchase agreements                 31,391         .67      1,903      6.06         11,611      .27       564     4.86
-------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets          4,373,985       92.96    352,235      8.05      3,962,522    92.57   294,631     7.44
-------------------------------------------------------------------------------------------------------------------------------

Noninterest earning assets:
  Cash and due from banks                163,781        3.48                             152,206     3.56
  Premises and equipment                  79,212        1.68                              69,568     1.63
  Other assets                           131,782        2.80                             137,594     3.21
  Reserve for loan losses                (43,426)       (.92)                            (41,347)    (.97)
-------------------------------------------------------------------------------------------------------------------------------
                   Total Assets       $4,705,334      100.00%                         $4,280,543   100.00%
===============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits    $  520,785       11.07%     9,547      1.83     $  536,857    12.54%   10,345     1.93
  Savings and market rate deposits       845,458       17.97     25,179      2.98      1,003,872    23.45    26,818     2.67
  Time deposits                        1,884,164       40.04    103,299      5.48      1,490,847    34.83    63,521     4.26
  Short-term borrowings                  391,789        8.32     20,233      5.16        230,638     5.39     9,202     3.99
  Long-term debt                          79,828        1.70      6,059      7.59         96,289     2.25     6,856     7.12
-------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities     3,722,024       79.10    164,317      4.41      3,358,503    78.46   116,742     3.48
-------------------------------------------------------------------------------------------------------------------------------

Noninterest bearing liabilities:
  Demand deposits                        515,461       10.96                             506,889    11.84
  Other liabilities                       60,319        1.28                              52,369     1.22
-------------------------------------------------------------------------------------------------------------------------------
              Total Liabilities        4,297,804       91.34                           3,917,761    91.52
           Stockholders' Equity          407,530        8.66                             362,782     8.48
-------------------------------------------------------------------------------------------------------------------------------
          Total Liabilities and
           Stockholders' Equity       $4,705,334      100.00%                         $4,280,543   100.00%
===============================================================================================================================
Net interest income                                            $187,918                                    $177,889
===============================================================================================================================
Interest rate spread                                                         3.64%                                      3.96%
===============================================================================================================================
Net interest margin                                                          4.30%                                      4.49%
===============================================================================================================================

-------------------

<F1>For purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding; interest on nonaccrual loans is recorded when received.
<F2>Information presented on a tax-equivalent basis assuming a tax rate of 35% for 1995, 1994 and 1993 and 34% for 1992 and
    1991. The tax-equivalent adjustment amounted to approximately $5,067, $5,070, $5,451, $6,386 and $6,055, for 1995, 1994,
    1993, 1992 and 1991, respectively.

                                             MANAGEMENT'S DISCUSSION


            Year Ended December 31
--------------------------------------------------------------------------------------------------------------------------------
                    1993                                       1992                                       1991
--------------------------------------------------------------------------------------------------------------------------------
              Percent  Interest  Average                 Percent  Interest  Average                 Percent  Interest  Average
    Average  of Total   Income/   Yield/       Average  of Total   Income/   Yield/       Average  of Total   Income/   Yield/
    Balance   Assets   Expense     Rate        Balance   Assets   Expense     Rate        Balance   Assets    Expense    Rate
--------------------------------------------------------------------------------------------------------------------------------


  $2,286,299   62.19%  $186,997    8.18%     $2,360,795   63.54%  $207,811    8.80%     $1,432,703   63.52%  $147,720   10.31%
     963,988   26.22     50,290    5.22         896,916   24.14     58,071    6.47         476,806   21.14     38,711    8.12
     103,636    2.82     11,486   11.08         117,649    3.17     12,933   10.99         135,087    5.99     14,990   11.10

      32,793     .90        966    2.95          50,147    1.35      1,883    3.75          41,163    1.83      2,348    5.70
--------------------------------------------------------------------------------------------------------------------------------
   3,386,716   92.13    249,739    7.37       3,425,507   92.20    280,698    8.19       2,085,759   92.48    203,769    9.77
--------------------------------------------------------------------------------------------------------------------------------


     145,640    3.96                            140,168    3.77                             84,192    3.73
      66,621    1.81                             69,214    1.86                             45,064    2.00
     116,240    3.16                            127,956    3.44                             58,564    2.60
     (39,135)  (1.06)                           (47,370)  (1.27)                           (18,177)   (.81)
--------------------------------------------------------------------------------------------------------------------------------
  $3,676,082  100.00%                        $3,715,475  100.00%                        $2,255,402  100.00%
================================================================================================================================



  $  452,471   12.31%     9,521    2.10      $  407,739   10.97%    11,823    2.90      $  224,019    9.93%     9,799    4.37
     887,617   24.15     24,809    2.80         857,705   23.08     30,900    3.60         423,589   18.78     20,930    4.94
   1,358,336   36.95     57,792    4.25       1,545,915   41.61     76,598    4.95       1,057,950   46.91     72,620    6.86
     110,782    3.02      3,111    2.81          84,810    2.28      2,814    3.32          68,938    3.05      3,553    5.15
      33,136     .90      3,792   11.44          55,938    1.51      5,404    9.66          23,837    1.06      1,725    7.24
--------------------------------------------------------------------------------------------------------------------------------
   2,842,342   77.33     99,025    3.48       2,952,107   79.45    127,539    4.32       1,798,333   79.73    108,627    6.04
--------------------------------------------------------------------------------------------------------------------------------


     451,935   12.29                            427,121   11.50                            241,863   10.72
      48,590    1.32                             58,802    1.58                             27,212    1.21
--------------------------------------------------------------------------------------------------------------------------------
   3,342,867   90.94                          3,438,030   92.53                          2,067,408   91.66
     333,215    9.06                            277,445    7.47                            187,994    8.34
--------------------------------------------------------------------------------------------------------------------------------
  $3,676,082  100.00%                        $3,715,475  100.00%                        $2,255,402  100.00%
================================================================================================================================
                       $150,714                                   $153,159                                   $ 95,142
================================================================================================================================
                                   3.89%                                      3.87%                                      3.73%
================================================================================================================================
                                   4.45%                                      4.47%                                      4.56%
================================================================================================================================


                                  MANAGEMENT'S DISCUSSION

TABLE 2 -- Volume and Rate Variance

                                            1995 Compared with 1994             1994 Compared with 1993
                                         Increase (Decrease) Due to<F1>      Increase (Decrease) Due to<F1>
                                         -------------------------------------------------------------------
(In thousands)                            Volume       Rate        Net       Volume       Rate        Net
------------------------------------------------------------------------------------------------------------
Interest earned on:
  Loans<F2>                              $30,825     $15,933     $46,758     $35,440     $(1,386)    $34,054
  Taxable securities                       1,530       8,353       9,883       8,455       3,225      11,680
  Non-taxable securities<F2>                   6        (382)       (376)        477        (917)       (440)
  Federal funds sold and
    repurchase agreements                  1,172         167       1,339        (875)        473        (402)
------------------------------------------------------------------------------------------------------------

Total interest earning assets             33,533      24,071      57,604      43,497       1,395      44,892
------------------------------------------------------------------------------------------------------------

Interest paid on:
  Interest bearing demand deposits          (292)       (506)       (798)      1,647        (823)        824
  Savings and market rate deposits        (4,530)      2,891      (1,639)      3,187      (1,178)      2,009
  Time deposits                           19,074      20,704      39,778       5,591         138       5,729
  Short-term borrowings                    7,770       3,261      11,031       4,388       1,703       6,091
  Long-term debt                          (1,228)        431        (797)      4,946      (1,882)      3,064
------------------------------------------------------------------------------------------------------------

Total interest bearing liabilities        20,794      26,781      47,575      19,759      (2,042)     17,717
------------------------------------------------------------------------------------------------------------

Net interest income                      $12,739     $(2,710)    $10,029     $23,738     $ 3,437     $27,175
============================================================================================================

------------------
<F1>The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.
<F2>Presented on a tax-equivalent basis assuming a tax rate of 35% for 1995 and 1994. The tax-equivalent adjustment relating to the change in interest income was a decrease of $3 for 1995 compared with 1994 and a decrease of $381 for 1994 compared with 1993.

During 1995, the average volume of interest earning assets increased $411 million compared with 1994, resulting in an increase in tax-equivalent interest income of $33.5 million. These increases were principally attributable to increased loan demand. Changes in yields on the average volume of interest earning assets increased tax-equivalent interest income by $24.1 million. The tax-equivalent yield on the loan portfolio increased 55 basis points in 1995 as the result of a slightly higher rate environment, particularly in the commercial and real estate loan portfolios. Many of the loans in these categories reprice upward or downward as the prime lending rate changes and generally reprice to the same extent. The prime lending rate increased steadily from the beginning of 1994 through the second quarter of 1995 and declined slightly over the remainder of the 1995 year. The increase in the yield on taxable securities was primarily a result of a decreased level of prepayments on mortgage backed securities and a general increase in the interest rates earned on variable rate securities.

The average volume of interest bearing liabilities increased $364 million in 1995 compared with 1994, and included increases of $219 million in average interest bearing deposits and $161 million in average short-term borrowings. The increase in average short-term borrowings is discussed under "Borrowings" and represented a significant funding source for the increased level of loan demand. The decrease in average long-term debt was principally the result of a reclassification of a $35 million repurchase agreement from long-term debt to repurchase agreements which was partially offset by the procurement of a $25 million Federal Home Loan Bank borrowing. Interest expense increased $20.8 million as a result of the higher volume of interest bearing liabilities. The average cost of funds on total interest bearing liabilities increased 93 basis points during 1995, principally due to increased competition in the market place to secure deposits. Interest expense increased $26.8 million as a result of the increased cost of funds. A slight reduction in rates paid on interest bearing demand deposits was offset by increased rates paid on all other categories of interest bearing liabilities.

During 1995, Magna's net interest margin was 4.30% compared with 4.49% and 4.45% in 1994 and 1993, respectively. The increase in the overall cost of funds associated with interest bearing liabilities was greater than the increase in the yields on earning assets which

                     MANAGEMENT'S DISCUSSION

resulted in a negative impact on the net interest margin. This reduction in net interest margin was directly impacted by continued competitive pricing for both loans and deposits.

Provision for Loan Losses
The provision for loan losses reflects management's judgment of the cost associated with credit risk inherent in the loan portfolio. The provision for loan losses charged to expense in 1995 increased to $10.0 million compared with $4.9 million and $9.6 million in 1994 and 1993, respectively. Factors which influence management's determination of the provision for loan losses include, among other things, evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio and past loan loss experience. Magna has established comprehensive credit policies and risk rating processes which address the individual risk and return characteristics associated with the loans in the portfolio. The increase in the provision in 1995 was primarily related to a higher level of commercial loan net charge-offs coupled with overall growth in the loan portfolio. The reduction in the provision in 1994 compared to 1993 was primarily attributable to a decrease in nonperforming loans and net charge-offs, as well as improvement in the loan loss reserve coverage ratio. The reduced level of net charge-offs in 1994 was principally the result of large recoveries recorded during that year. Activity in the reserve for loan losses and nonperforming loan data are presented and discussed under "ASSET QUALITY."

Noninterest Income
Excluding net securities gains, noninterest income for 1995 was $47.5 million compared with $47.3 million and $40.7 million in 1994 and 1993, respectively. Total noninterest income as a percentage of average assets was 1.02%, 1.11% and 1.25% for 1995, 1994 and 1993, respectively. Total noninterest income, excluding net securities gains, to operating income was 20.18%, 21.02% and 21.27% for 1995, 1994 and 1993, respectively.

Table 3 sets forth information pertaining to the major components of noninterest income.


TABLE 3 -- Noninterest Income

                                              Year Ended December 31
                                         -------------------------------
(In thousands)                             1995        1994        1993
------------------------------------------------------------------------
Service charges on deposits              $22,487     $21,945     $18,020
Trust                                      8,638       9,063       8,307
Credit card                                5,801       4,665       4,454
Brokerage and investment
  services income                          2,361       2,726         276
Other income                               8,220       8,946       9,661
Securities gains, net                        356         158       5,122
------------------------------------------------------------------------
Total noninterest income                 $47,863     $47,503     $45,840
========================================================================

Service charges on deposits, the largest component of noninterest income, consist of fees on both interest bearing and noninterest bearing accounts and charges for other items, including insufficient funds, overdrafts and stop payment requests. Service charges on deposits increased in 1995 primarily due to higher levels of automatic teller machine (ATM) fees, increased service charges associated with one of Magna's package checking account products and its corporate cash management products.

The decrease in income from trust services during 1995 relates principally to the loss of one custodial account relationship in January, 1995. This account, with custodial assets of $2.6 billion at December 31, 1994, generated fee income during 1994 of $.8 million. Magna Trust Company had custodial assets and assets under management of $1.9 billion, $4.2 billion and $4.1 billion at December 31, 1995, 1994 and 1993, respectively.

The increase in credit card income was primarily the result of growth in merchant related fees due to new merchant business. This new merchant business was derived from Magna's increased sales efforts combined with expansion of business activities associated with existing merchants.

Brokerage and investment services income is comprised of commissions derived from the sale of stocks, bonds, mutual funds, annuities and other investment vehicles. During 1995, brokerage and investment services income decreased $.4 million.

Other noninterest income includes such items as safe-deposit box rental fees, interchange fees on ATM transactions, income from foreclosed properties and fees from mortgage banking operations. The decrease in 1995 was primarily the result of a reduction in income from foreclosed properties as the level of foreclosed properties was reduced during the year.

                  MANAGEMENT'S DISCUSSION

Net securities gains in 1995 and 1994 remained at modest levels. The net securities gains in 1993 resulted primarily from actions taken to improve Magna's interest sensitivity position and to provide flexibility for implementation of Magna's asset/liability management.

Noninterest Expense
Noninterest expense decreased $4.0 million, or 2.7%, to $146.2 million in 1995 compared with $150.2 million and $131.3 million in 1994 and 1993, respectively. The decrease in 1995 from 1994 was mainly due to reductions in employee compensation and other benefits, FDIC insurance premiums and other operating expenses. The increase in 1994 was primarily attributable to acquisitions completed during 1994 and 1993. The efficiency ratio, a key indicator of the control of noninterest expense, improved throughout 1995 as the acquired entities were assimilated into Magna's organization and consolidation of certain back-office operations continued. The efficiency ratio for the year ended December 31, 1995 was 62.1% compared with 66.7% and 68.0% for the years ended December 31, 1994 and 1993, respectively. During the last half of 1995, the efficiency ratio fell below 60%. Noninterest expense as a percentage of average assets was 3.11%, 3.51% and 3.57% for 1995, 1994 and 1993, respectively.

Table 4 sets forth information regarding the major components of noninterest expense.

TABLE 4 -- Noninterest Expense

                                             Year Ended December 31
                                        --------------------------------
(In thousands)                             1995       1994        1993
------------------------------------------------------------------------
Employee compensation
  and other benefits                    $ 72,993    $ 73,545    $ 63,683
Net occupancy                             17,677      15,748      13,621
Equipment                                  8,967       8,974       7,989
FDIC insurance premiums                    4,342       8,079       7,644
Other                                     42,238      43,867      38,384
------------------------------------------------------------------------
Total noninterest expense               $146,217    $150,213    $131,321
========================================================================

The decrease in employee compensation and other benefits in 1995 was directly the result of staff reductions and continued efforts to consolidate back-office operations. The increase in employee compensation and other benefits in 1994 was attributable to consummated acquisitions, normal merit increases and increases in other benefits, partially offset by staff reductions associated with consolidation of certain back-office operations. As Magna continues to achieve efficiencies in back-office operations and as a result of the merger of Magna's banking subsidiaries in the fourth quarter of 1995, additional staff reductions were made shortly after year-end 1995, the benefits from which will be realized in 1996 and subsequent years.

The increase in net occupancy expense in 1995 was primarily due to relocation costs and other direct expenses associated with Magna's new operations center which was placed in service during the second quarter of 1995. The operations center, which is located in Belleville, Illinois, houses data and check processing, loan administration and more than a dozen other back-office functions previously housed in separate offices. This center will enable Magna to gain operating efficiencies, thereby reducing future overhead costs while continuing to enhance customer service levels. The increase in net occupancy and equipment expenses in 1994 was attributable to consummated acquisitions.

Federal Deposit Insurance Corporation (FDIC) premiums include assessments levied in connection with the Bank Insurance Fund
(BIF) and the Savings Association Insurance Fund (SAIF). A reduction in the BIF deposit assessment rate announced in the third quarter of 1995, retroactive to June 1, 1995, resulted in a reduction in expense to $4.3 million in 1995 from $8.1 million in 1994. The increase in FDIC insurance premiums in 1994 was attributable to the consummated acquisitions. Assuming the FDIC levies no special assessments and does not further modify the deposit assessment rate structure, Magna's FDIC insurance premiums should not exceed $.2 million during 1996, based upon current deposit levels and the mix of those deposits.

The decrease in other noninterest expense in 1995 was mainly the result of continued efforts to control internal costs by consolidating back-office operations and through efforts to control costs associated with general operations. The increase in other noninterest expense in 1994 was primarily due to consummated acquisitions, partially offset by cost savings associated with the back-office consolidation and other internal cost reductions.

Magna recorded income tax expense of $23.3 million in 1995 compared with $20.2 million in 1994 and $12.7 million in 1993. Income tax expense in 1995 included a $.9 million non-recurring benefit. This benefit resulted from the elimination of valuation allowances on certain federal and state net operating loss carryforwards which management believes are now more likely than not to be realizable. In 1993, income tax expense was reduced by a $1.3 million non-recurring benefit related to the elimination of valuation allowances against certain deferred state tax assets.

                    MANAGEMENT'S DISCUSSION

Magna's effective income tax rate was 31.3% in 1995, 30.9% in 1994 and 25.3% in 1993. Excluding the effects of the non-recurring tax benefit in 1995, the increase in the effective tax rate for that year primarily resulted from generally higher levels of earnings coupled with reduced levels of tax-exempt interest as a percentage of total interest income. As required under Financial Accounting Standards No. 109 (FAS No. 109), "Accounting for Income Taxes," management evaluates, on a continuing basis, the realizability of Magna's deferred tax asset and the need for an offsetting valuation allowance. Accordingly, changes to the valuation allowance could affect Magna's effective tax rate in future periods.

FINANCIAL CONDITION

General
Total assets at year-end 1995 increased $309 million, or 6.7%, to $4.95 billion compared with $4.64 billion at year-end 1994. This increase in total assets primarily resulted from an increase in the volume of loans and investment securities.

Loans
Total loans represented 70.6%, 68.7% and 67.5% of average interest earning assets during 1995, 1994 and 1993, respectively. Loans, net of unearned income, increased 7.9% to $3.20 billion at year-end 1995 from $2.97 billion at year-end 1994. The growth in 1995 was attributable to internal loan volume stimulated by economic conditions.

Table 5 presents the composition of the loan portfolio by type of borrower and major loan category and the percentage of each to the total portfolio for the periods presented.

Magna's commercial, financial and agricultural loan portfolio is widely diversified and includes loans secured by non-real estate collateral to manufacturers, distributors, retailers, service providers, investors and farmers. Loans in the commercial, financial and agricultural category average less than $.1 million in size. The borrowers are generally located in the communities served by Magna's banking centers.

The commercial real estate loan portfolio generally consists of loans to borrowers located in the communities served by Magna's banking centers to fund the acquisition of buildings and real estate for commercial, industrial, office and retail use. A significant portion of the commercial real estate loan portfolio is comprised of traditional commercial loans with real estate taken as additional collateral. Tax-exempt industrial revenue bonds represent a small part of the commercial real estate portfolio.

The construction loan portfolio includes loans for the construction of 1-4 family residential properties and commercial properties such as medical and business offices, retail centers, warehouses and multi-family (5 or more family) residential developments.

TABLE 5 -- Loan Portfolio

                                                                  December 31
                          ----------------------------------------------------------------------------------------------
                                  1995               1994                1993               1992              1991
                          ----------------------------------------------------------------------------------------------
(In thousands)               Amount  Percent    Amount  Percent     Amount  Percent    Amount  Percent   Amount  Percent
------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS:
Commercial, financial
  and agricultural        $  593,664   18.5%  $  492,538   16.6%  $  468,161   18.3% $  426,906  18.8% $  543,376  21.9%
Commercial real estate       996,464   31.1      932,553   31.4      858,898   33.5     795,686  35.0     804,004  32.4
Real estate construction     156,978    4.9      130,734    4.4      103,672    4.0      79,294   3.5     106,819   4.3
------------------------------------------------------------------------------------------------------------------------
Total commercial           1,747,106   54.5    1,555,825   52.4    1,430,731   55.8   1,301,886  57.3   1,454,199  58.6
------------------------------------------------------------------------------------------------------------------------

CONSUMER BORROWERS:
1-4 family residential
  real estate                934,826   29.2      903,082   30.4      748,936   29.2     662,277  29.1     706,219  28.5
Other consumer loans,
  net of unearned income     520,834   16.3      509,294   17.2      384,799   15.0     308,017  13.6     318,745  12.9
------------------------------------------------------------------------------------------------------------------------
Total consumer             1,455,660   45.5    1,412,376   47.6    1,133,735   44.2     970,294  42.7   1,024,964  41.4
------------------------------------------------------------------------------------------------------------------------
Total loans               $3,202,766  100.0%  $2,968,201  100.0%  $2,564,466  100.0% $2,272,180 100.0% $2,479,163 100.0%
========================================================================================================================

                   MANAGEMENT'S DISCUSSION

Residential mortgage loans typically are secured by first mortgages on the properties financed and are generally limited to 80% of appraised value. These loans carry a fixed or floating rate of interest and typically are fully amortized over periods not exceeding 30 years. This category also includes closed-end second mortgage loans and home equity lines of credit. Closed-end second mortgage loans generally bear a fixed rate of interest over a three to five year term with a five to fifteen year amortization, while home equity lines of credit generally have an interest rate indexed to the prime rate.

Consumer loans primarily include loans to individuals for the purchase of automobiles, boats, recreational vehicles and home improvements. Consumer loans are typically structured with fixed interest rates and full amortization of principal and interest within three to five years. In addition, this category includes revolving credit products such as checking overdraft protection, and MasterCard and Visa credit cards. Magna has realized significant growth, during recent years, in its indirect auto loan program, which targets automobile buyers through local auto dealers. The volume of loans generated from this program averaged $16.6 million per month during 1995 compared to $19.9 million per month for 1994. The reduction in volume from 1994 was a consequence of some softening in the market for new automobiles, coupled with the competitive environment associated with this line of business.

The tax-equivalent yield on the average total loan portfolio increased 55 basis points in 1995 compared with 1994 and was relatively stable in 1994 compared with 1993. The general level of interest rates earned increased during 1995 when compared with 1994. However, during the last half of 1995, interest rates trended downward. As new loans are funded and existing loans renew or reprice in this decreasing rate environment, the average yield on the loan portfolio in the future periods should reflect the lower rates earned. At December 31, 1995, 23.6% of Magna's total loan portfolio had interest rates which could be adjusted immediately, and an additional 27.2% could be repriced within a one-year time period.

Table 6 sets forth the amount of loans outstanding as of December
31, 1995 which, based on remaining scheduled repayments of principal, are due in the periods indicated. In addition, the amounts due after one year are classified according to sensitivity to changes in interest rates.

Securities
Investments in securities increased $147.7 million, or 12.1%, to $1.36 billion at December 31, 1995. The increase in investment securities primarily resulted from the purchases, net of sales and maturities, in the available-for-sale category. Mark-to-market adjustments in the available-for-sale category also contributed to the increase.

Magna manages the quality and risk of investments through its Funds Management Committee which recommends and monitors the overall investment portfolio policy approved by Magna's Board of Directors. Among other things, the investment portfolio policy establishes guidelines for the level, type, quality and mix of investments. With respect to securities purchased by Magna's banking subsidiary, such policy does not permit, without the specific approval of the Funds

TABLE 6 -- Maturities and Sensitivities of Loans

                                                                December 31, 1995
                                                                     Maturing
                                               -------------------------------------------------
                                                               After One
                                                    In One      Through       After
(In thousands)                                   Year or Less  Five Years  Five Years    Total
------------------------------------------------------------------------------------------------
Commercial, financial and agricultural              $333,567  $  221,543    $ 38,554  $  593,664
Commercial real estate                               212,341     559,041     225,082     996,464
Real estate construction                              91,542      51,733      13,703     156,978
1-4 family residential real estate                    83,703     293,572     557,551     934,826
Other consumer loans                                  91,538     423,324       8,580     523,442
------------------------------------------------------------------------------------------------
                                                    $812,691  $1,549,213    $843,470  $3,205,374
================================================================================================

                                                                Interest Sensitivity
                                               -------------------------------------------------
                                                         Predetermined    Floating or Adjustable
                                                         Interest Rates       Interest Rates
------------------------------------------------------------------------------------------------
Due after one year                                         $1,525,211            $867,472
================================================================================================

                     MANAGEMENT'S DISCUSSION

Management Committee, purchases of obligations of states and political subdivisions of the United States or purchases of corporate bonds rated by either Moody's Rating Service or Standard and Poor's Rating Service below "A".

Magna classifies investments in securities as available-for-sale, held-to-maturity or trading based upon, among other things, management's assessment of changes in interest rate risks and Magna's financial position and liquidity, including its overall asset/liability management strategy.

As a result of marking to market the available-for-sale investment securities, stockholders' equity at December 31, 1995, reflected net unrealized gains of $1.0 million, net of $.6 million in deferred income taxes, compared to net unrealized losses at December 31, 1994, of $35.9 million, net of $24.2 million in deferred income taxes. This change was the result of decreases in the overall interest rate environment at year-end 1995 compared to year-end 1994. Approximately 46% of Magna's available-for-sale portfolio consists of U. S. Treasury securities and securities issued by U. S. Government agencies. An additional 47% consists of mortgage backed securities, of which approximately 77% are backed by U. S. Government agencies. Available-for-sale securities increased $289.3 million, or 30.5%, to $1.24 billion at December 31, 1995 from $.95 billion at December 31, 1994. With the exception of obligations of states and political subdivisions of the United States, virtually all of Magna's securities are classified as available-for-sale. The majority of new securities purchased also are classified in the available-for-sale category. During the fourth quarter of 1995, the Company implemented provisions of the Financial Accounting Standards Board Special Report (FAS Special Report), "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Upon adoption, and in accordance with the provisions of the FAS Special Report, the Company reassessed its securities classifications, and based on the reassessment, reclassified securities with a book value of approximately $136 million from held-to-maturity to available-for-sale.

Held-to-maturity securities decreased $141.6 million, or 52.9%, at December 31, 1995 from year-end 1994. The majority of this decrease related to those securities transferred to the available-for-sale category during the fourth quarter of 1995.

Tables 7 and 8 set forth the composition of the held-to-maturity and the available-for-sale securities portfolios, respectively, for the last three years.

Table 9 sets forth the maturities and the weighted average yields of each category of held-to-maturity and available-for-sale securities at December 31, 1995 based upon expected cash flows of such securities.

TABLE 7 -- Held-to-Maturity Securities

                                                              December 31
                                                    --------------------------------

(In thousands)                                        1995        1994       1993
------------------------------------------------------------------------------------
U.S. Treasury & U.S. Government agencies
  & corporations                                    $ 48,088    $142,760    $      -
State and municipal                                   74,396     110,409     112,842
Mortgage backed                                            -      10,896           -
Other                                                  3,764       3,764           -
------------------------------------------------------------------------------------
Total                                               $126,248    $267,829    $112,842
====================================================================================

TABLE 8 -- Available-for-Sale Securities

                                                              December 31
                                                  ----------------------------------
(In thousands)                                        1995        1994       1993
------------------------------------------------------------------------------------
U.S. Treasury & U.S. Government agencies
  & corporations                                  $  563,154    $429,595  $  561,327
State and municipal                                   33,491       1,891       1,617
Mortgage backed                                      585,995     477,020     509,901
Other                                                 55,976      40,839      27,986
------------------------------------------------------------------------------------
Total                                             $1,238,616    $949,345  $1,100,831
====================================================================================

                             MANAGEMENT'S DISCUSSION

TABLE 9 -- Securities' Maturities and Yields

                                                            December 31, 1995
                                                                 Maturing
                                  --------------------------------------------------------------------------------
                                          In One           After One Through   After Five Through       After
                                       Year or Less            Five Years           Ten Years         Ten Years
(In thousands)                      Amount       Yield       Amount    Yield     Amount    Yield   Amount    Yield
------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES:
U.S. Treasury & U.S. Government
  agencies & corporations         $      -           -%    $ 48,088     5.40%  $      -        -% $     -        -%
State and municipal<F1>                  -           -       23,729     9.61     34,747     9.56   15,920     9.31
Other                                    -           -            -        -      3,764     9.50        -        -
------------------------------------------------------------------------------------------------------------------
Total held-to-maturity                   -           -       71,817     6.80     38,511     9.56   15,920     9.31
------------------------------------------------------------------------------------------------------------------

AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury & U.S. Government
  agencies & corporations           77,255        4.86      399,221     5.60     86,678     5.88        -        -
State and municipal<F1>             10,236        8.85       23,225    10.13          -        -       30    16.58
Mortgage backed                     11,350        7.48      335,327     6.70    187,495     6.34   51,823     7.07
Other                               31,133        6.19       16,182     6.38      1,185     6.87    7,476     6.74
------------------------------------------------------------------------------------------------------------------
Total available-for-sale           129,974        5.72      773,955     6.22    275,358     6.20   59,329     7.03
------------------------------------------------------------------------------------------------------------------
Total securities                  $129,974        5.72%    $845,772     6.27%  $313,869     6.61% $75,249     7.52%
==================================================================================================================

----------------------
<F1> Yields presented on a tax-equivalent basis assuming a tax rate of 35%.

The weighted average yield on the taxable securities portfolio increased 73 basis points to 6.27% in 1995 compared with 1994 and increased 32 basis points to 5.54% in 1994 compared with 1993. The increases in 1995 and 1994 were reflective of the overall rising interest rate environment.

Average non-taxable securities totaled $108 million during 1995 and 1994, and totaled $104 million during 1993. The weighted average tax-equivalent yield was 9.84%, 10.22% and 11.08% during 1995, 1994 and 1993, respectively. All of the non-taxable securities held qualified for favorable tax treatment under the interest expense disallowance rules of the Internal Revenue Code. At year-end 1995, approximately 37% of the non-taxable securities portfolio was invested in municipal bond issues originated within the communities in which Magna's banking centers are located.

Available-for-sale securities included gross unrealized gains of approximately $10.8 million and gross unrealized losses of approximately $7.2 million at December 31, 1995. The estimated market value of the securities classified as held-to-maturity was $130 million, reflecting gross unrealized gains of $4.4 million and gross unrealized losses of $.2 million at year-end 1995. Magna's securities portfolio includes mortgage backed securities with a market value of approximately $586 million, or 42.9% of the portfolio. The weighted average maturity of the securities portfolio based upon projected cash flows under the relevant interest rate environment was 4.0 and 3.8 years at December 31, 1995 and 1994, respectively.

There were no outstanding trading account securities at year-end
1995 or 1994. Trading account activities were not significant to Magna's results of operations in any year presented.

Average money market investments, consisting of federal funds sold and interest bearing due from bank balances, were less than 1% of interest earning assets during 1995, 1994 and 1993. Federal funds sold, the principal component of money market investments, consist of sales of funds in excess of the banking subsidiary's reserve requirement to other financial institutions and generally have a maturity of one day. During 1995 and 1994, consistent with the overall rise in interest rates, the average yield on money market investments increased 120 and 191 basis points, respectively.

Deposits
Interest earning assets are funded from a variety of sources. Each source is monitored continuously to maintain an appropriate spread between the yields on earning assets and rates paid for funding sources. The primary source of funds are core deposits originating within the various communities served by Magna's banking centers.

                   MANAGEMENT'S DISCUSSION

Total deposits increased 5.9%, or $216 million, to $3.89 billion at December 31, 1995 from $3.67 billion at December 31, 1994, and represented 78.6% and 79.2% of total assets at such dates, respectively. The upward movement in the interest rate environment led to a decline in noninterest bearing deposits from December 31, 1994. The increase in interest bearing deposits resulted from a higher rate environment along with Magna's decision to price certain deposit categories, primarily time deposits, more competitively within its market territory. In particular, Magna featured a 21-month certificate of deposit which resulted in balances of $383 million, as of December 31, 1995.

Table 10 sets forth the composition of the deposit portfolio for the periods presented.

TABLE 10 -- Deposit Portfolio

                                                                 December 31
                                      -------------------------------------------------------------------
                                                    1995                                1994
                                      -------------------------------------------------------------------
(In thousands)                           Amount               Percent         Amount              Percent
---------------------------------------------------------------------------------------------------------
Noninterest bearing
  demand deposits                     $  570,262                14.7%       $  595,224              16.2%
Interest bearing
  demand deposits                        496,590                12.8           551,246              15.0
Savings and market
  rate deposits                          794,423                20.4           920,611              25.1
Time deposits less
  than $100,000                        1,674,305                43.0         1,396,027              38.0
Time deposits $100,000
  or more                                352,686                 9.1           209,647               5.7
---------------------------------------------------------------------------------------------------------
Total deposits                        $3,888,266               100.0%       $3,672,755             100.0%
=========================================================================================================

Average total deposits increased $227 million during 1995 and $388 million during 1994. The increase in 1995 was the result of normal growth from operations while the increase in 1994 was primarily the result of acquisitions. The demand deposit components of the deposit portfolio remained relatively stable when comparing average balances for 1995 with 1994. The upward shift in the interest rate environment, along with Magna's decision to price competitively, led to the increase in the time deposit component of the deposit portfolio when comparing average balances for 1995 with 1994. Management of Magna believes that those factors also led to the movement of balances from the more liquid savings and market rate deposit categories into the time deposit category.

Table 11 sets forth the major categories of average deposits and the weighted average interest rates paid on such categories for the last three years, and Table 12 sets forth the amount and maturities of time deposits of $100,000 or more at year-end 1995.

Borrowings
Total borrowings amounted to $554 million at year-end 1995, an increase of $13 million from $541 million at year-end 1994. Table
13 sets forth the composition of borrowings for the periods presented.


TABLE 11 -- Average Deposits and Interest Rates

                                                                       Year Ended December 31
                                                  -----------------------------------------------------------------
                                                     1995                       1994                         1993
                                                  -----------------------------------------------------------------
                                                    Average                 Average                 Average
(In thousands)                                      Balance    Rate         Balance       Rate      Balance    Rate
-------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand deposits               $  515,461       -%     $  506,889         -%   $  451,935      -%
Interest bearing demand deposits                     520,785    1.83         536,857      1.93       452,471   2.10
Savings and market rate deposits                     845,458    2.98       1,003,872      2.67       887,617   2.80
Time deposits                                      1,884,164    5.48       1,490,847      4.26     1,358,336   4.25
-------------------------------------------------------------------------------------------------------------------
Total deposits                                    $3,765,868    3.67%     $3,538,465      2.85%   $3,150,359   2.92%
===================================================================================================================

                      MANAGEMENT'S DISCUSSION

TABLE 12 -- Amount and Maturities of Time Deposits of $100,000 or More

                                                           December 31, 1995
                                            ----------------------------------------------
                                                Time              Other
                                            Certificates          Time
(In thousands)                               of Deposit          Deposits          Total
------------------------------------------------------------------------------------------
3 months or less                              $131,345           $ 8,555          $139,900
Over 3 through 6 months                         54,073            21,000            75,073
Over 6 through 12 months                        71,480                 -            71,480
Over 12 months                                  64,420             1,813            66,233
------------------------------------------------------------------------------------------
Total                                         $321,318           $31,368          $352,686
==========================================================================================

TABLE 13 -- Borrowings

                                                                    December 31
                                                    ---------------------------------------------
                                                            1995                   1994
                                                    ---------------------------------------------
(In thousands)                                       Amount       Percent    Amount      Percent
-------------------------------------------------------------------------------------------------
Federal funds purchased                             $ 41,790         7.6%   $129,870        24.0%
Repurchase agreements                                368,861        66.6     291,645        53.9
Other                                                 50,000         9.0      15,000         2.8
-------------------------------------------------------------------------------------------------
Total short-term borrowings                          460,651        83.2     436,515        80.7

Long-term debt:
Parent Company:
  7% Convertible Subordinated Capital Notes           14,440         2.6      16,373         3.0
  8-3/4% Convertible Subordinated Debentures          14,958         2.7      14,344         2.7
-------------------------------------------------------------------------------------------------
                                                      29,398         5.3      30,717         5.7
Banking Subsidiary:
  Federal Home Loan Bank advances                     63,500        11.5      38,500         7.1
  Repurchase agreement maturing in 1996                    -           -      35,000         6.5
  Other                                                  173           -         236           -
-------------------------------------------------------------------------------------------------
                                                      63,673        11.5      73,736        13.6
-------------------------------------------------------------------------------------------------
Total long-term debt                                  93,071        16.8     104,453        19.3
-------------------------------------------------------------------------------------------------
Total borrowings                                    $553,722       100.0%   $540,968       100.0%
=================================================================================================

During 1995 average long-term debt decreased approximately $16 million from 1994. The decrease in average long-term debt was primarily the result of a reclassification of a $35 million long-term repurchase agreement from long-term debt to repurchase agreements, partially offset by the procurement of a $25 million Federal Home Loan Bank borrowing which was used as an additional funding source for increased loan demand.

The weighted average rate of interest on long-term debt was 7.59% in 1995, 7.12% in 1994 and 11.44% in 1993. The increase in the weighted average rate of interest for 1995 compared with 1994 was reflective of the upward trend in the interest rate environment.

Average short-term borrowings, consisting primarily of federal funds purchased and repurchase agreements, increased $161 million and $120 million during 1995 and 1994, respectively. These borrowings serve as an alternative source of funds to deposit funding sources. Approximately $145 million of the increase in average short-term borrowings in 1995 was in the form of cash management repurchase agreement accounts. Such accounts involve the daily transfer of excess funds from a noninterest bearing deposit account into the interest bearing cash management repurchase agreement account. Although classified as a form of short-term borrowing, management views the cash management repurchase agreement accounts as a source of funds

                   MANAGEMENT'S DISCUSSION

from its commercial depositors. The balance of the increase in average short-term borrowings in 1995 was primarily due to a decrease in federal funds purchased offset by an increase in repurchase agreements that were not in the form of cash management repurchase agreement accounts. Federal funds purchased are sources of funds utilized primarily by Magna's banking subsidiary which purchases excess funds from its network of approximately 160 correspondent banks. Repurchase agreements other than cash management repurchase agreements generally represent an alternative to short-term certificates offered to Magna's commercial customer base. During 1995, these repurchase agreements also included a $35 million repurchase agreement with the Federal Home Loan Bank that was transferred from long-term debt as a result of its 1996 maturity date. Other short-term borrowings, at December 31, 1995, consisted of a $50 million Federal Home Loan Bank advance which has a fixed interest rate of 4.91%. The weighted average rate of interest paid for short-term borrowings was 5.16%, 3.99% and 2.81% in 1995, 1994 and 1993, respectively.

Table 14 sets forth a summary of information pertaining to short-term borrowings for the periods presented.

ASSET QUALITY
Magna's asset quality management program includes the establishment of investment and credit policies, the continued evaluation of the quality and trends of material assets and the prompt implementation of appropriate actions in view of the results of such evaluation. The objective of Magna's asset quality management program, particularly with regard to loans, is to reduce the risk of non-collection, which is the most significant risk faced by a financial institution.

Magna manages loan quality and risk through initial loan analysis and approval, monthly monitoring of portfolio performance and prompt follow-up on problem credits. Magna's ongoing loan analysis process proactively identifies, monitors and works with borrowers for whom there are indications of future repayment difficulties. Magna's asset quality division monitors all nonperforming assets, intervenes on significant credits that have been classified and is responsible for reducing the level of problem assets through the implementation of workout plans.

Magna's lending philosophy is to invest in high-quality loans in the communities served by its banking centers so that it can effectively monitor and control credit risk. The majority of the loan portfolio is comprised of retail loans and credits to small-to-midsized businesses. The loan portfolio does not include any loans to foreign countries or highly leveraged transaction loans.

Table 15 sets forth a summary of nonperforming assets and related ratios for the periods presented.

TABLE 14 -- Short-Term Borrowings

                                                             1995                   1994                  1993
                                                    ----------------------------------------------------------------
(In thousands)                                       Amount         Rate     Amount         Rate     Amount     Rate
--------------------------------------------------------------------------------------------------------------------
At December 31,
Federal funds purchased                             $ 41,790        5.75%   $129,870        6.59%   $ 49,835    3.88%
Repurchase agreements                                368,861        4.77     291,645        5.40     115,912    3.04
Other                                                 50,000        4.91      15,000        4.62      26,864    3.25
--------------------------------------------------------------------------------------------------------------------
Total                                               $460,651        4.87    $436,515        5.73    $192,611    3.28
====================================================================================================================

For the year ended December 31,
Average daily balance
Federal funds purchased                             $ 58,202        5.95%   $ 77,434        4.56%   $ 24,086    3.27%
Repurchase agreements                                320,409        5.04     145,267        3.67      80,062    2.60
Other                                                 13,178        4.73       7,937        4.32       6,634    3.61
--------------------------------------------------------------------------------------------------------------------
Total                                               $391,789        5.16    $230,638        3.99    $110,782    2.81
====================================================================================================================
Maximum month-end balance
Federal funds purchased                             $147,190        <FNA>   $148,595        <FNA>   $ 91,155    <FNA>
Repurchase agreements                                369,996        <FNA>    291,645        <FNA>    115,912    <FNA>
Other                                                 50,000        <FNA>     15,223        <FNA>     26,864    <FNA>
====================================================================================================================

---------------------
<FNA> - Not Applicable

                    MANAGEMENT'S DISCUSSION

The credit quality of Magna's loan portfolio continued to improve during 1995 compared with the years ended December 31, 1994 and 1993. Nonperforming loans decreased 16.5% in 1995. Nonperforming assets decreased 18.8% in 1995. The level of foreclosed property was reduced 30.5% in 1995 due to Magna's continued sales efforts. Management does not anticipate any significant losses upon disposition of the remaining foreclosed properties. At December 31, 1995, Magna held no other material interest earning assets considered to be risk-element assets.

Table 16 sets forth the composition of Magna's loan portfolio and nonperforming assets in such loan categories at December 31, 1995 and 1994.

The continued emphasis on improving asset quality and utilization of loan workout and remediation strategies contributed to the decrease of $6.1 million in nonperforming loans at year-end 1995 compared with year-end 1994. At December 31, 1995, there were no material commitments to lend additional funds to borrowers whose loans were accounted for on a nonaccrual basis, where loans were 90 days past due or where loans were restructured.

TABLE 15 -- Nonperforming Assets

                                                                           December 31
                                                     -------------------------------------------------------
(In thousands)                                         1995        1994        1993        1992       1991
------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                     $24,564     $27,184     $39,073     $54,485    $ 69,554
Loans past due 90 days or more                         6,198       8,060       9,520       9,585      31,029
Restructured loans                                        58       1,658       2,453       1,933       6,202
------------------------------------------------------------------------------------------------------------
Total nonperforming loans                             30,820      36,902      51,046      66,003     106,785

Foreclosed property                                    5,009       7,206       9,889      10,497      18,981
------------------------------------------------------------------------------------------------------------
Total nonperforming assets                           $35,829     $44,108     $60,935     $76,500    $125,766
============================================================================================================

Nonperforming loans to total loans                       .96%       1.24%       1.99%       2.90%       4.31%

Nonperforming assets to total loans
  and foreclosed property                               1.12%       1.48%       2.37%       3.35%       5.03%

Nonperforming assets to total assets                     .72%        .95%       1.48%       2.05%       3.33%
============================================================================================================

TABLE 16 -- Loan Portfolio and Nonperforming Assets Composition

                                                     December 31, 1995         December 31, 1994
                                                 -----------------------------------------------------
                                                   Loans and                  Loans and
                                                   Foreclosed Nonperforming   Foreclosed Nonperforming
(In thousands)                                      Property      Assets       Property     Assets
------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS:
Commercial, financial and agricultural            $  593,664     $ 7,197      $  492,538    $ 9,713
Commercial real estate                               996,464       8,294         932,553     13,365
Real estate construction                             156,978       1,979         130,734      1,135
---------------------------------------------------------------------------------------------------
Total commercial                                   1,747,106      17,470       1,555,825     24,213

CONSUMER BORROWERS:
1-4 family residential real estate                   934,826      10,914         903,082      9,534
Other consumer loans, net of unearned income         520,834       2,436         509,294      3,155
---------------------------------------------------------------------------------------------------
Total consumer                                     1,455,660      13,350       1,412,376     12,689
---------------------------------------------------------------------------------------------------
Total loans                                        3,202,766      30,820       2,968,201     36,902
Foreclosed property                                    5,009       5,009           7,206      7,206
---------------------------------------------------------------------------------------------------
Total                                             $3,207,775     $35,829      $2,975,407    $44,108
===================================================================================================

                    MANAGEMENT'S DISCUSSION

It is the policy of Magna to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection. Magna would have recorded interest income of $2.4 million for 1995 if the loans accounted for as nonaccrual and restructured at year-end 1995 had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. The amount of interest included in interest income for 1995 relating to these loans was $.1 million.

Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has concern as to the borrower's ability to comply with present loan repayment terms. Management believes such loans present more than normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 1995, such loans amounted to $10 million.

Table 17 sets forth information pertaining to Magna's provision for loan losses charged to operations, the activity in and an analysis of the reserve for loan losses for the last five years.

TABLE 17 -- Reserve for Loan Losses

                                                                       Year Ended December 31
                                                     -------------------------------------------------------
(In thousands)                                         1995        1994        1993        1992       1991
------------------------------------------------------------------------------------------------------------
Balance at beginning of year                         $43,991     $40,065     $38,194     $55,976     $16,673
Loans charged off:
Commercial, financial and agricultural                 7,065       3,649       5,635      18,351       8,843
Real estate:
  Commercial                                           3,425       2,995       5,660      15,140       4,236
  Residential                                          1,805       1,580       1,850       2,168       1,349
  Construction                                           142         118         581       1,211         247
------------------------------------------------------------------------------------------------------------
    Total real estate                                  5,372       4,693       8,091      18,519       5,832
------------------------------------------------------------------------------------------------------------
Consumer                                               3,963       3,146       3,816       4,754       5,035
------------------------------------------------------------------------------------------------------------
    Total charge-offs                                 16,400      11,488      17,542      41,624      19,710
------------------------------------------------------------------------------------------------------------

Recoveries of loans previously charged off:
Commercial, financial and agricultural                 1,870       4,488       1,576       1,203       1,076
Real estate:
  Commercial                                           1,257       1,334         687       1,248          59
  Residential                                            683         293         208         162         108
  Construction                                           128         471          78          37           7
------------------------------------------------------------------------------------------------------------
    Total real estate                                  2,068       2,098         973       1,447         174
------------------------------------------------------------------------------------------------------------
Consumer                                               1,102       1,187       1,420       1,458         767
------------------------------------------------------------------------------------------------------------
    Total recoveries                                   5,040       7,773       3,969       4,108       2,017
------------------------------------------------------------------------------------------------------------
    Net loans charged off                             11,360       3,715      13,573      37,516      17,693
------------------------------------------------------------------------------------------------------------
Additions to reserve charged to operations             9,992       4,900       9,589      20,544      29,468
Reserve of acquired (sold) institutions                    -       2,741       5,855        (810)     27,528
------------------------------------------------------------------------------------------------------------
Balance at end of year                               $42,623     $43,991     $40,065     $38,194     $55,976
============================================================================================================

Net loan charge-offs as a percent of average
  total loans                                            .37%        .14%        .59%       1.59%       1.23%
Reserve for loan losses as a percent of total loans     1.33%       1.48%       1.56%       1.68%       2.26%
Reserve for loan losses as a percent of nonperforming
  loans                                               138.30%     119.21%      78.49%      57.87%      52.42%
============================================================================================================

                    MANAGEMENT'S DISCUSSION

During 1995 Magna recognized net charge-offs of $5.2 million on commercial, financial and agricultural loans compared with net recoveries of $.8 million in 1994 and net charge-offs of $4.1 million in 1993. A $1.3 million credit to a commercial loan customer was charged off in 1995. Recoveries in 1994 on two previously charged off commercial loans amounted to $2.2 million in the aggregate, including $1.5 million related to a loan to a commercial manufacturing company that was charged off in 1993. The remaining charge-offs of commercial, financial and agricultural loans during 1995, 1994 and 1993 were associated with a wide variety of commercial borrowers.

The charge-offs of commercial real estate loans in 1995 and 1994 were associated with a variety of commercial borrowers.
Charge-offs on six credits accounted for $3 million of the total charge-offs of $6 million related to commercial real estate loans in 1993.

The reserve for loan losses at December 31, 1995, decreased approximately $1.4 million from year-end 1994. However, the reserve to nonperforming loan ratio increased to 138.30% compared to 119.21% at December 31, 1994. Management believes that the reserve for loan losses at December 31, 1995 was adequate to provide for possible losses inherent in the loan portfolio. However, no assurance can be given that subsequent changes in economic conditions, risk elements and other factors will not require significant changes in the level of the reserve for loan losses.

Table 18 sets forth the allocation of the reserve for loan losses by loan category and the percent of loans in each category to total loans for the last five years.

TABLE 18 -- Allocation of the Reserve for Loan Losses

                                                               December 31
                     ----------------------------------------------------------------------------------------------------
                             1995                  1994               1993              1992               1991
                     ----------------------------------------------------------------------------------------------------
                               Percent of            Percent of          Percent of       Percent of         Percent of
                                Loans in              Loans in            Loans in         Loans in           Loans in
                                  Each                  Each               Each              Each               Each
                                Category              Category           Category          Category           Category
                                to Total              to Total           to Total          to Total           to Total
(In thousands)       Reserve      Loans     Reserve     Loans   Reserve   Loans   Reserve    Loans   Reserve    Loans
-------------------------------------------------------------------------------------------------------------------------
Commercial,
  financial and
  agricultural       $12,183       18.5%    $11,458      16.6%  $11,563   18.3%   $ 9,800    18.8%   $27,409    21.9%
Real estate:
  Commercial          14,259       31.1      14,265      31.4    13,419   33.5     17,324    35.0     11,037    32.4
  Residential          4,817       29.2       4,781      30.4     3,104   29.2      2,511    29.1      3,000    28.5
  Construction         1,100        4.9       1,093       4.4     1,244    4.0      1,447     3.5      1,526     4.3
-------------------------------------------------------------------------------------------------------------------------
  Total real estate   20,176       65.2      20,139      66.2    17,767   66.7     21,282    67.6     15,563    65.2
-------------------------------------------------------------------------------------------------------------------------
Consumer               5,754       16.3       5,729      17.2     5,054   15.0      4,785    13.6      7,097    12.9
Not allocated          4,510       <FNA>      6,665      <FNA>    5,681   <FNA>     2,327    <FNA>     5,907    <FNA>
-------------------------------------------------------------------------------------------------------------------------
Total                $42,623      100.0%    $43,991     100.0%  $40,065  100.0%   $38,194   100.0%   $55,976   100.0%
=========================================================================================================================

---------------------
<FNA> - Not applicable

                   MANAGEMENT'S DISCUSSION

CAPITAL RESOURCES AND LIQUIDITY

Capital
Financial institutions are required to maintain ratios of capital to assets in accordance with guidelines adopted in 1989 by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The guidelines are commonly known as "Risk-Based Guidelines" as they define the capital level requirements of a financial institution based upon the level of risk associated with holding various categories of assets. The Risk-Based Guidelines require minimum Tier 1 and Total Capital ratios of 4% and 8%, respectively. At December 31, 1995, Magna's Tier 1 and Total Capital ratios were 13.06% and 14.29%, respectively.

In addition, the Federal Reserve Board has established a minimum leverage capital ratio of 3% which represents the minimum standard of Tier 1 Capital to tangible assets for bank holding companies. This minimum leverage capital ratio is considered satisfactory only with respect to top-rated banking organizations that do not contemplate expansion. Magna's leverage capital ratio at December 31, 1995 was 8.64%.

Dividends and Resource Commitments
The primary source of funds to Magna on a parent company only basis consists of dividends and management fees paid by its banking subsidiary. Dividends available to Magna from its banking subsidiary without prior regulatory approval amounted to approximately $174 million at December 31, 1995.

Management believes that the earnings of its banking subsidiary will be sufficient to provide capital to fund asset growth and to permit the distribution of cash dividends to Magna sufficient to meet Magna's operating and debt service requirements both on a long-term and short-term basis. At December 31, 1995, Magna, on a parent company only basis, had in addition to the $174 million in dividends available from its banking subsidiary, approximately $18 million of cash and cash-equivalents available for general corporate purposes, including the payment of dividends. See the Notes to Consolidated Financial Statements for additional information with respect to the parent company only sources and uses of funds during the three-year period ended December 31, 1995.

Asset/Liability Management Program
The primary goal of Magna's asset/liability management program is to maintain an appropriate relationship between rate-sensitive assets and liabilities to maximize net interest income within possible changing interest rate environments. The Funds Management Committee monitors the sensitivity of Magna's and its banking subsidiary's assets and liabilities with respect to changes in interest rates and repricing opportunities and directs the overall acquisition and allocation of funds.

Table 19 sets forth interest rate sensitivity positions and GAPs for various time frames at December 31, 1995 based on repayment schedules of residential mortgage loans and consumer loans, maturities of deposits, securities and remaining fixed rate loans and estimated average lives of mortgage backed securities. Floating rate items are presented based on adjustment dates.

Magna was liability sensitive on a cumulative basis in the near term (12 months or less) at December 31, 1995 based on contractual maturities for fixed rate items and adjustment dates with respect to floating rate items. In this regard, an increase in the general level of interest rates should tend to have an unfavorable effect on Magna's net interest income, as the repricing of the larger volume of interest-sensitive liabilities would create a larger amount of interest expense than the additional amount of interest income created by the repricing of the smaller volume of interest-sensitive assets.

Interest sensitivity is only one measure of how changes in the level of interest rates might affect net interest income. Its usefulness in assessing potential changes in net interest income is limited as the composition of both the asset and liability portfolios is continually changing. The basic retail nature of Magna's business and a high percentage of community-based core deposits make it difficult to maintain overall flexibility in managing interest-sensitive liabilities.

This traditional GAP presentation does not adequately capture many of the complex factors used in assessing interest rate risk. As such, Magna utilizes and places more emphasis on the use of simulation analysis. Utilizing various rate scenarios, growth assumptions and yield curve shifts, Magna adjusts its strategies to maintain its net interest income within certain tolerance ranges.

                   MANAGEMENT'S DISCUSSION

TABLE 19 -- Interest Sensitivity Analysis

                                                               December 31, 1995
                                        --------------------------------------------------------------------
                                                                 Over         Over
                                                               3 Months      1 Year
                                                    3 Months  Through 12    Through        Over
(In thousands)                         Immediate    or Less     Months      5 Years      5 Years    Total
------------------------------------------------------------------------------------------------------------
Assets:
   Federal funds sold                   $ 47,046  $        -   $       -  $        -    $      -  $   47,046
   Securities                                  -     301,881      88,040     712,010     262,933   1,364,864
   Loans                                 750,547     349,910     515,216   1,330,200     234,937   3,180,810
   Effect of interest rate swaps               -     (50,000)          -      50,000           -           -
------------------------------------------------------------------------------------------------------------
Total interest-sensitive assets         $797,593  $  601,791   $ 603,256  $2,092,210    $497,870  $4,592,720
------------------------------------------------------------------------------------------------------------

Liabilities:
  Interest bearing demand and
    savings deposits <F1>               $      -  $  301,798   $       -  $  603,595    $      -  $  905,393
  Market rate deposits <F1>                    -     257,080           -     128,540           -     385,620
  Time deposits                          111,468     400,988     795,864     696,892      21,779   2,026,991
  Short-term borrowings                  341,121      51,691      67,839           -           -     460,651
  Long-term debt                               -           2           6      92,936         127      93,071
------------------------------------------------------------------------------------------------------------
Total interest-sensitive liabilities    $452,589  $1,011,559   $ 863,709  $1,521,963    $ 21,906  $3,871,726
------------------------------------------------------------------------------------------------------------

Interest-sensitivity GAP:
  Incremental                           $345,004  $ (409,768)  $(260,453) $  570,247    $475,964  $  720,994
------------------------------------------------------------------------------------------------------------
  Cumulative                            $345,004  $  (64,764)  $(325,217)
------------------------------------------------------------------------------------------------------------

Ratio of interest-sensitive
 assets to interest-sensitive
 liabilities:
  Incremental                               1.76%       (.59)%      (.70)%
  Cumulative                                1.76        (.96)       (.86)

Percentage of interest-
 sensitivity GAP to total assets:
  Incremental                               6.97       (8.28)      (5.26)
  Cumulative                                6.97       (1.31)      (6.57)
=========================================================================

----------------------
<F1> Interest bearing demand, savings and market rate deposits, while subject to immediate withdrawal, are considered somewhat insensitive to changes in interest rates. Therefore, these deposits have been allocated to the three months or less and over 1 through 5 year categories based on management's evaluation of the rate and volume patterns of such deposits.

Asset liquidity at Magna's banking subsidiary is provided principally through maturities of loans, securities and other interest earning assets. However, these assets are not viewed as a continually reliable source of liquidity because of the impact of volatile interest rates and other outside influences on marketability. The most important source of liquidity for Magna's banking subsidiary is liability liquidity. Liability liquidity is defined by Magna as the ability to raise new funds and to renew maturing liabilities in a variety of markets and economic environments. The most important factor in assuring liability liquidity is maintenance of confidence in Magna by suppliers of funds. This confidence is based on performance and reputation. Management believes the reputation of Magna, as well as its financial strength and long-term community-based core deposit customer relationships, should enable it to raise funds to meet its future funding requirements.

                                          CONSOLIDATED STATEMENTS OF INCOME
                                                                                       Year Ended December 31
(In thousands, except per share data)                                         1995           1994           1993
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                                $266,146       $219,566       $185,296
  Securities:
    Taxable                                                                   71,853         61,970         50,290
    Tax-exempt                                                                 7,266          7,461          7,736
---------------------------------------------------------------------------------------------------------------------
                                                                              79,119         69,431         58,026
  Other, principally federal funds sold                                        1,903            564            966
---------------------------------------------------------------------------------------------------------------------
                                           Total Interest Income             347,168        289,561        244,288
INTEREST EXPENSE
  Deposits                                                                   138,025        100,684         92,122
  Federal funds purchased                                                      3,463          3,532            789
  Repurchase agreements                                                       16,147          5,327          2,083
  Other short-term borrowings                                                    623            343            239
  Long-term debt                                                               6,059          6,856          3,792
---------------------------------------------------------------------------------------------------------------------
                                          Total Interest Expense             164,317        116,742         99,025
---------------------------------------------------------------------------------------------------------------------
                                             Net Interest Income             182,851        172,819        145,263
PROVISION FOR LOAN LOSSES                                                      9,992          4,900          9,589
---------------------------------------------------------------------------------------------------------------------
             Net Interest Income After Provision for Loan Losses             172,859        167,919        135,674
NONINTEREST INCOME
  Service charges on deposits                                                 22,487         21,945         18,020
  Trust                                                                        8,638          9,063          8,307
  Securities gains, net                                                          356            158          5,122
  Other                                                                       16,382         16,337         14,391
---------------------------------------------------------------------------------------------------------------------
                                        Total Noninterest Income              47,863         47,503         45,840
NONINTEREST EXPENSE
  Employee compensation and other benefits                                    72,993         73,545         63,683
  Net occupancy                                                               17,677         15,748         13,621
  Equipment                                                                    8,967          8,974          7,989
  FDIC insurance premiums                                                      4,342          8,079          7,644
  Other                                                                       42,238         43,867         38,384
---------------------------------------------------------------------------------------------------------------------
                                       Total Noninterest Expense             146,217        150,213        131,321
---------------------------------------------------------------------------------------------------------------------
                                      Income Before Income Taxes              74,505         65,209         50,193
INCOME TAX EXPENSE                                                            23,283         20,179         12,706
---------------------------------------------------------------------------------------------------------------------
                                                      Net Income            $ 51,222       $ 45,030       $ 37,487
=====================================================================================================================

AVERAGE SHARES OUTSTANDING
  Primary                                                                     27,892         26,657         24,495
  Fully diluted                                                               29,524         28,320         26,233


PER SHARE DATA
  Net income:
    Primary                                                                    $1.84          $1.69          $1.53
    Fully diluted                                                               1.80           1.66           1.50
=====================================================================================================================
  Dividends declared                                                           $ .80          $ .76          $ .72
=====================================================================================================================
See accompanying notes.


                                                 CONSOLIDATED BALANCE SHEETS
                                                                                        December 31
(In thousands, except shares)                                                1995                          1994
---------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                 $  175,167                    $  264,434
  Federal funds sold                                                          47,046                        17,496
  Securities:
    Held-to-maturity (estimated market value of $130,365
      and $263,090, respectively)                                            126,248                       267,829
    Available-for-sale (at estimated market value)                         1,238,616                       949,345
  Loans                                                                    3,205,374                     2,976,187
    Unearned income                                                           (2,608)                       (7,986)
    Reserve for loan losses                                                  (42,623)                      (43,991)
---------------------------------------------------------------------------------------------------------------------
                                                       Net Loans           3,160,143                     2,924,210

  Premises and equipment                                                      81,691                        72,986
  Accrued interest receivable                                                 34,664                        32,890
  Goodwill and other intangibles                                              19,149                        21,478
  Foreclosed property                                                          5,009                         7,206
  Other assets                                                                59,766                        80,628
---------------------------------------------------------------------------------------------------------------------
                                                    Total Assets          $4,947,499                    $4,638,502
=====================================================================================================================

LIABILITIES
  Deposits:
    Noninterest bearing                                                   $  570,262                    $  595,224
    Interest bearing                                                       3,318,004                     3,077,531
---------------------------------------------------------------------------------------------------------------------
                                                  Total Deposits           3,888,266                     3,672,755

  Federal funds purchased                                                     41,790                       129,870
  Repurchase agreements                                                      368,861                       291,645
  Other short-term borrowings                                                 50,000                        15,000
  Long-term debt                                                              93,071                       104,453
  Other liabilities                                                           59,467                        53,467
---------------------------------------------------------------------------------------------------------------------
                                               Total Liabilities           4,501,455                     4,267,190
Commitments and contingent liabilities

STOCKHOLDERS' EQUITY
  Preferred stock                                                                 41                            41
  Common stock, $2 par value - 40,000,000 shares authorized;
    27,997,889 and 27,512,462 shares issued and outstanding, respectively     55,996                        55,025
  Capital surplus                                                            211,588                       203,693
  Retained earnings                                                          177,438                       148,417
  Net unrealized gains (losses) on securities                                    981                       (35,864)
---------------------------------------------------------------------------------------------------------------------
                                      Total Stockholders' Equity             446,044                       371,312
---------------------------------------------------------------------------------------------------------------------
                      Total Liabilities and Stockholders' Equity          $4,947,499                    $4,638,502
=====================================================================================================================
See accompanying notes.

                                   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                          Net
                                                                                                       Unrealized    Total
                                    Preferred Stock       Common Stock                                   Gains       Stock-
                                  -------------------  ------------------      Capital      Retained  (Losses) on   holders'
(In thousands)                     Shares     Amount    Shares    Amount       Surplus      Earnings   Securities    Equity
------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1993              2        $41      24,074    $48,149      $194,752     $ 79,353    $      -    $322,295
  Net income                                                                                  37,487                  37,487
  Cash dividends declared                                                                    (17,623)                (17,623)
  Issuance of common stock:
    Conversion of capital notes                             15         30           222                                  252
    Acquisitions                                         1,507      3,013         2,439        9,267                  14,719
    Various stock issuance plans                           133        266         1,639                                1,905
  Net unrealized gains on securities                                                                       1,614       1,614
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993            2         41      25,729     51,458       199,052      108,484       1,614     360,649
  Net income                                                                                  45,030                  45,030
  Cash dividends declared                                                                    (20,128)                (20,128)
  Issuance of common stock:
    Conversion of capital notes                             60        120           899                                1,019
    Acquisitions                                         1,603      3,206         2,245       15,031                  20,482
    Various stock issuance plans                           120        241         1,497                                1,738
  Change in net unrealized gains
    (losses) on securities                                                                               (37,478)    (37,478)
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994            2         41      27,512     55,025       203,693      148,417     (35,864)    371,312
  Net income                                                                                  51,222                  51,222
  Cash dividends declared                                                                    (22,201)                (22,201)
  Issuance of common stock:
    Conversion of capital notes                            111        221         1,671                                1,892
    Various stock issuance plans                           375        750         6,224                                6,974
  Change in net unrealized gains
    (losses) on securities                                                                                36,845      36,845
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995            2        $41      27,998    $55,996      $211,588     $177,438    $    981    $446,044
==============================================================================================================================
See accompanying notes.

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Year Ended December 31
(In thousands)                                                               1995           1994           1993
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                               $  51,222      $  45,030      $  37,487
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan losses                                                9,992          4,900          9,589
      Provision for losses on foreclosed property                                931          1,035          2,053
      Provision for depreciation, amortization and accretion                  12,405         11,091          9,042
      Amortization of securities premiums and accretion of discounts             287          3,042          7,336
      Deferred income tax expense                                              2,154          3,915          3,200
      Securities gains, net                                                     (356)          (158)        (5,122)
      (Increase) decrease in other assets                                    (13,621)        (9,814)        12,130
      Increase (decrease) in other liabilities                                 7,706          6,490         (1,351)
---------------------------------------------------------------------------------------------------------------------
                       Net Cash Provided by Operating Activities              70,720         65,531         74,364
INVESTING ACTIVITIES
  Proceeds from maturities of held-to-maturity securities                     19,676         23,869        282,787
  Proceeds from sales of held-to-maturity securities                           7,194              -          6,648
  Purchases of held-to-maturity securities                                   (16,169)       (14,087)      (129,238)
  Proceeds from maturities of available-for-sale securities                  252,189        226,463        246,477
  Proceeds from sales of available-for-sale securities                        93,948        114,867        274,452
  Purchases of available-for-sale securities                                (442,886)      (363,063)      (691,752)
  Net increase in loans                                                     (249,968)      (313,648)       (83,539)
  Proceeds from sales of foreclosed property                                   9,775         17,426         18,792
  Purchases of and proceeds from sales of premises and equipment             (18,164)       (10,448)        (1,742)
  Cash and cash equivalents of acquired institutions, net of cash paid             -         12,523         33,992
  Proceeds from sales of subsidiaries                                              -              -          1,698
---------------------------------------------------------------------------------------------------------------------
                          Net Cash Used in Investing Activities             (344,405)      (306,098)       (41,425)
FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                        215,810         18,923       (134,489)
  Cash dividends                                                             (22,201)       (20,128)       (17,623)
  Net increase (decrease) in federal funds purchased                         (88,080)        80,746        (16,926)
  Net increase in repurchase agreements                                       42,216        175,733        100,837
  Net increase (decrease) in other short-term borrowings                      35,000        (11,864)        13,332
  Proceeds from long-term debt                                                25,000         73,500              -
  Payments of long-term debt                                                     (64)          (596)        (3,336)
  Other, net                                                                   6,287          1,223          1,733
---------------------------------------------------------------------------------------------------------------------
             Net Cash Provided by (Used in) Financing Activities             213,968        317,537        (56,472)
---------------------------------------------------------------------------------------------------------------------
                Increase (Decrease) in Cash and Cash Equivalents             (59,717)        76,970        (23,533)
Cash and cash equivalents at beginning of year                               281,930        204,960        228,493
---------------------------------------------------------------------------------------------------------------------
                        Cash and Cash Equivalents at End of Year           $ 222,213      $ 281,930      $ 204,960
=====================================================================================================================
See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(Dollars in thousands, except per share data)

1 Organization
Magna Group, Inc. (the "Company"), a Delaware corporation, was organized in 1974 and is a registered bank holding company under the Federal Bank Holding Act of 1956, as amended. The Company currently owns, indirectly, all of the capital stock of Magna Bank, National Association, a national banking association which operates from more than 100 community banking locations serving Missouri and Illinois. The Company also owns Magna Trust Company and certain brokerage, insurance and investment subsidiaries.

The Company primarily serves consumers and small-to-midsized businesses in its market as a "super community bank," a company whose business centers on a customer-focused community banking orientation, has cost efficiencies that do not compromise quality and offers a broad product line that permits a full-service customer relationship.


2 Summary of Significant Accounting Policies
The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles.
Following is a description of the more significant of those policies.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts for 1994 and 1993 were reclassified to conform with statement presentation for 1995. Such reclassifications had no effect on net income.

Securities
The Company categorizes each security within its portfolio into one of three permitted classifications at the time of purchase and reevaluates such designation as of each balance sheet date.

Held-to-maturity securities are those which the Company has the ability and positive intent to hold to maturity. Such securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The adjusted cost of specific securities is used to compute gains and losses on sales or redemptions.

Available-for-sale securities include all debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading. Available-for-sale securities are stated at estimated market value. Unrealized holding gains and losses are reported net of taxes as a separate component of stockholders' equity until realized. Realized gains and losses are computed based on cost adjusted for amortization of premiums and accretion of discounts and are included in other noninterest income.

Trading securities, including options used in trading activities, are purchased with the intent for resale within a short period of time in anticipation of short-term market movements, and are stated at estimated market value. Gains and losses, both realized and unrealized, on trading securities are included in other noninterest income.

Dividends and interest income on all securities are included in interest income.

Loans
Interest income on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest income generally is discontinued when a loan becomes 90 days past due as to principal or interest unless, in management's judgment, the loan is well secured and in the process of collection. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed, and interest accrued in prior years is charged to the reserve for loan losses. Interest income on these loans is reported on the cash basis as it is collected.

Reserve for Loan Losses
The reserve for loan losses is increased by provisions for losses charged to expense and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, potential future loan losses on loans to specific customers and/or industries, and other pertinent factors that management believes require current recognition in estimating possible loan losses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Specific reserves are established for any impaired commercial, commercial real estate and real estate construction loans for which the recorded investment in the loan exceeds the measured value of the loan. Loans subject to impairment valuation are defined as nonaccrual loans exclusive of smaller balance homogeneous loans such as home equity, credit cards, installment, and 1-4 family loans. The value of the loan is determined based on the present value of expected future cash flows, the market price of the loan, or the fair value of the underlying collateral, if the loan is collateral dependent.

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using principally straight-line methods over the estimated useful lives of the assets.

Intangible Assets
Intangible assets consist principally of goodwill which represents the excess of cost over fair value of net assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized on a straight-line basis over the estimated period to be benefited, ranging from 8 to 15 years. The carrying value of goodwill is reviewed periodically for impairment.

Foreclosed Property
Foreclosed property is included in other assets in the consolidated balance sheets and consists of assets acquired through foreclosure or deed in lieu of foreclosure. Foreclosed property is valued at the lower of cost or estimated market value, net of estimated sale expenses. Any loss incurred at the time of acquisition or reclassification is charged to the reserve for loan losses. Losses resulting from disposition or periodic re-evaluation of foreclosed property are charged to expense in the current period.

Interest Rate Swaps
The Company enters into interest rate swap agreements as part of its overall asset/liability management strategy. Such agreements effectively modify the interest characteristics of certain loans, investments or deposit liabilities. These agreements involve the exchange of floating and fixed rate interest amounts over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest income or interest expense as appropriate. The related amount payable or receivable from counterparties is included in other assets or other liabilities. Deferred gains on terminated interest rate swap agreements are included in other liabilities and are amortized over the remaining original life of the terminated agreement. The Company had no significant interest rate swaps at December 31, 1995 other than as described in Note 17.

Income Taxes
Income taxes are accounted for under the asset and liability method in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of the assets and liabilities of the Company.

The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary provides for income taxes on a separate return basis, and remits to the Company amounts determined to be currently payable.

Net Income Per Share
Primary net income per share is computed by dividing net income after deducting preferred stock dividend requirements, by the weighted average number of common shares and common share equivalents (which consist of common stock options), outstanding. Fully diluted net income per share is computed by increasing such average common shares and common share equivalents by the assumed conversion into common stock of all outstanding convertible debt instruments. Net income for fully diluted net income per share is adjusted for interest expense and amortization of origination costs, net of related tax effects, on these convertible debt instruments, and preferred stock dividends. Such items are excluded from the computation when their effects would be antidilutive.

Stock Based Compensation
The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

Cash Flow Information
For purposes of the statements of cash flows, the Company
considers cash and demand deposits at other financial institutions and federal funds sold with maturities not exceeding 90 days, to be cash equivalents. Cash paid for interest and income taxes, as well as significant non-cash investing activities, were as
follows:
                                       1995               1994                1993
-------------------------------------------------------------------------------------
Interest                             $156,828           $117,369            $101,436
Income taxes                           17,977             12,688               9,270
Loans transferred to
 foreclosed property                    8,363              8,979              10,903
=====================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 Acquisitions
In the fourth quarter of 1995, the Company entered into a definitive agreement to acquire River Bend Bancshares, Inc. ("River Bend"). The agreement provides for the issuance of approximately 550,000 shares of common stock and approximately $12,300 in cash. The acquisition, which is subject to, among other things, regulatory approval and the approval of River Bend's stockholders, will be accounted for as a purchase and is expected to be completed in the first quarter of 1996. At December 31, 1995, total assets of River Bend were approximately $157,000.

In the third quarter of 1994, the Company completed the acquisition of Goreville Bancorporation, Inc. In the second quarter of 1994, the Company completed the acquisitions of The First National Bank in Madison and Bank of Chesterfield. A total of 1,603,283 shares of common stock were issued in the 1994 acquisitions which were accounted for as poolings-of-interests. Total assets of the acquired institutions were approximately $186,000.

In the fourth quarter of 1993, the Company completed the acquisitions of Mega Bancshares, Inc., City Bancorp, Inc., MGI
Group, Inc. and InBank Group, Inc. for 1,506,621 shares of common stock. These acquisitions were accounted for as poolings-of-interests. Total assets of these institutions were approximately $236,000. The Company also acquired $184,000 of assets and assumed $200,000 of deposits and liabilities of Community Bank of Greater Peoria in a purchase transaction in such quarter.

The effect of the 1994 and 1993 transactions was not significant to the consolidated financial statements and operating results of the acquired entities are included since the respective acquisition dates.


4 Changes in Accounting Methods
On January 1, 1995, the Company adopted Financial Accounting Standards No. 114 (FAS No. 114), "Accounting by Creditors for Impairment of a Loan" and No. 118 (FAS No. 118), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These statements require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The statements further require that specific reserves be established for any impaired loan for which the recorded investment exceeds the measured value of the loan. FAS No. 114 and FAS No. 118 do not apply to smaller balance, homogeneous loans, which the Company has identified as consumer loans, such as home equity, installment, and 1-4 family residential loans. FAS No. 114 requires that upon adoption, all loans classified as in-substance foreclosure be reclassified to an appropriate loan category if the creditor does not have physical possession of the collateral. In order to present information consistently for all periods, in-substance foreclosed assets were reclassified as of December 31, 1994 and 1993, from other assets to loans. Adoption of these standards had no impact on the Company's reserve levels or 1995 earnings.

The Company adopted the provisions of Financial Accounting Standards No. 115 (FAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. Prior period financial statements were not restated to reflect the change. The cumulative effect of adoption of FAS No. 115 had no effect on net income.

Effective January 1, 1995, the Company adopted Financial Accounting Standards No. 121 (FAS No. 121), "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." FAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of the standard had no material impact on the Company's financial position or results of operations.

The Company will adopt Financial Accounting Standards No. 122 (FAS No. 122), "Accounting for Mortgage Servicing Rights," effective January 1, 1996. FAS No. 122 requires capitalization of purchased mortgage servicing rights, as well as internally originated mortgage servicing rights. These mortgage servicing rights are amortized over the estimated servicing period of the related loans. The Company does not expect the adoption of the standard to have a material impact on the Company's financial position or results of operations.


5 Restrictions on Cash and Due from Bank Accounts
The Company's banking subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the years ended December 31, 1995 and 1994 was approximately $86,448 and $79,222, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6 Securities
The carrying value, gross unrealized gains and losses, and estimated market value of held-to-maturity securities at December
31 were as follows:

1995
------------------------------------------------------------------------------------------------------------
                                                                   Gross         Gross          Estimated
                                                 Carrying       Unrealized     Unrealized        Market
                                                  Value            Gains         Losses           Value
------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  U.S. Government
  agencies                                       $ 48,088         $  192          $  -          $ 48,280
State and municipal                                74,396          4,174           249            78,321
Other                                               3,764              -             -             3,764
------------------------------------------------------------------------------------------------------------
                                                 $126,248         $4,366          $249          $130,365
============================================================================================================

1994
------------------------------------------------------------------------------------------------------------
                                                                   Gross         Gross          Estimated
                                                 Carrying       Unrealized     Unrealized        Market
                                                  Value            Gains         Losses           Value
------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  U.S. Government
  agencies                                       $142,760         $    -        $4,439          $138,321
State and municipal                               110,409          2,938         2,369           110,978
Mortgage backed                                    10,896              3           872            10,027
Other                                               3,764              -             -             3,764
------------------------------------------------------------------------------------------------------------
                                                 $267,829         $2,941        $7,680          $263,090
============================================================================================================

The amortized cost, gross unrealized gains and losses, and estimated market value of available-for-sale securities at December 31 were as follows:

1995
------------------------------------------------------------------------------------------------------------
                                                                   Gross         Gross          Estimated
                                                Amortized       Unrealized     Unrealized        Market
                                                  Cost             Gains         Losses           Value
------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  U.S. Government
  agencies                                     $  562,568        $ 3,736        $3,150         $  563,154
State and municipal                                32,620            890            19             33,491
Mortgage backed                                   584,057          5,521         3,583            585,995
Other                                              55,767            629           420             55,976
------------------------------------------------------------------------------------------------------------
                                               $1,235,012        $10,776        $7,172         $1,238,616
============================================================================================================

1994
------------------------------------------------------------------------------------------------------------
                                                                   Gross         Gross          Estimated
                                                Amortized       Unrealized     Unrealized        Market
                                                  Cost             Gains         Losses           Value
------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  U.S. Government
  agencies                                       $442,938           $114       $13,457          $429,595
State and municipal                                 2,039              1           149             1,891
Mortgage backed                                   510,975            382        34,337           477,020
Other                                              42,599            158         1,918            40,839
------------------------------------------------------------------------------------------------------------
                                                 $998,551           $655       $49,861          $949,345
============================================================================================================

The carrying value and estimated market value of held-to-maturity securities at December 31, 1995, by contractual maturity, are shown below.
                                                                                       Estimated
                                                                Carrying                Market
                                                                 Value                   Value
------------------------------------------------------------------------------------------------------------
Due in 1 year or less                                           $      -                $      -
Due after 1 year through 5 years                                  71,817                  73,332
Due after 5 years through 10 years                                38,511                  40,520
Due after 10 years                                                15,920                  16,513
------------------------------------------------------------------------------------------------------------
                                                                $126,248                $130,365
============================================================================================================

The amortized cost and estimated market value of available-for-sale securities at December 31, 1995, by contractual maturity, are shown below.
                                                                                      Estimated
                                                               Amortized                Market
                                                                  Cost                   Value
------------------------------------------------------------------------------------------------------------
Due in 1 year or less                                         $  118,422              $  118,624
Due after 1 year through 5 years                                 438,118                 438,628
Due after 5 years through 10 years                                86,912                  87,863
Due after 10 years                                                 7,503                   7,506
Mortgage backed securities                                       584,057                 585,995
------------------------------------------------------------------------------------------------------------
                                                              $1,235,012              $1,238,616
============================================================================================================

The gross realized gains and gross realized losses on sales of available-for-sale securities during the year ended December 31, 1995 totaled $1,357 and $1,000, respectively. Gross realized gains and gross realized losses on sales of held-to-maturity securities during the year ended December 31, 1995 totaled $103 and $104, respectively. During the year ended December 31, 1995, the Company sold held-to-maturity securities with a book value of $7,195. These securities were sold as a result of management's decision to liquidate certain "odd lot" holdings and to assimilate the portfolios of entities that were acquired in previous years.

Effective December 31, 1995, the Company implemented provisions of the Financial Accounting Standards Board Special Report (FAS Special Report), "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Upon adoption, and in accordance with the provisions of the FAS Special Report, the Company reassessed its securities classifications, and based on this reassessment, reclassified securities with a book value of approximately $135,963 from held-to-maturity to available-for-sale. Upon transfer, market value exceeded carrying value by approximately $2,830, resulting in an after-tax increase to stockholders' equity of approximately
$1,698. The transfer had no effect on 1995 earnings.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with a book value of $994,570 and $807,305 at December
31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.

There were no trading securities at December 31, 1995 and 1994.

7 Loans
Loans were comprised of the following:

                                                                          December 31
                                                                 1995                    1994
-------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                        $  593,664              $  492,538
Real estate:
  Commercial                                                     996,464                 932,553
  Residential                                                    934,826                 903,082
  Construction                                                   156,978                 130,734
-------------------------------------------------------------------------------------------------
                                                               2,088,268               1,966,369
-------------------------------------------------------------------------------------------------
Consumer                                                         523,442                 517,280
-------------------------------------------------------------------------------------------------
                                                              $3,205,374              $2,976,187
=================================================================================================

At December 31, 1995 and 1994, the aggregate principal balances of loans on which interest was not being accrued were $24,564 and $27,184, respectively, and the aggregate principal balances on which the yield and/or repayment terms had been changed due to declining financial condition of borrowers were $58 and $1,658, respectively. During 1995 and 1994, the interest income which would have been recorded in the consolidated statements of income under the original terms of such loans was approximately $2,418 and $2,290, and the interest income actually recorded was approximately $69 and $180, respectively.

At December 31, 1995, the recorded investment in loans that are considered impaired under FAS No. 114 totaled approximately $14,376. The allowance for loan losses included approximately $3,043 allocated to $6,819 of the impaired loans. No specific reserve was allocated to the remaining $7,557 of impaired loans. In 1995, impaired loans averaged approximately $18,661 and cash basis interest recognized on these loans, during the time they were impaired, was not significant.

Included in loans at December 31, 1995 and 1994 were loans made to directors and executive officers of the Company and its principal subsidiaries or to entities in which such individuals had a beneficial interest. Following is a summary of activity in such loans for the year ended December 31, 1995:

-------------------------------------------------------------------------
Balance, January 1, 1995                                        $ 86,456
New loans made                                                    35,707
Payments received                                                (22,041)
Net change from changes in director
  and executive officer status                                   (31,450)
-------------------------------------------------------------------------
Balance, December 31, 1995                                      $ 68,672
=========================================================================

Such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection.

Loans with a book value of $107,579 and $105,625 at December 31, 1995 and 1994, respectively, were pledged to secure borrowings from the Federal Reserve Bank.


8 Reserve for Loan Losses
Changes in the reserve for loan losses were as follows:

                                                                              Year Ended December 31
                                                                  1995              1994              1993
--------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                    $ 43,991          $ 40,065          $ 38,194
Loans charged off                                                (16,400)          (11,488)          (17,542)
Recoveries of loans previously
  charged off                                                      5,040             7,773             3,969
--------------------------------------------------------------------------------------------------------------
Net loans charged off                                            (11,360)           (3,715)          (13,573)
Provision for loan losses
  charged to operations                                            9,992             4,900             9,589
Reserves of acquired
  institutions                                                         -             2,741             5,855
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                          $ 42,623          $ 43,991          $ 40,065
==============================================================================================================

9 Premises and Equipment
Premises and equipment were comprised of the following:

                                                                           December 31
                                                                  1995                    1994
----------------------------------------------------------------------------------------------------
Land                                                            $ 12,814                $ 11,872
Buildings                                                         80,110                  74,614
Furniture and equipment                                           49,576                  38,494
----------------------------------------------------------------------------------------------------
                                                                 142,500                 124,980
Less allowances for depreciation and
  amortization                                                    60,809                  51,994
----------------------------------------------------------------------------------------------------
                                                                $ 81,691                $ 72,986
====================================================================================================

Total depreciation expense charged to operations amounted to $8,876, $8,313 and $7,440 in 1995, 1994 and 1993, respectively.

The Company and its subsidiaries lease certain premises and equipment under operating lease agreements which expire at various dates through May 2070, with certain lease agreements containing renewal options. Minimum rental commitments under all leases for the years 1996 through 2000 and thereafter were $5,803, $5,647, $5,399, $5,174, $3,860 and $20,583, respectively. Rent expense in
1995, 1994 and 1993 was $5,682, $5,684 and $4,928, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 Deposits
Deposits were comprised of the following:
                                                                          December 31
                                                                  1995                    1994
-------------------------------------------------------------------------------------------------
Demand deposits                                               $  570,262              $  595,224
Interest bearing demand and other
  transaction accounts                                           496,590                 551,246
Savings and market rate deposits                                 794,423                 920,611
Time deposits less than $100,000                               1,674,305               1,396,027
Time deposits $100,000 or more                                   352,686                 209,647
-------------------------------------------------------------------------------------------------
                                                              $3,888,266              $3,672,755
=================================================================================================

11 Other Short-Term Borrowings
Other short-term borrowings were $50,000 and $15,000 at December 31, 1995 and 1994, respectively. The 1995 amount consisted of a Federal Home Loan Bank advance, which has an interest rate of 4.91%. This advance is callable, by the issuer, on December 6, 1996 and quarterly thereafter, and will mature on December 6, 2000. The 1994 amount consisted of a Federal Home Loan Bank advance which had an interest rate of 4.62% and matured on August 23, 1995.


12 Long-Term Debt
Long-term debt was comprised of the following:
                                                                           December 31
                                                                  1995                    1994
--------------------------------------------------------------------------------------------------
Parent Company:
  7% Convertible Subordinated
    Capital Notes maturing in 1999                               $14,440                $ 16,373
  8-3/4% Convertible Subordinated
    Debentures maturing in 1998
    (net of $2,292 and $2,906
    discount, respectively, based on
    effective interest rate of 14.65%)                            14,958                  14,344
--------------------------------------------------------------------------------------------------
                                                                  29,398                  30,717
Banking Subsidiary:
  Federal Home Loan Bank advances
    maturing in 1997                                              38,500                  38,500
    maturing in 1998                                              25,000                       -
  Repurchase agreement maturing in 1996                                -                  35,000
  Other                                                              173                     236
--------------------------------------------------------------------------------------------------
                                                                  63,673                  73,736
--------------------------------------------------------------------------------------------------
                                                                 $93,071                $104,453
==================================================================================================

The 7% Convertible Subordinated Capital Notes and the 8-3/4% Convertible Subordinated Debentures are convertible into shares of the Company's common stock at a conversion price of $17.48 and $24.88 per share, respectively, subject to adjustment in certain circumstances. The Notes and Debentures are redeemable, in whole or in part, at the option of the Company, subject to certain conditions, and are subordinated to all senior debt of the Company. The Notes, if redeemed by the Company, will be redeemed at declining premiums. The Notes are redeemable at the option of the holder, subject to certain limitations. At maturity, the noteholders and debentureholders will receive either common stock or cash, at the discretion of the Company, equal to the principal amount of the Notes or Debentures, respectively.

The combined maturities of long-term debt at December 31, 1995, for the years 1996 through 2000 were $8, $38,509, $39,967, $14,450 and $10, respectively.


13 Capital Stock

Preferred Stock
At December 31, 1995 and 1994, there were 49,500 shares authorized and 2,039 and 2,074 shares outstanding, respectively, of the Company's 7.5% cumulative Class B, voting, $20 par value preferred stock. At December 31, 1995 and 1994, 1,000,000 shares of no par value preferred stock and 1,000,000 shares of Class C, non-voting, $.10 par value preferred stock, were authorized with no shares of either category issued. 400,000 shares of the no par value preferred stock have been designated and were reserved for issuance upon exercise of the preferred stock purchase rights.

Common Stock
At December 31, 1995, 4,490,214 shares of common stock were reserved for issuance in connection with conversion of the Convertible Subordinated Capital Notes and Convertible
Subordinated Debentures and, the Company's stock-based compensation plans, the Company's dividend reinvestment plan and the Company's employee stock purchase plan.

Preferred Stock Purchase Rights
One preferred stock purchase right (a "Magna Right") is attached to each share of common stock issued and outstanding or to be issued prior to certain designated events. Each Magna Right becomes exercisable only under certain circumstances and expires in 1998 unless first exercised, redeemed or converted. The Magna Rights are designed to protect the interests of the Company and its stockholders against coercive takeover tactics. The purpose of the Magna Rights is to encourage potential acquirers to negotiate with the Company's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating, on behalf of all stockholders, the terms of any proposed takeover.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14 Restricted Net Assets
Certain restrictions exist regarding the ability of the bank subsidiary to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 1995, under the most restrictive covenants and regulations, approximately $174,368 was the maximum available for dividends to the Company from the subsidiary without prior regulatory approval.


15 Income Taxes
The components of income tax expense are summarized as follows:

                                                                         Year Ended December 31
                                                                   1995           1994          1993
------------------------------------------------------------------------------------------------------
Current taxes                                                    $21,129        $16,264        $ 9,506
Deferred taxes                                                     2,154          3,915          3,200
------------------------------------------------------------------------------------------------------
Income tax expense                                               $23,283        $20,179        $12,706
======================================================================================================

Included in income taxes is tax expense of $124, $55 and $1,793 in 1995, 1994 and 1993, respectively, related to securities gains, net.

Reconciliations between income tax expense and the amount computed by applying the statutory federal tax rate to income before income taxes are as follows:

                                                                 Year Ended December 31
                                                   1995                1994               1993
------------------------------------------------------------------------------------------------
Statutory rate applied to
  income before income taxes                     $26,077             $22,823             $17,567
Effects of:
  Tax-exempt income                               (3,293)             (3,295)             (3,543)
  Goodwill amortization                              281                 285                 252
  State tax, net of
    federal benefit                                1,680               1,478               1,175
  Adjustment to valuation
    allowance                                       (935)                  -              (1,688)
  Net effect of a change
    in tax rates                                       -                   -                (373)
  Adjustment to tax basis
    of intangibles                                     -                (863)                  -
  Other, net                                        (527)               (249)               (684)
------------------------------------------------------------------------------------------------
Income tax expense                               $23,283             $20,179             $12,706
================================================================================================

Deferred income taxes reflect the net tax effect of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 are summarized as follows:

                                                                           December 31
                                                                   1995                   1994
------------------------------------------------------------------------------------------------
Deferred tax assets:
  Reserve for loan losses                                        $17,049                 $17,596
  Markdowns on foreclosed property                                   390                   1,238
  Deferred compensation                                            4,270                   4,093
  Net operating loss and built-in loss carryforwards               1,646                   3,531
  Alternative minimum tax credit carryforwards                     1,472                   1,488
  Mark-to-market securities adjustment                                 -                  24,166
  Other, net                                                           -                     974
------------------------------------------------------------------------------------------------
    Total deferred tax assets before
      valuation allowance                                         24,827                  53,086
  Valuation allowance for deferred tax assets                     (1,085)                 (2,692)
------------------------------------------------------------------------------------------------
    Total deferred tax assets                                     23,742                  50,394
------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Tax over book depreciation                                       3,962                   4,097
  Purchase accounting adjustments                                  1,373                   2,816
  Mark-to-market securities adjustment                               645                       -
  Other, net                                                         749                       -
------------------------------------------------------------------------------------------------
    Total deferred tax liabilities                                 6,729                   6,913
------------------------------------------------------------------------------------------------
Net deferred tax assets                                          $17,013                 $43,481
================================================================================================

The Company has net operating loss and built-in loss carryforwards of $4,116 and alternative minimum tax credit carryforwards of $1,472 for federal tax purposes. The alternative minimum tax credit carryforwards have an unlimited carryforward period. The net operating loss and built-in loss carryforwards expire primarily in the years 1998 to 2002.


16 Employee Benefits

Pension Plan
The Company and its subsidiaries have a non-contributory, defined benefit retirement plan that covers all employees who have attained age 21 and completed one year of service. Benefits are accrued for each year of service based upon percentages of the designated portions of each participant's annual base compensation. The Company's policy is to fund contributions annually within the limits prescribed for deduction for federal income tax purposes. Contributions are intended to provide for benefits attributed to service to date.

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the funded status and amounts recognized in the Company's balance sheet for the plan.

                                                                           December 31
                                                                   1995                  1994
--------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
    vested benefits of ($21,778) and
    ($19,835) at December 31, 1995 and
    1994, respectively                                          $(22,037)               $(20,048)
==================================================================================================
  Projected benefit obligation for services
    rendered to date                                            $(27,936)               $(24,268)
  Plan assets at fair value, primarily listed
    stocks and corporate and U.S. debt
    securities                                                    24,538                  21,959
--------------------------------------------------------------------------------------------------
  Plan assets less than projected
    benefit obligation                                            (3,398)                 (2,309)
  Unrecognized net loss from past
    experience different from that assumed
    and effect of changes in assumptions                           2,404                   1,944
  Unrecognized net asset at beginning of year,
    being recognized over 13.8 years
    beginning January 1, 1986                                       (964)                 (1,208)
  Prior service cost not yet recognized
    in net periodic pension cost                                    (661)                   (757)
--------------------------------------------------------------------------------------------------
  Accrued pension cost included
    in the balance sheets                                       $ (2,619)               $ (2,330)
==================================================================================================

Net pension cost included the following components:

                                                                              Year Ended December 31
                                                                   1995                1994                 1993
--------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned
  during the period                                              $ 1,595             $ 1,732               $ 1,435
Interest cost on projected
  benefit obligation                                               1,805               1,809                 2,080
Actual (return) loss on
  plan assets                                                     (5,171)                484                  (948)
Net amortization and deferral                                      3,066              (2,728)               (1,375)
--------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                        $ 1,295             $ 1,297               $ 1,192
====================================================================================================================

The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 5.5%, respectively, for 1995 and 1994. The expected long-term rate of return on plan assets was 7.5% for 1995, 1994 and 1993.

The assets of the plan, which are administered by Magna Trust Company, an affiliate of the Company, consist of a wide variety of diversified securities including U.S. Treasury and Government agency obligations, equity securities, equity and fixed income funds, corporate bonds, market rate deposit accounts and cash.

Salary Reduction Plans
The Company has a salary reduction plan which covers all employees of the Company meeting certain age and length of service requirements. The Company also has a supplemental salary reduction plan for executives who exceed the maximum amounts of deferral under the Company's salary reduction plan. The Company makes contributions to these plans in an amount equal to 50% of employee contributions, subject to certain limitations. Such contributions, in the aggregate, amounted to $1,249, $1,400 and $1,116 for the years ended December 31, 1995, 1994 and 1993, respectively.

Supplemental Retirement Plan
The Company has a supplemental retirement plan for certain executive officers that covers benefits that are in excess of the maximum amounts allowable under the Company's defined benefit pension plan.

Compensation Agreements
The Company has entered into agreements with certain executives of the Company and its subsidiaries which become operative upon a change in control of the Company and provide for termination benefits as defined. Compensation which might be payable under these agreements has not been accrued in the financial statements, as a change in control and events of termination, as defined, have not occurred.

Stock-Based Compensation Plans

The Company has several stock-based compensation plans under which stock options, restricted stock and performance shares may be granted to key employees. The Company also has a stock-based compensation plan for its Board of Directors. The status of stock options is summarized as follows:

                                           1995                               1994
                               -----------------------------------------------------------------
                                                Price per                          Price per
                                Shares            Share          Shares              Share
------------------------------------------------------------------------------------------------
Options:
  Granted                      221,365      $20.875 - 24.000     271,416        $ 6.760 - 20.875
  Expired                       37,988      $16.872 - 24.000      17,539        $13.625 - 18.875
  Exercised                    234,298      $10.714 - 20.903      95,429        $ 6.760 - 18.500
  Outstanding                  776,838      $12.870 - 24.000     827,759        $10.714 - 20.903
  Exercisable                  511,267      $12.870 - 24.000     516,107        $10.714 - 20.903
================================================================================================

Other Postretirement and Postemployment Benefits
The Company does not provide any significant postretirement or postemployment benefits other than pension.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17 Fair Value of Financial Instruments
Financial Accounting Standards No. 107 (FAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Intangible values assigned to customer relationships are not included in reported fair values. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments, which are held for purposes other than trading:

Cash and Cash Equivalents: The carrying amounts reported in the balance sheet for cash and due from banks and federal funds sold approximate those assets' fair values.

Securities: Fair values for held-to-maturity and available-for-sale securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available for a specific security, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses, applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values for nonperforming loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.

Deposits: The fair values disclosed for deposits generally payable on demand, such as noninterest bearing checking accounts, savings accounts, interest bearing demand deposit accounts and market rate deposit accounts, are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term market rate deposit accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar remaining maturities to a schedule of aggregated monthly maturities on time deposits.

Federal Funds Purchased, Repurchase Agreements and Other Short-Term
Borrowings: The carrying amounts of federal funds purchased, repurchase agreements and other short-term borrowings approximate their fair values at the reporting date.

Long-Term Debt: The fair value of the Company's long-term debt is based on quoted market prices for similar issues or estimates using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of debt instruments.

Off-Balance Sheet Financial Instruments: The fair values of loan commitments and letters of credit are determined using estimated fees currently charged to enter into similar agreements. The fair values of these instruments were not significant to the Company's consolidated financial position.

The fair value of interest rate swaps is estimated using dealer quoted prices which represent the cost to replace all outstanding contracts at current market rates, taking into consideration the current credit worthiness of the counterparties. At December 31, 1995 and 1994, the Company was a party to a $50,000 notional amount interest rate swap that effectively converted floating rate available-for-sale securities to fixed rate. The fair value and carrying amount of this swap reflected unrealized losses of approximately $300 and $4,800 which were included in available-for-sale securities at December 31, 1995 and 1994, respectively.

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The carrying amount and estimated fair values of the Company's remaining financial instruments were as follows:

                                                          December 31
                                               1995                          1994
                                  --------------------------------------------------------
                                     Carrying           Fair        Carrying          Fair
                                      Amount           Value         Amount          Value
------------------------------------------------------------------------------------------
Financial Assets:
 Cash and due
  from banks                      $  175,167      $  175,167     $  264,434     $  264,434
 Federal funds sold                   47,046          47,046         17,496         17,496
 Held-to-maturity
  securities                         126,248         130,365        267,829        263,090
 Available-for-sale
  securities                       1,238,616       1,238,616        949,345        949,345
 Net loans                         3,160,143       3,161,882      2,924,210      2,885,936
==========================================================================================

Financial Liabilities:
 Deposits                         $3,888,266      $3,901,862     $3,672,755     $3,647,158
 Federal funds
  purchased                           41,790          41,790        129,870        129,870
 Repurchase
  agreements                         368,861         368,861        291,645        291,645
 Other short-term
  borrowings                          50,000          50,000         15,000         15,000
 Long-term debt                       93,071         101,575        104,453        103,276
==========================================================================================

18 Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company offers a variety of financial products to its customers to aid them in meeting their requirements for liquidity, credit enhancement and interest rate protection. Generally accepted accounting principles recognize these transactions as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. Following is a discussion of these transactions.

Letters of Credit: These transactions are used by the Company's customers as a means of improving their credit standing in transactions with unaffiliated third parties. Under these agreements, the Company agrees to honor certain financial commitments in the event that its customers are unable to do so. Net outstanding standby letters of credit amounted to $33,493 and $32,058 at December 31, 1995 and 1994, respectively. Commercial letters of credit outstanding amounted to $393 and $2,017 at December 31, 1995 and 1994, respectively.

Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of the Company's reserve for loan losses. Management does not anticipate any material losses as a result of the letters of credit.

Loan Commitments: At December 31, 1995 and 1994, the Company had commitments outstanding to extend credit totaling approximately $549,970 and $507,222, respectively. These commitments generally require the customers to maintain certain credit standards. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty and generally consists of certificates of deposit, marketable securities or deeds of trust, in addition to various other forms of collateral such as accounts receivable, inventory and fixed assets.

19 Legal Proceedings
Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Company and its subsidiaries. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the Company's financial statements.

20 Parent Company Condensed Financial Statements
Following are the condensed financial statements of Magna Group, Inc. (Parent Company Only) for the periods indicated:

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED BALANCE SHEETS

                                                                                             December 31
                                                                                       1995              1994
---------------------------------------------------------------------------------------------------------------
ASSETS
  Cash                                                                              $ 17,678           $  7,134
  Held-to-maturity securities (approximates market value)                              4,000              4,000
  Investment in subsidiaries                                                         440,128            382,253
  Premises and equipment                                                               3,710              2,742
  Other assets                                                                        15,667             10,995
---------------------------------------------------------------------------------------------------------------
                                                           Total Assets             $481,183           $407,124
===============================================================================================================

LIABILITIES
  Long-term debt                                                                    $ 29,398           $ 30,717
  Other liabilities                                                                    5,741              5,095
---------------------------------------------------------------------------------------------------------------
                                                      Total Liabilities               35,139             35,812

TOTAL STOCKHOLDERS' EQUITY                                                           446,044            371,312
---------------------------------------------------------------------------------------------------------------
                             Total Liabilities and Stockholders' Equity             $481,183           $407,124
===============================================================================================================

CONDENSED STATEMENTS OF INCOME

                                                                           Year Ended December 31
                                                                  1995                1994               1993
---------------------------------------------------------------------------------------------------------------
INCOME
  Dividends received from subsidiaries                          $32,856              $28,883            $21,461
  Management fee income                                          39,509               30,590             20,277
  Other income                                                      967                  584                916
---------------------------------------------------------------------------------------------------------------
                                                                 73,332               60,057             42,654
EXPENSE
  Interest                                                        3,215                3,638              3,652
  Other expenses                                                 43,266               37,250             27,738
---------------------------------------------------------------------------------------------------------------
                                                                 46,481               40,888             31,390
  Income before income tax benefit and equity
    in undistributed net income of subsidiaries                  26,851               19,169             11,264
INCOME TAX BENEFIT                                                2,822                3,386              3,619
---------------------------------------------------------------------------------------------------------------
                                                                 29,673               22,555             14,883
  Equity in undistributed earnings of subsidiaries               21,549               22,475             22,604
---------------------------------------------------------------------------------------------------------------
                             Net Income                         $51,222              $45,030            $37,487
===============================================================================================================

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  Year Ended December 31
                                                                              1995        1994        1993
--------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                $ 51,222    $ 45,030    $ 37,487
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Provision for depreciation, amortization and accretion                   2,574         331      (1,547)
      Deferred income tax expense (benefit)                                     (726)      2,555       2,925
      Equity in undistributed earnings of subsidiaries                       (21,549)    (22,475)    (22,604)
      Increase in other assets                                                (4,532)     (4,103)     (3,708)
      Increase (decrease) in other liabilities                                   519      (3,062)     (1,870)
--------------------------------------------------------------------------------------------------------------
                       Net Cash Provided by Operating Activities              27,508      18,276      10,683

INVESTING ACTIVITIES
  Capital contributions to subsidiaries                                            -           -      (8,296)
  Purchases of premises and equipment                                         (1,737)     (1,175)     (1,338)
  Cash and cash equivalents of acquired institution,
    net of cash paid                                                               -           -         211
  Purchase of held-to-maturity securities                                          -      (4,000)          -
  Other, net                                                                       -           -          30
--------------------------------------------------------------------------------------------------------------
                           Net Cash Used in Investing Activities              (1,737)     (5,175)     (9,393)

FINANCING ACTIVITIES
  Cash dividends                                                             (22,201)    (20,128)    (17,623)
  Net decrease in short-term borrowings                                            -           -      (1,125)
  Other, net                                                                   6,974       1,738       1,733
--------------------------------------------------------------------------------------------------------------
                           Net Cash Used in Financing Activities             (15,227)    (18,390)    (17,015)
--------------------------------------------------------------------------------------------------------------
                Increase (Decrease) in Cash and Cash Equivalents              10,544      (5,289)    (15,725)
Cash and cash equivalents at beginning of year                                 7,134      12,423      28,148
--------------------------------------------------------------------------------------------------------------
                        Cash and Cash Equivalents at End of Year            $ 17,678    $  7,134    $ 12,423
==============================================================================================================
During 1995, 1994 and 1993, the parent company received income tax refunds of $2,615, $1,144 and $4,090 and made interest payments of $2,598, $4,917 and $4,888, respectively.  During 1995, 1994 and 1993, the parent company converted a carrying amount of $1,933, $1,046 and $260 of capital notes into 110,567, 59,833 and
14,872 shares of common stock, respectively.

                 REPORT OF INDEPENDENT AUDITORS

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Magna Group, Inc.

We have audited the accompanying consolidated balance sheets of Magna Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magna Group, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                            /s/Ernst & Young LLP

St. Louis, Missouri
January 17, 1996

                                 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                             Fourth            Third           Second            First
(In thousands, except per share data)        Quarter          Quarter          Quarter          Quarter
--------------------------------------------------------------------------------------------------------
1995
Interest income                              $91,399          $88,480          $85,026          $82,263
Interest expense                              44,862           43,142           39,736           36,577
Net interest income                           46,537           45,338           45,290           45,686
Provision for loan losses                      2,501            3,562            2,262            1,667
Noninterest income                            12,561           12,098           12,123           11,081
Noninterest expense                           36,107           34,675           38,146           37,289
Income tax expense                             6,437            6,064            4,606            6,176
--------------------------------------------------------------------------------------------------------
Net income                                   $14,053          $13,135          $12,399          $11,635
========================================================================================================

Per common share
  Net income:
    Primary                                     $.50             $.47             $.45             $.42
    Fully diluted                                .49              .46              .44              .41
  Dividends                                      .20              .20              .20              .20
========================================================================================================

1994
Interest income                              $80,150          $74,778          $68,979          $65,654
Interest expense                              33,376           30,207           26,853           26,306
Net interest income                           46,774           44,571           42,126           39,348
Provision for loan losses                      1,900              900            1,000            1,100
Noninterest income                            11,838           11,576           12,779           11,310
Noninterest expense                           37,671           37,365           38,220           36,957
Income tax expense                             6,185            5,464            5,143            3,387
--------------------------------------------------------------------------------------------------------
Net income                                   $12,856          $12,418          $10,542          $ 9,214
========================================================================================================

Per common share
  Net income:
    Primary                                     $.47             $.46             $.40             $.36
    Fully diluted                                .46              .45              .40              .35
  Dividends                                      .19              .19              .19              .19
========================================================================================================

                              MAGNA LOCATIONS


MAGNA GROUP, INC.
      One Magna Place
      1401 South Brentwood Boulevard
      St. Louis, Missouri  63144
      (314) 963-2500


MAGNA BANK

ILLINOIS LOCATIONS

Alton - Region 4
      2850 Homer Adams Parkway
      Alton, Illinois  62002
      (618) 463-4600

Ashley - Region 7
      156 North East Railroad Road
      P.O. Box 297
      Ashley, Illinois  62808
      (618) 485-2208

Belleville - Region 2
      19 Public Square
      Belleville, Illinois  62220
      (618) 234-0020

      Carlyle Plaza
      Super Money Market
      110 Carlyle Plaza Drive
      Belleville, Illinois  62221
      (618) 233-9394

      655 Carlyle Road
      Belleville, Illinois  62221
      (618) 234-7985

      210 East Washington Street
      Belleville, Illinois  62220
      (618) 234-3374

      4800 West Main Street
      Belleville, Illinois  62223
      (618) 234-3014

      222 East Main Street
      Belleville, Illinois 62220
      (618) 234-0020

      7800 West Main Street
      Belleville, Illinois  62223
      (618) 394-7788

Bloomington - Region 13
      1304 East Empire Street
      Bloomington, Illinois  61701
      (309) 663-1311


Cahokia - Region 11
      900 Upper Cahokia Road
      Cahokia, Illinois  62206
      (618) 332-3100

      1304 Camp Jackson Road
      Cahokia, Illinois 62206
      (618) 332-3100

Carbondale - Region 8
      601 East Main
      Carbondale, Illinois  62901
      (618) 529-2700

Centralia - Region 7
      140 South Locust Street
      Centralia, Illinois  62801
      (618) 533-2711

      1325 East McCord Street
      Centralia, Illinois  62801
      (618) 533-2711

      1324 West Broadway
      Centralia, Illinois  62801
      (618) 533-2711

Collinsville - Region 3
      1 Eastport Plaza Drive
      Collinsville, Illinois  62234
      (618) 344-2000

Columbia - Region 11
      102 North Main Street
      Columbia, Illinois  62236
      (618) 281-5171

      100 Columbia Centre
      Columbia, Illinois 62236
      (618) 281-5172

Creve Coeur - Region 9
      100 South Highland
      Creve Coeur, Illinois  61610
      (309) 698-4303

Decatur - Region 6
      One Millikin Court
      Decatur, Illinois  62523
      (217) 429-4253

      150 North Church at Main
      Decatur, Illinois  62523
      (217) 429-4253

      Fairview Plaza
      1355 West King
      Decatur, Illinois  62522
      (217) 429-4253

      333 East Pershing Road
      Decatur, Illinois  62526
      (217) 875-5000

Dupo - Region 11
      100 South Second Street
      Dupo, Illinois  62239
      (618) 286-3777

East Alton - Region 4
      347 West Main Street
      East Alton, Illinois  62024
      (618) 259-6111

East Peoria - Region 9
      111 West Washington
      East Peoria, Illinois  61611
      (309) 698-2400

Edgemont - Region 2
      8740 State Street
      Edgemont, Illinois  62203
      (618) 397-2122

Fairview Heights - Region 2
      10055 Bunkum Road
      Fairview Heights, Illinois  62208
      (618) 398-5400

      5901 North Illinois Street
      Fairview Heights, Illinois  62208
      (618) 233-0022

      10950 Lincoln Trail
      Fairview Heights, Illinois  62208
      (618) 397-7200

Freeburg - Region 2
      210 West White Street
      Freeburg, Illinois  62243
      (618) 539-5862

      202 South State Street
      Freeburg, Illinois 62243
      (618) 539-5554

Glen Carbon - Region 3
      1 Cottonwood Road
      Glen Carbon, Illinois  62034
      (618) 656-6500

Godfrey - Region 4
      821 Homer Adams Parkway
      Godfrey, Illinois  62035
      (618) 466-2126

Goreville - Region 8
      100 S. Broadway
      Goreville, Illinois  62939
      (618) 995-2321

 Granite City - Region 3
      1960 Edison Avenue
      Granite City, Illinois  62040
      (618) 451-5400

      3206 Nameoki Road
      Granite City, Illinois  62040
      (618) 451-5490

      2400 Pontoon Road
      Granite City, Illinois  62040
      (618) 451-5505

Highland - Region 3
      1223 Broadway
      Highland, Illinois  62249
      (618) 654-4511

                              MAGNA LOCATIONS

Hoyleton - Region 7
      85 East St. Louis Street
      P.O. Box 158
      Hoyleton, Illinois  62803
      (618) 493-7335

Lebanon - Region 2
      107 East Schuetz Street
      Lebanon, Illinois  62254
      (618) 537-4428

Lincoln - Region 12
      303 South Kickapoo Street
      Lincoln, Illinois  62656
      (217) 735-4321

      909 Woodlawn Road
      Lincoln, Illinois  62656
      (217) 735-4321

Madison - Region 3
      600 Madison Avenue
      Madison, Illinois  62060
      (618) 452-3125

Marissa - Region 2
      111 North Main Street
      Marissa, Illinois  62257
      (618) 295-2364

Mascoutah - Region 2
      121 East Main Street
      Mascoutah, Illinois  62258
      (618) 566-2333

McLean - Region 13
      Hamilton and Franklin Streets
      McLean, Illinois  61754
      (309) 874-2313

Morton - Region 9
      805 West Jackson
      Morton, Illinois  61550
      (309) 263-2100

Murphysboro - Region 8
      1301 Walnut Street
      Murphysboro, Illinois  62966
      (618) 684-3191

Nashville - Region 7
      112 East St. Louis Street
      P.O. Box 71
      Nashville, Illinois  62263
      (618) 327-3011

New Holland - Region 12
      109 West Lincoln Street
      New Holland, Illinois  62671
      (217) 445-2211

O'Fallon - Region 2
      400 East Highway 50
      O'Fallon, Illinois  62269
      (618) 624-9000

Peoria - Region 9
      4516 North Sterling
      Peoria, Illinois  61614
      (309) 686-6100

      107 Southwest Jefferson
      Peoria, Illinois  61602
      (309) 655-7500

      7815 North Knoxville
      Peoria, Illinois  61614
      (309) 691-7500

      210 Northeast Madison
      Peoria, Illinois  61602
      (309) 655-7573

Rosewood Heights - Region 4
      251 East Airline
      Rosewood Heights, Illinois 62024
      (618) 259-1300

Salem - Region 7
      420 West Main
      Salem, Illinois  62881
      (618) 548-2050

Scott AFB - Region 2
      "J" Street at Main Exchange
      Scott Air Force Base, Illinois 62225
      (618) 744-1144

Sesser - Region 8
      201 South Park
      Sesser, Illinois  62284
      (618) 625-2361

Smithton - Region 2
      406 North Main Street
      Smithton, Illinois  62285
      (618) 234-7111

Sparta - Region 2
      143 West Broadway
      Sparta, Illinois  62286
      (618) 443-2185

Springfield - Region 10
      1825 South Sixth Street
      Springfield, Illinois  62703
      (217) 788-6400

      111 South Durkin Drive
      Springfield, Illinois 62704
      (217) 788-6400

      310 South Grand Avenue East
      Springfield, Illinois  62703
      (217) 788-6400

Stanford - Region 13
      206 West Main Street
      P.O. Box C
      Stanford, Illinois  61774
      (309) 379-2841

Swansea - Region 2
      1300 North Belt West
      Swansea, Illinois  62220
      (618) 234-3705

      Schnucks Swansea Plaza
      2665 North Illinois Street
      Swansea, Illinois  62221
      (618) 233-8333

Troy - Region 3
      100 McDonald Drive
      Troy, Illinois  62294
      (618) 667-7800

Wood River - Region 4
      501 Wesley Drive
      Wood River, Illinois  62095
      (618) 254-7780

      100 Wood River Avenue
      Wood River, Illinois  62095
      (618) 254-7700


MISSOURI LOCATIONS

Arnold - Region 1
      Arnold Mall
      Super Money Market
      30 - A Arnold Mall
      Arnold, Missouri  63010
      (314) 282-2088

Ballwin - Region 1
      Ballwin Plaza
      Super Money Market
      15425 Manchester Road
      Ballwin, Missouri  63011
      (314) 391-4019

Brentwood - Region 1
      One Magna Place
      1401 South Brentwood Boulevard
      Brentwood, Missouri  63144
      (314) 963-2600

      2323 South Hanley Road
      Brentwood, Missouri 63144
      (314) 644-3655

Bridgeton - Region 1
      12296 St. Charles Rock Road
      Bridgeton, Missouri  63044
      (314) 291-2845

Chesterfield - Region 1
      100 Chesterfield Industrial Blvd.
      Chesterfield, Missouri  63005
      (314) 537-0100

      Friendship Village
      Chesterfield, Missouri 63017
      (314) 537-9752

                             MAGNA LOCATIONS

Creve Coeur - Region 1
      11456 Olive Boulevard
      Creve Coeur, Missouri  63141
      (314) 993-0000

      12395 Olive Boulevard
      Creve Coeur, Missouri  63141
      (314) 576-7733

Florissant - Region 1
      1100 Shackelford Road
      Florissant, Missouri  63031
      (314) 837-1510

      11920 New Halls Ferry Road
      Florissant, Missouri  63033
      (314) 831-7770

Jennings - Region 1
      9269 Lewis and Clark Boulevard
      Jennings, Missouri  63136
      (314) 869-1300

Ladue - Region 1
      8866 Ladue Road
      Ladue, Missouri  63124
      (314) 862-2127

Mehlville - Region 1
      4339 Butler Hill Road
      Mehlville, Missouri 63128
      (314) 487-1410

Oakville - Region 1
      5505 Telegraph Road
      Oakville, Missouri  63129
      (314) 487-2200

O'Fallon - Region 5
      1201 State Route K
      O'Fallon, Missouri  63366
      (314) 978-2282

St. Ann - Region 1
      10449 St. Charles Rock Road
      St. Ann, Missouri  63074
      (314) 426-6900

      20 Northwest Plaza
      St. Ann, Missouri  63074
      (314) 291-0660

St. Charles - Region 5
      2216 West Elm Street
      St. Charles, Missouri  63301
      (314) 946-6616 or 724-4000

      423 First Capitol Drive
      St. Charles, Missouri  63301
      (314) 946-6616 or 724-4000

      2050 Old Highway 94 South
      St. Charles, Missouri  63303
      (314) 946-7575

      1416 Harvestowne Industrial Drive
      St. Charles, Missouri  63304
      (314) 928-4700

St. Louis - Region 1
      7th & Chestnut
      St. Louis, Missouri  63101
      (314) 231-3333

St. Peters - Region 5
      St. Peters Square
      Super Money Market
      581 Mid-Rivers Mall Drive
      St. Peters, Missouri  63376
      (314) 278-9460

      3899 South Service Road
      St. Peters, Missouri  63376
      (314) 441-4664

Shrewsbury - Region 1
      7205 Watson Road
      Shrewsbury, Missouri  63119
      (314) 481-4480

Spanish Lake - Region 1
      1944 Redman Road
      Spanish Lake, Missouri  63138
      (314) 355-8433

Sunset Hills - Region 1
      10722 Sunset Hills Plaza
      Sunset Hills, Missouri  63127
      (314) 821-6444

Town & Country - Region 1
      14323 South Outer Road
      Town & Country, Missouri  63017
      (314) 434-6664

      Super Money Market
      1060 Woods Mill Plaza
      Town & Country, Missouri  63011
      (314) 230-3002

Wellston - Region 1
      6313 Dr. Martin Luther King Drive
      Wellston, Missouri  63133
      (314) 227-2278


MAGNA TRUST COMPANY

ILLINOIS LOCATIONS

Belleville
      One South Church Street
      Belleville, Illinois  62220
      (618) 233-2120

      4800 West Main Street
      Belleville, Illinois  62223
      (618) 234-3014

Bloomington
      1304 East Empire Street
      Bloomington, Illinois  61701
      (309) 663-1311

Centralia
      140 South Locust Street
      Centralia, Illinois  62801
      (618) 533-2711

Decatur
      One Millikin Court
      Decatur, Illinois  62525
      (217) 429-4253

East Alton
      347 West Main Street
      East Alton, Illinois  62024
      (618) 259-6111

Granite City
      1960 Edison Avenue
      Granite City, Illinois  62040
      (618) 451-5421

Murphysboro
      1301 Walnut Street
      Murphysboro, Illinois  62966
      (618) 684-5911

Peoria
      107 Southwest Jefferson
      Peoria, Illinois  61602
      (309) 655-7500

Springfield
      1825 South Sixth Street
      Springfield, Illinois  62703
      (217) 788-6400

MISSOURI LOCATION

St. Louis
      1401 South Brentwood Boulevard
      St. Louis, Missouri  63144
      (314) 963-2401


MGI GROUP, INC.
INBANK GROUP, INC.
      1401 South Brentwood Boulevard
      Suite 300
      St. Louis, Missouri 63144
      (314) 968-4131

                       DIRECTORS AND EXECUTIVE OFFICERS

Magna Group, Inc.
Directors
===============================================================================

G. Thomas Andes
Chairman of the Board and
Chief Executive Officer, Magna Group, Inc.

James A. Auffenberg, Jr.
President and Director of
St. Clair AutoMall,
Auffenberg Belleville and
Auffenberg Enterprises of Illinois, Inc.

William E. Cribbin
President, N-K Scratch Pads, Inc.

Wayne T. Ewing
Senior Vice President,
Kerr-McGee Corporation

Donald P. Gallop
Chairman, Gallop, Johnson & Neuman, L.C.

John G. Helmkamp, Jr.
Retired Chairman of the Board and
Chief Executive Officer, River Bend Bancshares, Inc.

C. E. Heiligenstein
Attorney, Heiligenstein & Badgley
Professional Corporation

Carl G. Hogan, Sr.
Chairman of the Board and
Chief Executive Officer,
Hogan Motor Leasing, Inc.

Franklin A. Jacobs
Chairman of the Board and
Chief Executive Officer, Falcon Products, Inc.

Wendell J. Kelley
Retired Chairman of the Board and
Chief Executive Officer, Illinois
Power Company

S. Lee Kling
Chairman of the Board,
Kling Rechter & Co.

Ralph F. Korte
Chairman of the Board,
Korte Construction Company

Robert E. McGlynn
Attorney, McGlynn & McGlynn

Frank R. Trulaske, III
Owner and President,
True Fitness Technology, Inc.
Owner and Director,
True-Titan, Inc.

George T. Wilkins, Jr., M.D.
Physician



Executive Officers
===============================================================================

G. Thomas Andes
Chairman of the Board and
Chief Executive Officer

Linda K. Fabel
Executive Vice President,
Retail Banking

David D. Harris
Executive Vice President,
Credit Administration

Gary D. Hemmer
Executive Vice President,
Administration

Ronald A. Buerges
Senior Vice President and
Acting Chief Financial Officer

Robert M. Olson, Jr.
Executive Vice President,
Operations & Technology

If you would like additional
    information regarding
 Magna Stockholder Services
            or
  Magna Customer Services,
 please complete and return
  the attached postage paid
      response cards.

We provide the following toll
 free phone numbers to help
    you obtain further
  information about Magna
     and our services:

    Magna Trust Company
      1-800-900-4548

      MGI Group, Inc.
      1-800-621-6004

  Service Express Hotline
      1-800-333-1346

    Investor Relations
        Department
      1-800-785-MAGI


  Printed on recycled paper

     MAGNA
     GROUP, INC.

Magna Customer Services
Please send me more information about:


/ /  Magna Bank products and services
      / /  Checking and Savings Accounts
      / /  Certificates of Deposit
      / /  Mortgage Loan Products
      / /  Credit Cards
/ /  Magna Trust services
/ /  MGI investment services
/ /  Magna's community reinvestment program
/ /  Other -----------------------------------------------------------
     -----------------------------------------------------------------
Name -----------------------------------------------------------------
Address --------------------------------------------------------------
City ----------------------------- State ------------ Zip ------------
Phone Number (   ) ---------------------------------------------------

     MAGNA
     GROUP, INC.

Magna Stockholder Services
Please send me more information about:

/ /  Magna's Dividend Reinvestment Plan and Stock Purchase Plan
/ /  Direct deposit of dividends into the bank account of my choice
/ /  Other -----------------------------------------------------------
     -----------------------------------------------------------------
Stockholder Name(s) --------------------------------------------------
Address --------------------------------------------------------------
City ----------------------------- State ------------ Zip ------------
Phone Number (   ) ---------------------------------------------------
/ / This is a new address. Please change your records to reflect the address above.

IMPORTANT: To authorize a change of address, please provide signatures of everyone to whom the stock is registered.

Stockholder Signature(s): --------------------------------------------
----------------------------------------------------------------------

                                                         -----------------
                                                         !   NO POSTAGE  !
                                                         !   NECESSARY   !
                                                         !   IF MAILED   !
                                                         !    IN THE     !
                                                         ! UNITED STATES !
                                                         -----------------

-----------------------------------------------------------
!                  BUSINESS REPLAY MAIL                   !
!   FIRST CLASS MAIL    PERMIT NO. 156    ST. LOUIS, MO   !
-----------------------------------------------------------
    POSTAGE WILL BE PAID BY ADDRESSEE



            MAGNA GROUP, INC.
            INVESTOR RELATIONS DEPARTMENT
            1401 South Brentwood Boulevard
            St. Louis, Missouri 63144-1401


                                                         -----------------
                                                         !   NO POSTAGE  !
                                                         !   NECESSARY   !
                                                         !   IF MAILED   !
                                                         !    IN THE     !
                                                         ! UNITED STATES !
                                                         -----------------

-----------------------------------------------------------
!                  BUSINESS REPLAY MAIL                   !
!   FIRST CLASS MAIL    PERMIT NO. 156    ST. LOUIS, MO   !
-----------------------------------------------------------
    POSTAGE WILL BE PAID BY ADDRESSEE



            MAGNA GROUP, INC.
            INVESTOR RELATIONS DEPARTMENT
            1401 South Brentwood Boulevard
            St. Louis, Missouri 63144-1401

                COMMUNITY BANK PRESIDENTS AND REGIONS


             [COMMUNITY BANK PRESIDENTS AND REGIONS MAP]


   [PHOTO]
Jerry Von Rohr  1
St. Louis Region
$992.9 million in deposits
Market Share 3.75%
24 Locations


   [PHOTO]
Thomas Holloway  2
St. Clair Region
$853.0 million in deposits
Market Share 33.10%
22 Locations


   [PHOTO]
John Fruit  3
Madison Region
$326.0 million in deposits
Market Share 15.85%
8 Locations


   [PHOTO]                                [PHOTO]
Thomas Coles  4                        Phillip Melton  5
River Bend Region                      St. Charles Region
$260.2 million in deposits             $236.2 million in deposits
Market Share 19.22%                    Market Share 11.94%
6 Locations                            7 Locations


   [PHOTO]                                [PHOTO]
Corydon Nicholson  6                   Clarence DeVore  7
Decatur Region                         Centralia Region
$219.4 million in deposits             $189.8 million in deposits
Market Share 12.80%                    Market Share 15.12%
4 Locations                            8 Locations


   [PHOTO]                                [PHOTO]
John Dosier  8                         Paul Tenarvitz  9
Carbondale Region                      Peoria Region
$179.7 million in deposits             $173.4 million in deposits
Market Share 9.75%                     Market Share 3.57%
4 Locations                            7 Locations


   [PHOTO]                                [PHOTO]
Thomas Curtright  10                   Donald Schaack  11
Springfield Region                     Columbia Region
$129.4 million in deposits             $125.5 million in deposits
Market Share 4.70%                     Market Share 29.57%
3 Locations                            5 Locations


   [PHOTO]                                [PHOTO]
Wallace Reese  12                      Richard Stroyan  13
Lincoln Region                         Bloomington Region
$95.3 million in deposits              $91.5 million in deposits
Market Share 19.30%                    Market Share 4.80%
3 Locations                            3 Locations

          MISSION STATEMENT
   Magna is committed to enhancing
     stockholder value by being a
  profitable and leading supplier of
high quality retail financial services
   to individuals and businesses in
   the community markets it serves.


                MAGNA
             GROUP, INC.

           One Magna Place
   1401 South Brentwood Boulevard
   St. Louis, Missouri  63144-1401
           (314) 963-2500

                        APPENDIX

All page numbers referenced in this Appendix relate to the printed Annual Report. The order of the sections is as they appear in the printed Annual Report. The colored graphs and pictures that appear in the printed document vary in size.

A bar graph titled "Net Income (In millions of dollars)" appears in the lower left-hand corner on page 1. The graph shows net income for the past five years. Listed below are the plot points:

                    1991          3.84
                    1992         30.19
                    1993         37.49
                    1994         45.03
                    1995         51.22

The following footnote appears at the base of the graph:
Four consecutive years of record earnings have enhanced stockholder value.


A bar graph titled "Assets (In billions of dollars)" appears in the center at the bottom of page 1. The graph shows assets for the past five years at December 31. Listed below are the plot points:

                    1991          3.78
                    1992          3.73
                    1993          4.13
                    1994          4.64
                    1995          4.95

The following footnote appears at the base of the graph:
Total assets have grown at a compound annual rate of 7.0% per year since 1991.


A bar graph titled "Net Income Per Share (In dollars)" appears in the lower right-hand corner on page 1. The graph shows primary net income per share for the past five years. Listed below are the plot points.

                    1991           .28
                    1992          1.41
                    1993          1.53
                    1994          1.69
                    1995          1.84

The following footnote appears at the base of the graph:
Consistent increases in net income per share, 9.3% since 1992, reflect the success of Magna's core strategies.


A photo appears in the lower right-hand corner on page 2. The photo depicts the computer room at Magna's new operations center.

The following caption describes the photo:
The computer room at the new operations center.


A photo appears in the upper right-hand corner on page 3. The photo depicts the exterior of Magna's operations center.

The following caption describes the photo:
Magna's state-of-the-art operations center in Belleville, Illinois (above right).


A photo appears in the lower right-hand corner on page 4. The photo depicts the interior of Magna's Gateway One Retail
Banking Center in downtown St. Louis, Missouri.

The following caption describes the photo:
Magna's Gateway One Retail Banking Center in downtown St.
Louis, Missouri.


A photo appears at the bottom of page 5. The photo features G.
Thomas Andes, Chairman of the Board and Chief Executive Officer of Magna Group, Inc.


A bar graph titled "Number of Common Shares Outstanding (In millions)" appears in the center at the bottom of page 6. The graph shows the number of common shares outstanding for the past five years at December 31. Listed below are the plot points:

                    1991         19.47
                    1992         24.07
                    1993         25.73
                    1994         27.51
                    1995         28.00


A bar graph titled "Book Value (In dollars)" appears in the lower right-hand corner of page 6. The graph shows the book value of common shares for the past five years at December 31. Listed below are the plot points:

                    1991         12.72
                    1992         13.39
                    1993         14.02
                    1994         13.49
                    1995         15.93


A line graph titled "Ten-Year Total Return To Stockholders (December 31, 1985 - December 31, 1995) (In dollars)" appears in the middle on the left-hand side of page 7. The graph shows the growth of a $1,000 investment made on December 31, 1985 to $2,725 as of December 31, 1995, which equates to a ten-year compound average annual total return of 10.55%.

The following footnote appears at the base of the graph:
Assumes initial investment of $1,000 and reinvestment of all dividends. Adjusted to reflect all stock dividends within the ten-year period.


A bar graph titled "Market Capitalization (In million of dollars)" appears in the lower left-hand corner of page 7. The graph shows the market capitalization for the past five years at December 31.
Listed below are the plot points:

                    1991         204.4
                    1992         409.3
                    1993         495.3
                    1994         481.5
                    1995         665.0


A bar graph titled "Closing Price Per Common Share (In dollars)" appears in the center at the bottom of page 7. The graph shows the closing price per common share for the past five years at December
31. Listed below are the plot points:

                    1991         10.50
                    1992         17.00
                    1993         19.25
                    1994         17.50
                    1995         23.75


A bar graph titled "Dividends Per Share (In dollars)" appears in the lower right-hand corner on page 7. The graph shows the dividends per share for the past five years at December 31. Listed below are the plot points:

                    1991           .68
                    1992           .68
                    1993           .72
                    1994           .76
                    1995           .80


A photo appears at the bottom of page 9. The photo features seven members of Magna's management team.

The following caption which appears on page 8 describes the photo:
Magna's management team is committed to enhancing stockholder value (left to right) David Bramlet, Executive Vice President, Alternate Delivery Systems; David Harris, Executive Vice President, Credit Administration; Ronald Buerges, Senior Vice President, Acting Chief Financial Officer; Linda Fabel, Executive Vice President, Retail Banking; James Jolley, Executive Vice President, Investments; Gary Hemmer, Executive Vice President, Administration; Robert Olson, Executive Vice President, Operations & Technology.


A photo appears in the lower right-hand corner of page 10. The photo features two of Magna's affiliates' presidents discussing financial services with a prospective customer.

The following caption describes the photo:
Magna provides a wide array of financial services to assist customers in achieving their financial goals. Roger Beaman, (left) President of Magna Trust and Jeff Auld, President of MGI explain the benefits of various investment options.


A photo appears on the right side of page 11. The photo depicts a middle aged couple seeking information on financial services.


A photo appears in the lower left-hand corner on page 12. The photo features an officer of Magna discussing financial services with a customer.

The following caption describes the photo:
Building strong customer relationships and providing quality service is a priority of Magna's employees. Valerie DuCharme, Assistant Vice President, delivers first class service by visiting with her customers and understanding their needs.


A photo appears on the left side of page 13. The photo depicts an elderly couple seeking information on financial services.


A photo appears on the left side of page 14. The photo depicts a young couple seeking information on financial services.


A photo appears on the upper right-hand corner of page 15. The photo features two of Magna's lending officers discussing mortgage options with prospective new homeowners.

The following caption describes the photo:
Magna has developed innovative mortgage products to help customers make their dreams a reality. Bob Christiansen, (left) Senior Vice
President, and Tom Kaminski, Senior Vice President, discuss mortgage options with prospective new homeowners (above right).


A map titled "Community Bank Presidents and Regions" appears on the inside back cover. It features a map of the United States of America, with the States of Missouri and Illinois enlarged and extended forward. Within the States are triangles which are numbered from 1 to 13. The numbers correspond to Magna's regions within the respective States, as associated with the photographs and captions regarding the individual community bank presidents.