Form 10-K405, Exhibit 13
period 1996-12-31
MAGNA GROUP INC
filed 1997-03-28
CIK 36094

 1996                                                       [LOGO] MAGNA
ANNUAL                                                             GROUP, INC.
REPORT


 EXCEEDING


EXPECTATIONS

                                                            [LOGO]

CORPORATE PROFILE
Magna Group, Inc. is a St. Louis-based community banking organization with total assets as of March 1, 1997, of $6.7 billion. By virtue of its growth from a small, traditional group of community banks into a multi-billion dollar holding company, Magna is generally categorized as a "Super Community Bank." As one of the 80 largest banking organizations in the nation, Magna focuses on retail and community banking, targeting consumers and small to mid-sized businesses within its market areas.

Magna delivers services to over 400,000 households through a network of 137 banking centers located in 88 communities within a three state area and via 171 Magna Carta(R) automated teller machines. Magna provides a comprehensive range of financial services including retail, commercial, trust, brokerage, correspondent banking and student lending.

MISSION STATEMENT
Magna is committed to enhancing stockholder value by being a profitable and leading supplier of high quality retail financial services to individuals and businesses in the community markets it serves.


     INSIDE THIS REPORT
     ------------------
     Our Community Banking Franchise
     Inside Front Cover


1    FINANCIAL HIGHLIGHTS
     Record net income and earnings
     per share lead the list of financial
     achievements for 1996

2    CHAIRMAN'S LETTER TO STOCKHOLDERS
     We exceeded expectations in 1996

6    INVESTOR INFORMATION
     Key Magna stock performance and
     stockholder services information

8    STRATEGIC OVERVIEW
     We are committed to exceeding the
     expectations of our stockholders,
     customers and communities

14   COMMUNITY BANK PRESIDENTS & REGIONS
     Our 19 community bank presidents focus
     on building strong relationships with our customers and communities

16   GLOSSARY

     1996 FINANCIAL REVIEW
17   Five Year Selected Financial Data

18   Management's Discussion

39   Consolidated Financial Statements

43   Notes to Consolidated
     Financial Statements

58   Report of Independent Auditors

59   Quarterly Financial Information

60   MAGNA LOCATIONS

64   DIRECTORS AND EXECUTIVE OFFICERS


     Stockholder Information
     Inside Back Cover

[MAP]


OUR COMMUNITY BANKING FRANCHISE

Iowa
  Cedar Falls
  Oelwein
  Waterloo
  Monticello
  Cedar Rapids
  Iowa City
  Des Moines
  Indianola

Illinois
  Peoria
  Lincoln
  Bloomington
  Decatur
  Springfield
  East Alton
  Granite City
  Centralia
  Carbondale
  Columbia
  Belleville

Missouri
  St. Charles
  St. Louis


MAGNA GROUP, INC. (NYSE - MGR)

  3 State Franchise
  30 Counties
  19 Regions
  88 Communities
  137 Banking Locations
  171 Automated Teller Machines
  2 Automated Loan Machines
  320 Correspondent Banks
  2,700 Employees
  10,100 Stockholders


                           OUR EXPANSION INTO IOWA

                           On March 1, 1997, Magna
                         completed the acquisition of
                        Homeland Bankshares Corporation.
                         The Homeland acquisition adds
                         $1.2 billion to Magna's total
                         assets, along with 30 banking
                           centers and 67 ATMs and
                         expands Magna's franchise to
                          20 communities in Iowa.  We
                          welcome the opportunity to
                         serve our new Iowa customers
                         and communities, and  we are
                            committed to enhancing
                          stockholder value for our
                           newest Magna stockholders.

1996 MAGNA HIGHLIGHTS


*---Achieved fifth consecutive year of record earnings

*---Strengthened our market position by completing the acquisition of River Bend Bancshares, Inc. a $160 million bank holding company

*---Enhanced opportunities for our stockholders by listing on the New York Stock Exchange

*---Announced an agreement to acquire Homeland
    Bankshares Corporation, the second largest bank holding company headquartered in Iowa

*---Opened our first convenience store banking location in Missouri

*---Introduced the first automated loan machine in the St. Louis metropolitan area

*---Established an alliance with First Merchants
    Acceptance Corporation, complementing Magna's successful auto financing business

FINANCIAL HIGHLIGHTS

                                                                                                                  Percent
(In thousands, except per share data)                             1996                    1995                    Change
---------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
  Primary net income                                              $ 2.22                  $ 1.84                      21%
  Fully diluted net income                                          2.18                    1.80                      21
  Dividends declared                                                 .88                     .80                      10
  Book value                                                       17.15                   15.93                       8
---------------------------------------------------------------------------------------------------------------------------

EARNINGS
  Net interest income                                           $194,087                $182,851                       6%
  Provision for loan losses                                       10,280                   9,992                       3
  Net income                                                      63,139                  51,222                      23
---------------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
  Total assets                                                $5,458,709              $4,947,499                      10%
  Securities                                                   1,655,907               1,364,864                      21
  Total loans                                                  3,415,309               3,202,766                       7
  Reserve for loan losses                                         45,382                  42,623                       6
  Total deposits                                               4,197,776               3,888,266                       8
  Stockholders' equity                                           483,961                 446,044                       9
---------------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS
  Return on average assets                                          1.20%                   1.09%
  Return on average equity                                         13.75                   12.57
  Net interest margin                                               4.01                    4.30
  Efficiency ratio                                                 55.63                   62.11
  Loan reserve to nonperforming loans                             166.19                  138.30
  Nonperforming assets to total loans and
    foreclosed property                                              .88                    1.12
  Nonperforming assets to total assets                               .55                     .72
  Stockholders' equity to total assets                              8.87                    9.02
  Tier 1 capital to average assets                                  8.45                    8.73
  Tier 1 capital to risk-adjusted assets                           12.97                   13.06
  Total capital to risk-adjusted assets                            14.18                   14.29
===========================================================================================================================

Net Income
In millions of dollars

[GRAPH]

Net income increased 23% over 1995,
marking our fifth
consecutive year of record earnings.

Primary Earnings
Per Share
In dollars

[GRAPH]

Earnings per share
have increased at a
compound annual growth
rate of 12%.

Return on Assets
Percent

[GRAPH]

Return on assets
reached a record
1.20% in 1996.

Return on Equity
Percent

[GRAPH]

Return on equity
improved to 13.75%.

CHAIRMAN'S LETTER

"Exceeding
expectations is
more than just a
theme for our
annual report.
It is our way of
doing business."


[PHOTO]

MAGNA WAS THE FIRST TO OFFER FULL-SERVICE BANKING, COMPLETE WITH DRIVE UP LANES, AT A ST. LOUIS AREA CONVENIENCE STORE.


TO OUR STOCKHOLDERS:

In today's increasingly competitive financial services industry, it is no longer enough to meet expectations. We must exceed them.

We believe that the key to exceeding expectations is to have a focused strategy -- one that everyone within the organization understands.
For Magna, it is to:

*--Maintain Our "Super Community Bank" Philosophy

*--Grow the Corporation

*--Improve Financial Performance

This focus separates us from our peers and has allowed Magna to generate five consecutive years of record growth and earnings.

EXCEEDING EXPECTATIONS

I am pleased to report that we exceeded expectations in 1996. Our dedicated staff accepted the challenge and excelled. Highlights of the year include:

*--Net income increased 23% to $63.1 million, or $2.22 per share

*--Average earning assets grew 14% to $4.97 billion

*--Return on assets was 1.20% and return on equity was 13.75%

*--Nonperforming assets declined 16% to $30.2 million

*--Common stock reached a 52-week high of $31.25 and closed on December
   31, 1996 at $29.50 per share, an increase of 24% over the year-end 1995 per share price of $23.75

*--Magna's common stock was listed on the New York Stock Exchange

EXCEEDING FINANCIAL EXPECTATIONS

The 1990s has been a decade of significant growth for Magna. Throughout this period of expansion, we have seen our total assets grow from $2.32 billion at December 31, 1990 to $5.46 billion at December 31, 1996. We have remained committed to producing excellent returns for our stockholders. Earnings per share have grown at a compound annual growth rate of 12% since 1992. Many of our initiatives, such as the centralization of certain functions through our operations center and the consolidation of our bank charters, are now beginning to produce positive results and provide the foundation on which we can build future earnings. Our goal is to maintain strong earnings per share growth that exceeds our peer banks. We are committed to producing results that exceed expectations.

EXCEEDING GROWTH EXPECTATIONS

During 1996, growth had no boundaries at Magna.

We pursued our growth by announcing the merger with Homeland Bankshares Corporation, a $1.2 billion bank holding company with 30 banking centers in Iowa. Our merger with Homeland, which was completed on March 1, 1997, marked our first expansion into Iowa, giving us a three-state banking franchise. We also acquired River Bend Bancshares, Inc., a $160 million bank holding company that complements our presence in the St. Louis metropolitan area.

We pursued our strategy of growing the corporation through increasing fee income by entering into an alliance with First Merchants Acceptance Corporation, a leader in the subprime auto financing market. This relationship gives Magna a full-service auto financing program and provides a new source of revenue without assuming any additional risk.

In addition, we grew by increasing our presence in existing markets. We installed the St. Louis area's first automated loan machines, opened a banking center inside a Wal-Mart SuperCenter, established a banking center, with two drive-up lanes, within a Mobil Convenience Store, expanded our presence in two additional retirement centers and strategically expanded our ATM network.

Looking ahead, we believe much of our growth will come from nontraditional products and services. It is an area which we remain committed to exploring. We have established a separate division responsible for assuring that we operate efficiently and profitably within our existing framework, as well as evaluating and implementing new and expanded sources of revenue.


EXCEEDING COMMUNITY EXPECTATIONS

We are proud of the role Magna plays in the communities we serve. Through our contributions and employee involvement, we are investing dollars and time into making our communities better places to live and work. Our "Super Community Bank" philosophy allows us to have a significant presence on Main Street, while maintaining a structure that is attractive to Wall Street.

Our 19 community bank presidents and community boards of directors allow us to provide the local, individualized service our customers expect. At the same time, we have realized significant savings by consolidating and centralizing many back-office functions. We remain committed to selecting the right individuals to be part of the Magna


[PHOTO]

MAGNA WAS THE FIRST TO INTRODUCE AUTOMATED LOAN MACHINES IN THE
ST. LOUIS AREA.

"Our goal is to exceed your
expectations by positioning
Magna for continued
growth and improved financial
performance."

family, equipping them with the training they need to serve our customers and incenting them appropriately for the contribution they make to the organization. These elements will allow us to achieve success in the retail banking environment and continue to exceed our customers' and communities' expectations.

LOOKING AHEAD

Exceeding expectations is more than just a theme for our annual report.
It is our way of doing business. While there is much uncertainty in the financial services industry, one thing remains clear -- change is constant. Our goal is to exceed your expectations by positioning Magna for continued growth and improved financial performance. We appreciate your continued support and look forward to the opportunities ahead.


/s/ G. Thomas Andes

G. Thomas Andes
Chairman of the Board and
Chief Executive Officer

[PHOTO]


WELCOME AND THANKS

In 1996, we welcomed Randall E. Ganim, CPA, President, Ganim, Meder, Childers & Hoering, P.C., to our Board of Directors. Erl A. Schmiesing, Former Chairman of the Board, President and Chief Executive Officer, Homeland Bankshares Corporation and Douglas K. Shull, Treasurer and Chief Financial Officer, Casey's General Stores, Inc., joined the board on March 1, 1997, upon the completion of our acquisition of Homeland.

We also want to express our sincere appreciation for the outstanding service provided by two of our board members who are not standing for reelection. Both Robert E. McGlynn, attorney, McGlynn & McGlynn and Wendell J. Kelley, retired Chairman of the Board and Chief Executive Officer, Illinois Power Company, have had a long association with Magna and have made invaluable contributions to our organization.

MAGNA'S MANAGEMENT TEAM

Magna has assembled a dedicated and talented team of executives to carry out its strategic plan. This team is committed to making Magna the premier financial institution in the Midwest.

[PHOTO]

(From left to right)

Robert Mathias
Executive Vice President
Credit Administration

Linda Fabel
Executive Vice President
Retail Banking

Gary Hemmer
Executive Vice President
Administration

Ronald Buerges
Executive Vice President and
Chief Financial Officer

Robert Kahler
Executive Vice President
Financial Markets

Robert Olson, Jr.
Executive Vice President
Operations & Technology


[PHOTO]

(From left to right)

Michelle Durand-Adams, President
Magna Student Loan Company

Jeffrey Auld, President
Magna Investments, Inc.

Matthew Finn, President
Magna Trust Company

Robert Christiansen, President
Magna Finance


[PHOTO]

(From left to right)

Robert Leininger
Executive Vice President
Community Regions

David Bramlet
Executive Vice President
Alternate Delivery Systems

James Jolley
Executive Vice President
Sales and Public Relations

INVESTOR INFORMATION

EXCEEDING VALUE
EXPECTATIONS
Magna's focus on creating the Midwest's premier Super Community Banking organization also translates to enhancing investment value for its stockholders. Our goal is to exceed our investors' expectations for growth in their investment. Magna's consistently profitable operations, steady growth and prudent management are reflected in increased market valuations.

A stockholder who invested $1,000 in Magna stock five years ago, and reinvested all cash dividends, would now own stock worth more than triple the original investment. The compound annual rate of return for the five year period was 27.90%.


[PHOTO]


Five Year Total Return To Stockholders (December 31, 1991 -- December 31, 1996) In dollars

              Five Year Compound Annual Rate of Return = 27.90%

                                  [GRAPH]


    (Assumes initial investment of $1,000 and reinvestment of all dividends.)


           MGR
          Listed
           NYSE
THE NEW YORK STOCK EXCHANGE

MAGNA LISTS ON THE NEW YORK STOCK EXCHANGE
On November 20, 1996, Magna listed its common stock for trading on the New York Stock Exchange under the symbol MGR. The move to the NYSE underscores Magna's position as a premier financial institution.

Reflecting Magna's current stock price and including the shares issued in the acquisition of Homeland Bankshares Corporation, Magna's market capitalization now exceeds one billion dollars.

WHY IS THIS IMPORTANT TO STOCKHOLDERS?
The listing enhances the value for our stockholders by broadening the market for Magna's shares. A 205 year-old institution, the NYSE is distinguished as an auction market, where stocks are bought and sold at prices determined by the bids and offers of investors. These investors are represented on the trading floor of the exchange by floor professionals who use their experience, skill and judgment to obtain the best possible prices. Advanced technology has helped make self-regulated trading on the NYSE floor a fair and cost-effective tool for capital raising.

CONVENIENCE EQUALS VALUE
Magna offers value to stockholders through the services that allow them to build their investment conveniently and economically.

For more information about the following stockholder services, please contact Magna Trust Company or return the postage-paid postcard on the inside back cover of this report.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Stockholders can maximize investment value by building their position in Magna stock without paying brokerage fees. Through Magna's Dividend Reinvestment and Stock Purchase Plan, stockholders may conveniently and automatically reinvest their dividends or purchase additional shares with optional cash payments. By participating in the plan, the transactions are conducted automatically with no brokerage fees or commissions.

DIRECT DEPOSIT OF DIVIDENDS
Stockholders may gain immediate use of their paid dividends through direct deposit. Magna offers registered stockholders the option of having dividends electronically deposited into the bank account of their choice.

CONVENIENT INFORMATION RESOURCES
Current stockholders and prospective investors can request copies of press releases, annual and quarterly reports and other materials by contacting the Investor Relations Department at the company's headquarters:
314-963-2546 or 1-800-785-6244.

Stockholders with inquiries concerning stock accounts, dividends, change of ownership or address, lost certificates or consolidation of accounts can contact Magna Trust Company, the transfer agent for Magna:
618-233-2120 or 1-800-900-4548.

Current news and general information about Magna and its wide array of financial services is available on the Internet at www.magnabank.com.

Magna by the Numbers
As of December 31, 1996:
      2,159 employees
      8,766 stockholders of record
      $29.50 closing price
      28,209,500 shares outstanding
      19,485,825 shares traded during 1996

Book Value Per Share
In dollars

[GRAPH]
                Year-End

Market Capitalization
In millions of dollars

[GRAPH]


                Year-End

Dividends Per Share
In dollars

[GRAPH]


                Year-End

Common Stock Price Range
In dollars

[GRAPH]


High/Low Trading Prices
Year-End Closing Price

STRATEGIC OVERVIEW

EXCEEDING EXPECTATIONS

  ---------------------------------------------------------------------
   EXCEED verb 1. to go beyond the bounds or limits of. 2. to surpass; be superior to. --Syn. 1. excel 2. outperform.
  ---------------------------------------------------------------------

Customer satisfaction begins with being where our customers want us, when they want us. Magna doesn't stop there, however; we exceed our customers' expectations by going out of our way on a daily basis to find new solutions to their financial needs. Our commitment to quality products and services is the driving force behind everything we do: it's what first established Magna as a community bank and has since helped us grow into a "Super Community Bank."

SUPER COMMUNITY BANK
A community bank is one that derives most of its funding from the community it serves and invests those funds back into the same community. Each of Magna's 137 banking locations maintains a strong community orientation and, due to the diversity of the communities we serve throughout Illinois, Iowa and Missouri, we have developed 19 regions to better focus on the needs of each community. Each region has its own community president and a local community board of directors to help define Magna's role in the communities it serves.

What makes Magna a "Super Community Bank" is our three-tiered philosophy of community banking. That philosophy is based on our ability to:

*--Develop a sales culture that meets the needs of each community we serve

*--Provide quality products and services

*--Generate cost savings that do not compromise the quality of service to our customers

As a "Super Community Bank," Magna's success is tied to how well we understand our customers. Understanding our customers -- and ultimately serving them better -- requires investments in technology, products and services to develop convenient and innovative solutions to their personal and commercial banking needs.

Convenience is the Number One Reason People Choose a Bank
Magna has a network of 137 banking centers; 75 blanketing the metropolitan St. Louis area and 62 in cities and towns throughout a three-state area. As a leading community bank in our markets, Magna offers convenient, full-service banking to diverse customer segments -- rural and urban, corporations and households, farms and businesses, young people, families, professionals and retirees.

Our network of strategically placed automated teller machines (ATMs) and automated loan machines (ALMs) delivers fast, convenient banking wherever people go, such as shopping malls, airports, convenience stores, supermarkets and hospitals. We also extend convenient access to our services through banking centers within retirement communities.

We realize our customers' time is valuable and therefore have a staff dedicated to developing alternate delivery systems for banking services. Magna's full-service banking centers located inside one of St. Louis' leading grocery chains have been highly successful, with nearly all locations exceeding estimates for break even deposits within their first year of operation.

                             [PHOTO]

In November 1996, Magna redefined "full-service" when it opened a banking center in the Plaza 94 Mobil Mart in St. Peters, Missouri. The center in the Mobil Mart -- a full-service Magna Bank open seven days a week -- is the first of its kind in St. Louis. This location features three service lines, a private office, two drive-through lanes and a 24-hour ATM. Magna also opened a full-service banking center in the Wal-Mart SuperCenter in Carbondale, Illinois in August 1996. This location has

                             [PHOTO]


three tellers, an automated loan machine, a 24-hour ATM and safe deposit boxes. Plans for 1997 include placing additional banking centers in popular retail outlets.

As we head into the 21st century, technology will play an integral role in creating alternate delivery systems. Combining technology with convenience, Magna is the first and only bank in the St. Louis marketplace offering automated lending. Magna unveiled two ALMs in October 1996, one in the St. Louis Galleria and one in the Wal-Mart SuperCenter in Carbondale, Illinois. Using the ALM, customers can apply electronically for personal loans and receive a response in about 10 minutes. The ALM can customize the loan to match the customer's desired loan amount and preferred monthly payments.


[PHOTO]

Beth Zehms and Joe Armour,
Super Money Market managers
------------------------------------------------------------------------------
1
"Pick up a loaf of bread, a gallon of milk -- and refinance the mortgage."

For the Reed family, Magna's exceptional banking service is as convenient and easy as a trip to the supermarket. Expecting no more than a typical grocery store check-cashing "convenience counter," the Reeds were pleased to find fully trained client executives and a broad array of financial services at the Magna Super Money Market located in St. Peters, Missouri. Beth Zehms and Joe Armour showed the Reeds how the Magna Excel program can save on mortgage interest expense. Magna's outstanding service, convenient location and extended hours convinced the Reeds to move all of their banking business to the Super Money Market.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
2
"People bank with people, generation after generation."

Years ago, the Schuette family found a banker that would help their company grow. What started with the financing of one store ultimately has become a multi-faceted relationship between Magna and Schuette Stores. Today, Mark Robertson offers the current generation, Tom and Mike Schuette, Magna's entire family of business services.  Magna Link cash management service allows the Schuettes to use their personal computer and Magna software to make wire transfers and other transactions on-line. Magna also provides them with financing, corporate credit cards and an employee 401(k) retirement program through Magna Trust. Family business is good business, and it has helped Magna grow as well.
------------------------------------------------------------------------------


Another example of using technology to provide optimal customer service is Service Express, Magna's 24-hour customer service center. Customers have the option of using the touch tone phone menu or speaking with a representative to obtain account information and interest rates or open an account. Service Express representatives opened more than 3,200 checking, savings, loan and CD accounts in 1996 and handled an average of 260,000 calls per month.

                                [PHOTO]

[PHOTO]

Mark Robertson, Senior Vice President

In addition to serving existing customers better, advances in technology allow us to reach out to prospective customers in new ways. Magna's recently redesigned Internet web site (http://www.magnabank.com) is one such example. Magna's site provides users with product and service information, interest rates and recent company developments, opening the door to the next generation of computer banking for customers of all ages and abilities.

High Quality and Innovative Services for Families, Businesses and Even
Other Banks
Checking accounts remain Magna's core service for building customer relationships. Magna offers nine different checking accounts designed to fit the diverse needs of our customers, with accounts for everyone from students to seniors.

Club Magna 55, a relationship account for individuals who are age 55 or better, has more than 82,000 customers comprising just over one third of Magna's total deposits.

                                [PHOTO]

Magna's first entry into a Wal-Mart SuperCenter in Carbondale, Illinois.

In addition to banking services, Club Magna 55 offers club activities and travel.

Magna offers customers an array of interest-bearing accounts to meet a variety of specific needs and preferences. For example, Magna's 21-month CD, first offered in 1995, gives customers the combination of flexibility and competitive rate in an often uncertain market environment. If the interest rate rises at any time during the 21 months, customers can adjust the rate accordingly. To attract new customers, Magna offered an interest rate bonus to customers opening a personal checking account.

Magna offers a variety of products and services for its corporate and institutional customers, too. The Cash Management & Wholesale Operating Services Department provides services designed to assist businesses with reducing overhead and improving cash flow. Magna Link is a cash management service that allows business owners to use their personal computer and Magna software to make wire transfers and other transactions on-line. Business Express/PC is an electronic banking program that allows small businesses to access balance reports, monthly statements, check inquiry and account reconciliations through a personal computer.

Magna's correspondent banking business is among the largest in the Midwest. The acquisition of Homeland added 160 correspondent bank customers, doubling the number of Magna's correspondent bank customers.

It's Community that Counts
Magna gives back to the community both financially and in spirit. Employees at all levels volunteer their time for organizations such as The Arthritis Foundation, American Diabetes Association, Junior Achievement, Salvation Army and The United Way, to name just a few. Employees also volunteer their time for local school districts, participating on school resource planning committees as well as mentoring and educational programs.

Through Project Ground Floor, a home ownership project for low income persons with developmental disabilities, Magna provides thirty year fixed rate loans to prospective purchasers throughout Illinois. This unique loan program has assisted individuals in purchasing their own homes and becoming more independent.

                               [PHOTO]


------------------------------------------------------------------------------
3
"Getting started in business is just the start."

Leanette Owens has conducted her personal banking with Magna for years and knows the Magna team well. So, when she was ready to start her own business, she turned to Magna as a knowledgeable business resource. She got that and more. A 37-year banking professional, Del Tegtmeier provided both consultation and inspiration. Del helped Leanette to plan for the challenges of owning and operating a business and to access government programs designed for women and minority business owners. In addition to financing, Magna also set up payroll services. After nine months of groundwork, Nail Options, Inc. opened with five employees and a full appointment book, including Leanette's next appointment with Magna to discuss plans to expand her business.
------------------------------------------------------------------------------

[PHOTO]

Del Tegtmeier, Senior Vice President

IT ALL ADDS UP TO A BIGGER, BETTER MAGNA
Magna's growth strategy includes both internal and external growth. Magna's aggressive bank acquisition program has led to the purchase of 49 financial institutions since 1981, adding over $5.0 billion in assets and strengthening Magna's presence in the Midwest. River Bend Bancshares, Inc., in East Alton, Illinois, was acquired in February 1996, adding $160 million in assets. Homeland Bankshares Corporation, a $1.2 billion bank holding company in Waterloo, Iowa, was acquired in March 1997. Homeland is Magna's first presence in Iowa and adds 30 banking locations throughout Central and Eastern Iowa, a trust company and a student loan company. Each of these acquisitions is consistent with Magna's strategic plan.

Magna's growth also comes from the generation of fee income through acquisitions and alliances with nonbank institutions. Magna Finance was created in 1996 through an alliance with First Merchants Acceptance Corporation, an automobile finance company that specializes in subprime credit. The alliance complements Magna's successful auto financing business.

Magna's successful indirect auto loan program now comprises relationships with over 350 car dealerships, reinforcing the business and consumer relationships generated through the purchase of automobiles.

Magna Trust, doing business since 1901, now has over $2.5 billion in total assets including the addition of Homeland. Recent bank mergers in Missouri are creating new growth opportunities for Magna Trust to aggressively expand its services to the St. Louis market. Magna Trust also has the leading market share of trust business in Southern Illinois.

Growth for Magna Trust will come from expanded product offerings such as the SMART K, a 401(k) program, and expansion of the Magna Funds, Magna's proprietary mutual funds. Magna Trust will continue to emphasize personal trust services and investment management. We believe our primary strength is local administration and portfolio management with a high degree of personal attention.

In addition to a complete range of personal trust services Magna Trust offers farm management to help farmers meet the constant challenges of the changing farm economy as well as farm appraisals.

In 1996, our brokerage company changed its name to Magna Investments, highlighting its commitment to providing investment services through offices located in Magna banking centers. Magna Investments offers a full range of investment services, experienced staff and personal service at fees lower than those offered by many national brokerages.

Magna Student Loan Company is committed to helping students finance their higher education. The competitive advantage student loans bring to Magna goes beyond dollars and cents. Student loans are an important source of fee income for Magna and they are an excellent way to invest in the communities we serve. By helping students finance their college education, we're investing in the future -- both theirs and ours.

Internal growth results from building new customer relationships and strengthening existing ones. Magna employees are key to achieving this growth. Our client executives regularly review their customers' accounts to recommend other banking, trust and investment services. Magna has 17 incentive programs designed to increase employee referrals and generate new customers and, in 1996, more than 50 percent of Magna employees participated in some type of performance-based pay system.

As Magna approaches the close of the 20th century, we are positioned to thrive in a rapidly changing environment and unsettled marketplace. Our knowledgeable staff and vast array of services clearly position Magna to exceed the service expectations of our current customers and those we will gain.

MAGNA'S COMMUNITY PRESIDENTS

Magna is a network of community banks. Over the past 15 years, Magna has acquired 49 financial institutions. Each institution prided itself on providing friendly and personal services and being actively involved in its local communities. That philosophy remains the central theme to Magna's community banking strategy. Our 19 regional community presidents are committed to this concept and focused on building strong relationships with the customers and communities Magna serves.

This unique approach to banking offers our customers the advantage of local management, with the support of centralized loan administration and product management. In addition, our community boards of directors act as ambassadors for Magna in their regions, building customer and community relationships. From small agricultural towns to big industrial cities, every Magna customer can expect to receive the highest quality of service from community bankers familiar with their specific needs.


   [PHOTO]

*--JOHN RATHJEN
   Cedar Valley Region, 15 Locations
   18 Years Banking Experience

   [PHOTO]

*--JOHN FRUIT
   Madison Region, 8 Locations
   29 Years Banking Experience

   [PHOTO]

*--CORYDON NICHOLSON
   Decatur Region, 4 Locations
   21 Years Banking Experience

   [PHOTO]

*--PAUL TENARVITZ
   Peoria Region, 7 Locations
   24 Years Banking Experience

   [PHOTO]

*--KENDALL MESSER
   Monticello Region, 1 Location
   23 Years Banking Experience

   [PHOTO]

*--DALE KRETSCHMAR
   Cedar Rapids/Iowa City Region, 2 Locations
   13 Years Banking Experience

   [PHOTO]

*--THOMAS CURTRIGHT
   Springfield Region, 3 Locations
   35 Years Banking Experience

   [PHOTO]

*--THOMAS COLES
   River Bend Region, 6 Locations
   26 Years Banking Experience

   [PHOTO]

*--WALLACE REESE
   Lincoln Region, 3 Locations
   36 Years Banking Experience

   [PHOTO]

*--THOMAS HOLLOWAY
   St. Clair Region, 21 Locations
   25 Years Banking Experience

   [PHOTO]

*--DAVID HEINRICH
   St. Charles Region, 9 Locations
   32 Years Banking Experience

   [PHOTO]

*--DAN CRANDALL
   Oelwein Region, 4 Locations
   24 Years Banking Experience

   [PHOTO]

*--DONALD SCHAACK
   Columbia Region, 5 Locations
   38 Years Banking Experience

   [PHOTO]

*--STEVEN BURROUGHS
   Carbondale Region, 5 Locations
   14 Years Banking Experience

   [PHOTO]

*--JERRY VON ROHR
   St. Louis Region, 25 Locations
   29 Years Banking Experience

   [PHOTO]

*--RICHARD STROYAN
   Bloomington Region, 3 Locations
   22 Years Banking Experience

   [PHOTO]

*--DAVID HARRIS
   Centralia Region, 8 Locations
   31 Years Banking Experience

   [PHOTO]

*--GREGORY O'HARA
   Des Moines Region, 3 Locations
   16 Years Banking Experience

   [PHOTO]

*--THOMAS KILLEEN
   Indianola Region, 5 Locations
   17 Years Banking Experience

           [MAP]

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

Fully Diluted Net Income Per Common Share- Computed by increasing primary average common shares and common share equivalents by the assumed conversion into common stock of all outstanding convertible debt instruments. Net income for fully diluted net income per share is adjusted for interest expense and amortization of origination costs, net of related tax effects, on these convertible debt instruments and preferred stock dividends.

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

Tier 1 Capital- Tier 1 capital consists principally of stockholders' equity less goodwill and deposit base intangibles.

Total Capital- The sum of Tier 1 capital plus certain debt instruments and a portion of the reserve for loan losses.

FIVE YEAR SELECTED FINANCIAL DATA

(In thousands, except per share data)                          1996        1995        1994        1993        1992
---------------------------------------------------------------------------------------------------------------------
EARNINGS
  Interest income                                            $387,835    $347,168    $289,561    $244,288    $274,312
  Interest expense                                            193,748     164,317     116,742      99,025     127,539
---------------------------------------------------------------------------------------------------------------------
    Net interest income                                       194,087     182,851     172,819     145,263     146,773
  Provision for loan losses                                    10,280       9,992       4,900       9,589      20,544
---------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses       183,807     172,859     167,919     135,674     126,229
  Noninterest income                                           50,358      47,863      47,503      45,840      38,184
  Noninterest expense                                         138,386     146,217     150,213     131,321     129,767
---------------------------------------------------------------------------------------------------------------------
    Income before income taxes, extraordinary item and
      cumulative effect of a change in accounting
      principle                                                95,779      74,505      65,209      50,193      34,646
  Income tax expense                                           32,640      23,283      20,179      12,706       5,539
---------------------------------------------------------------------------------------------------------------------
    Income before extraordinary item and cumulative
      effect of a change in accounting principle               63,139      51,222      45,030      37,487      29,107
  Extraordinary item less applicable tax and
    cumulative effect of a change in accounting principle           -           -           -           -       1,085
---------------------------------------------------------------------------------------------------------------------
    Net income                                               $ 63,139    $ 51,222    $ 45,030    $ 37,487    $ 30,192
=====================================================================================================================

PER COMMON SHARE
  Primary net income before extraordinary item
    and cumulative effect adjustment                           $ 2.22      $ 1.84      $ 1.69      $ 1.53      $ 1.36
  Extraordinary item and cumulative effect adjustment               -           -           -           -         .05
---------------------------------------------------------------------------------------------------------------------
    Net income                                                   2.22        1.84        1.69        1.53        1.41
---------------------------------------------------------------------------------------------------------------------
  Fully diluted net income before extraordinary item
    and cumulative effect adjustment                             2.18        1.80        1.66        1.50        1.33
  Extraordinary item and cumulative effect adjustment               -           -           -           -         .05
---------------------------------------------------------------------------------------------------------------------
    Net income                                                   2.18        1.80        1.66        1.50        1.38
---------------------------------------------------------------------------------------------------------------------
  Dividends declared                                              .88         .80         .76         .72         .68
  Book value                                                    17.15       15.93       13.49       14.02       13.39
=====================================================================================================================
BALANCE SHEET DATA
  Total assets                                             $5,458,709  $4,947,499  $4,638,502  $4,128,462  $3,728,525
  Securities                                                1,655,907   1,364,864   1,217,174   1,213,673   1,088,410
  Total loans                                               3,415,309   3,202,766   2,968,201   2,564,466   2,272,180
  Reserve for loan losses                                      45,382      42,623      43,991      40,065      38,194
  Total deposits                                            4,197,776   3,888,266   3,672,755   3,494,825   3,224,661
  Long-term debt                                               77,577      93,071     104,453      32,062      35,195
  Stockholders' equity                                        483,961     446,044     371,312     360,649     322,295
  Average common shares outstanding:
    Primary                                                    28,395      27,892      26,657      24,495      21,304
    Fully diluted                                              29,974      29,524      28,320      26,233      23,162
  Common shares outstanding                                    28,210      27,998      27,512      25,729      24,074
=====================================================================================================================
SELECTED RATIOS
  Return on average assets                                       1.20%       1.09%       1.05%       1.02%        .81%
  Return on average equity                                      13.75       12.57       12.41       11.25       10.88
  Net interest margin                                            4.01        4.30        4.49        4.45        4.47
  Efficiency ratio                                              55.63       62.11       66.69       67.98       68.23
  Net loan charge-offs to average loans                           .25         .37         .14         .59        1.59
  Loan reserve to total loans                                    1.33        1.33        1.48        1.56        1.68
  Loan reserve to nonperforming loans                          166.19      138.30      119.21       78.49       57.87
  Nonperforming loan ratio                                        .80         .96        1.24        1.99        2.90
  Nonperforming assets to total loans and
    foreclosed property                                           .88        1.12        1.48        2.37        3.35
  Tier 1 capital to average assets                               8.45        8.73        8.57        8.67        8.06
  Tier 1 capital to risk-adjusted assets                        12.97       13.06       12.79       12.81       12.30
  Total capital to risk-adjusted assets                         14.18       14.29       14.07       14.10       13.59
  Dividend payout ratio                                         39.64       43.48       44.97       47.06       48.23
=====================================================================================================================

MANAGEMENT'S DISCUSSION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL OVERVIEW
Net income for 1996 was $63.1 million compared with $51.2 million in 1995 and $45.0 million in 1994, representing a 23.3% increase in net income for 1996 as compared to 1995 and a 13.8% increase for 1995 as compared to 1994. Net income per share, on a primary basis, for 1996 increased to $2.22 per share from $1.84 in 1995 and $1.69 in 1994. These results represent a return on average assets of 1.20% in 1996, 1.09% in 1995 and 1.05% in 1994.

Magna's improved earnings during 1996 over 1995 were primarily driven by increases in net interest income and a reduction in noninterest expense coupled with an increase in noninterest income.

Total assets at year-end 1996 increased to $5.46 billion compared with $4.95 billion at year-end 1995 primarily as a result of an acquisition completed in February 1996, along with increases in the volume of loans and investment securities. These increases were funded by an increase in deposits, primarily time deposits, as well as an increase in repurchase agreements.

On March 1, 1997, Magna completed the acquisition of Homeland Bankshares Corporation, Waterloo, Iowa ("Homeland"), for approximately 5,039,000 shares of common stock and approximately $92 million in cash. Total assets of Homeland, as of the acquisition date, were approximately $1.2 billion. The acquisition is being accounted for as a purchase.

On February 29, 1996, Magna completed the acquisition of River Bend Bancshares, Inc. ("River Bend"). A total of 550,207 shares of common stock were issued and approximately $12.4 million in cash was paid in connection with the acquisition, which was accounted for as a purchase. Total assets of River Bend, as of the acquisition date, were approximately $160 million.

Nonperforming assets declined 15.7% to $30.2 million at year-end 1996 from $35.8 million at year-end 1995. The ratio of nonperforming assets to total assets declined to .55% at year-end 1996 from .72% at year-end 1995. The ratio of nonperforming assets to total loans and foreclosed property declined to .88% at year-end 1996 from 1.12% at year-end 1995. Nonperforming loans declined to $27.3 million at year-end 1996 from $30.8 million at year-end 1995. This reduction in nonperforming loans led to a decline in the ratio of nonperforming loans to total loans to .80% at year-end 1996 from .96% at year-end 1995.

In January 1995, Magna announced a common stock repurchase program authorizing the repurchase of up to 5% of its outstanding shares of common stock or 1.4 million shares. During 1996, Magna repurchased 745,000 shares and will consider repurchasing the remaining shares in 1997 following consummation of the Homeland acquisition.

The following paragraphs discuss more fully Magna's results of operations, financial condition, asset quality and capital resources and liquidity during the three year period ended December 31, 1996. This discussion should be read in conjunction with the Consolidated Financial Statements and the notes thereto which are included elsewhere in this report.

MANAGEMENT'S DISCUSSION


The discussion herein and elsewhere in this report contains certain forward looking statements with respect to the financial condition, results of operations and business of Magna. These forward looking statements involve certain risks and uncertainties. For example, by accepting deposits at fixed rates, at different times and for different terms and lending funds at fixed rates for fixed periods, a bank accepts the risk that the cost of funds may rise and the use of the funds may be at a fixed rate. Similarly, the cost of funds may fall, but a bank may have committed by virtue of the term of a deposit to pay what becomes an above market rate. Investments may decline in value in a rising interest rate environment. Loans, and the reserve for loan losses, have the risk that the borrower will not repay all funds in a timely manner as well as the risk of total loss. Collateral may or may not have the value attributed to it. The loan loss reserve, while believed adequate, may prove inadequate if one or more large borrowers, or numerous mid-range borrowers, or a combination of both, experience financial difficulty for individual, national or international reasons. Because the business of banking is highly regulated, decisions of governmental authorities, such as the rate of deposit insurance, can have a major effect on operating results. All of these uncertainties, as well as others, are present in a banking operation and stockholders are cautioned that management's view of the future on which it prices its products, evaluates collateral, sets loan reserves and estimates costs of operation and regulation may prove to be other than as anticipated.

RESULTS OF OPERATIONS

NET INTEREST INCOME
Tax-equivalent net interest income increased $11.3 million, or 6.0%, to $199.2 million in 1996 from $187.9 in 1995. Tax-equivalent net interest income in 1994 was $177.9 million. The increases in 1996 and 1995 were primarily attributable to higher levels of earning assets offset by reduced net interest margins. The increase in the level of earning assets in 1996 resulted from the River Bend acquisition, increased loan demand and increases in the volume of investment securities.

Net interest income is presented on a "tax-equivalent" basis to adjust for the tax-exempt status of earnings from certain loans and investment securities, primarily the obligations of states and municipalities.

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

MANAGEMENT'S DISCUSSION


TABLE 1 -- DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY AND INTEREST RATE INFORMATION

                                                                             Year Ended December 31
                                            ---------------------------------------------------------------------------------------
                                                               1996                                     1995
                                            ---------------------------------------------------------------------------------------
                                                       Percent     Interest  Average              Percent   Interest   Average
                                              Average  of Total    Income/   Yield/     Average   of Total  Income/    Yield/
(Dollars in thousands)                        Balance   Assets     Expense    Rate      Balance   Assets    Expense     Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Loans<F1><F2>                             $3,322,542    62.93%   $286,980   8.64%    $3,088,168  65.63%   $267,809   8.67%
  Taxable securities                         1,486,680    28.16      93,029   6.26      1,145,976  24.35      71,853   6.27
  Non-taxable securities<F2>                   115,835     2.20      10,437   9.01        108,450   2.31      10,670   9.84
  Federal funds sold and
    repurchase agreements                       45,218      .86       2,514   5.56         31,391    .67       1,903   6.06
-----------------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                4,970,275    94.15     392,960   7.91      4,373,985  92.96     352,235   8.05
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest earning assets:
  Cash and due from banks                      136,084     2.58                           163,781   3.48
  Premises and equipment                        82,844     1.57                            79,212   1.68
  Other assets                                 134,793     2.55                           131,782   2.80
  Reserve for loan losses                      (44,628)    (.85)                          (43,426)  (.92)
-----------------------------------------------------------------------------------------------------------------------------------
                    Total Assets            $5,279,368   100.00%                       $4,705,334 100.00%
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits          $  532,615    10.09%      9,256   1.74     $  520,785  11.07%      9,547   1.83
  Savings and market rate deposits             831,381    15.75      24,635   2.96        845,458  17.97      25,179   2.98
  Time deposits                              2,193,105    41.54     124,297   5.67      1,884,164  40.04     103,299   5.48
  Short-term borrowings                        595,615    11.28      28,812   4.84        391,789   8.32      20,233   5.16
  Long-term debt                                87,840     1.66       6,748   7.68         79,828   1.70       6,059   7.59
-----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities           4,240,556    80.32     193,748   4.57      3,722,024  79.10     164,317   4.41
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
  Demand deposits                              514,427     9.74                           515,461  10.96
  Other liabilities                             65,160     1.24                            60,319   1.28
-----------------------------------------------------------------------------------------------------------------------------------
               Total Liabilities             4,820,143    91.30                         4,297,804  91.34
            Stockholders' Equity               459,225     8.70                           407,530   8.66
-----------------------------------------------------------------------------------------------------------------------------------
               Total Liabilities
        and Stockholders' Equity            $5,279,368   100.00%                       $4,705,334 100.00%
===================================================================================================================================
Net interest income                                                $199,212                                 $187,918
===================================================================================================================================
Interest rate spread                                                          3.34%                                    3.64%
===================================================================================================================================
Net interest margin                                                           4.01%                                    4.30%
===================================================================================================================================

--------------
<F1>  For purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding; interest on nonaccrual loans is recorded when received.
<F2>  Information presented on a tax-equivalent basis assuming a tax rate of
      35% for 1996, 1995, 1994 and 1993 and 34% for 1992. The tax-equivalent adjustment amounted to approximately $5,125, $5,067, $5,070, $5,451 and $6,386, for 1996, 1995, 1994, 1993 and 1992, respectively.

20

MANAGEMENT'S DISCUSSION

TABLE 1 -- DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY AND INTEREST RATE INFORMATION
                                                                               Year Ended December 31
--------------------------------------------------------------------------------------------------------------------------
                                                                                        1994
--------------------------------------------------------------------------------------------------------------------------
                                                                                 Percent      Interest         Average
                                                                Average          of Total     Income/          Yield/
(Dollars in thousands)                                          Balance           Assets      Expense           Rate
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Loans<F1><F2>                                               $2,723,878          63.63%      $221,051           8.12%
  Taxable securities                                           1,118,965          26.14         61,970           5.54
  Non-taxable securities<F2>                                     108,068           2.53         11,046          10.22
  Federal funds sold and
    repurchase agreements                                         11,611            .27            564           4.86
--------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                                  3,962,522          92.57        294,631           7.44
--------------------------------------------------------------------------------------------------------------------------
Noninterest earning assets:
  Cash and due from banks                                        152,206           3.56
  Premises and equipment                                          69,568           1.63
  Other assets                                                   137,594           3.21
  Reserve for loan losses                                        (41,347)          (.97)
--------------------------------------------------------------------------------------------------------------------------
                    Total Assets                              $4,280,543         100.00%
==========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits                            $  536,857          12.54%        10,345           1.93
  Savings and market rate deposits                             1,003,872          23.45         26,818           2.67
  Time deposits                                                1,490,847          34.83         63,521           4.26
  Short-term borrowings                                          230,638           5.39          9,202           3.99
  Long-term debt                                                  96,289           2.25          6,856           7.12
--------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                             3,358,503          78.46        116,742           3.48
--------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
  Demand deposits                                                506,889          11.84
  Other liabilities                                               52,369           1.22
--------------------------------------------------------------------------------------------------------------------------
               Total Liabilities                               3,917,761          91.52
            Stockholders' Equity                                 362,782           8.48
--------------------------------------------------------------------------------------------------------------------------
               Total Liabilities
        and Stockholders' Equity                              $4,280,543         100.00%
==========================================================================================================================
Net interest income                                                                           $177,889
==========================================================================================================================
Interest rate spread                                                                                             3.96%
==========================================================================================================================
Net interest margin                                                                                              4.49%
==========================================================================================================================

MANAGEMENT'S DISCUSSION



TABLE 1 -- DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY AND INTEREST RATE INFORMATION

                                                                               Year Ended December 31
--------------------------------------------------------------------------------------------------------------------------
                                                                                        1993
--------------------------------------------------------------------------------------------------------------------------
                                                                                 Percent       Interest         Average
                                                                Average         of Total       Income/          Yield/
(Dollars in thousands)                                          Balance          Assets        Expense           Rate
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Loans<F1><F2>                                               $2,286,299          62.19%      $186,997           8.18%
  Taxable securities                                             963,988          26.22         50,290           5.22
  Non-taxable securities<F2>                                     103,636           2.82         11,486          11.08
  Federal funds sold and
    repurchase agreements                                         32,793            .90            966           2.95
--------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                                  3,386,716          92.13        249,739           7.37
--------------------------------------------------------------------------------------------------------------------------
Noninterest earning assets:
  Cash and due from banks                                        145,640           3.96
  Premises and equipment                                          66,621           1.81
  Other assets                                                   116,240           3.16
  Reserve for loan losses                                        (39,135)         (1.06)
--------------------------------------------------------------------------------------------------------------------------
                    Total Assets                              $3,676,082         100.00%
==========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits                            $  452,471          12.31%         9,521           2.10
  Savings and market rate deposits                               887,617          24.15         24,809           2.80
  Time deposits                                                1,358,336          36.95         57,792           4.25
  Short-term borrowings                                          110,782           3.02          3,111           2.81
  Long-term debt                                                  33,136            .90          3,792          11.44
--------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                             2,842,342          77.33         99,025           3.48
--------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
  Demand deposits                                                451,935          12.29
  Other liabilities                                               48,590           1.32
--------------------------------------------------------------------------------------------------------------------------
               Total Liabilities                               3,342,867          90.94
            Stockholders' Equity                                 333,215           9.06
---------------------------------------------------------------------------------------------------------------------------
               Total Liabilities
        and Stockholders' Equity                              $3,676,082         100.00%
===========================================================================================================================
Net interest income                                                                           $150,714
===========================================================================================================================
Interest rate spread                                                                                             3.89%
===========================================================================================================================
Net interest margin                                                                                              4.45%
===========================================================================================================================

MANAGEMENT'S DISCUSSION



TABLE 1 -- DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY AND INTEREST RATE INFORMATION

                                                                               Year Ended December 31
---------------------------------------------------------------------------------------------------------------------------
                                                                                        1992
---------------------------------------------------------------------------------------------------------------------------
                                                                                 Percent      Interest         Average
                                                                Average         of Total      Income/          Yield/
(Dollars in thousands)                                          Balance          Assets       Expense           Rate
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
  Loans<F1><F2>                                               $2,360,795          63.54%      $207,811          8.80%
  Taxable securities                                             896,916          24.14         58,071          6.47
  Non-taxable securities<F2>                                     117,649           3.17         12,933         10.99
  Federal funds sold and
    repurchase agreements                                         50,147           1.35          1,883          3.75
---------------------------------------------------------------------------------------------------------------------------
Total interest earning assets                                  3,425,507          92.20        280,698          8.19
---------------------------------------------------------------------------------------------------------------------------
Noninterest earning assets:
  Cash and due from banks                                        140,168           3.77
  Premises and equipment                                          69,214           1.86
  Other assets                                                   127,956           3.44
  Reserve for loan losses                                        (47,370)         (1.27)
---------------------------------------------------------------------------------------------------------------------------
                    Total Assets                              $3,715,475         100.00%
===========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
  Interest bearing demand deposits                            $  407,739          10.97%        11,823          2.90
  Savings and market rate deposits                               857,705          23.08         30,900          3.60
  Time deposits                                                1,545,915          41.61         76,598          4.95
  Short-term borrowings                                           84,810           2.28          2,814          3.32
  Long-term debt                                                  55,938           1.51          5,404          9.66
---------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities                             2,952,107          79.45        127,539          4.32
---------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
  Demand deposits                                                427,121          11.50
  Other liabilities                                               58,802           1.58
---------------------------------------------------------------------------------------------------------------------------
               Total Liabilities                               3,438,030          92.53
            Stockholders' Equity                                 277,445           7.47
---------------------------------------------------------------------------------------------------------------------------
               Total Liabilities
        and Stockholders' Equity                              $3,715,475         100.00%
===========================================================================================================================
Net interest income                                                                           $153,159
===========================================================================================================================
Interest rate spread                                                                                            3.87%
===========================================================================================================================
Net interest margin                                                                                             4.47%
===========================================================================================================================

                                                                              21

MANAGEMENT'S DISCUSSION


TABLE 2 -- VOLUME AND RATE VARIANCE

                                             1996 Compared with 1995            1995 Compared with 1994
                                          Increase (Decrease) Due to<F1>     Increase (Decrease) Due to<F1>
                                         -------------------------------------------------------------------
(In thousands)                            Volume      Rate         Net        Volume       Rate        Net
------------------------------------------------------------------------------------------------------------
Interest earned on:
  Loans<F2>                              $20,148    $  (977)     $19,171     $30,825     $15,933     $46,758
  Taxable securities                      21,305       (129)      21,176       1,530       8,353       9,883
  Non-taxable securities<F2>                 430       (663)        (233)          6        (382)       (376)
  Federal funds sold and
    repurchase agreements                    769       (158)         611       1,172         167       1,339
------------------------------------------------------------------------------------------------------------

Total interest earning assets             42,652     (1,927)      40,725      33,533      24,071      57,604
------------------------------------------------------------------------------------------------------------

Interest paid on:
  Interest bearing demand deposits           205       (496)        (291)       (292)       (506)       (798)
  Savings and market rate deposits          (388)      (156)        (544)     (4,530)      2,891      (1,639)
  Time deposits                           17,333      3,665       20,998      19,074      20,704      39,778
  Short-term borrowings                    9,906     (1,327)       8,579       7,770       3,261      11,031
  Long-term debt                             616         73          689      (1,228)        431        (797)
------------------------------------------------------------------------------------------------------------

Total interest bearing liabilities        27,672      1,759       29,431      20,794      26,781      47,575
------------------------------------------------------------------------------------------------------------

Net interest income                      $14,980    $(3,686)     $11,294     $12,739     $(2,710)    $10,029
============================================================================================================

--------------------
<F1>The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.
<F2>Presented on a tax-equivalent basis assuming a tax rate of 35% for 1996 and 1995. The tax-equivalent adjustment relating to the change in interest income was an increase of $58 for 1996 compared with 1995 and a decrease of $3 for 1995 compared with 1994.

During 1996, the average volume of interest earning assets increased $596 million compared with 1995, resulting in an increase in tax-equivalent interest income of $42.7 million. These increases were principally attributable to increases in the volume of loans and investment securities. Changes in yields on the average volume of interest earning assets decreased tax-equivalent interest income by $1.9 million. The tax-equivalent yield on the loan portfolio remained relatively stable for 1996 when compared to 1995 even though the prime lending rate decreased slightly. Many of the loans in the commercial and real estate loan portfolios reprice upward or downward as the prime rate changes and generally reprice to the same extent. The yield on taxable securities also remained stable while the yield on tax-exempt securities decreased 83 basis points in 1996. The decrease in the yield on tax-exempt securities occurred as certain holdings either matured or were called for redemption. These securities were replaced with lower yielding issues.

Included in average noninterest earning assets are cash and due from bank balances. Average cash and due from bank balances decreased approximately $28 million for 1996 compared to 1995. During 1996, Magna reconfigured certain deposit arrangements which resulted in a reduction of average reserve balances required to be maintained with the Federal Reserve Bank. This reduction in reserve balances contributed to an increase in the ratio of earning assets to total assets during 1996 compared to 1995.

The average volume of interest bearing liabilities increased $519 million in 1996 compared with 1995, and included increases of $307 million in average interest bearing deposits and $204 million in average short-term borrowings. The increase in average interest bearing deposits was partially attributable to the acquisition of River Bend coupled with Magna's decision to price these deposits, particularly time deposits, more competitively. The increase in average short-term borrowings

MANAGEMENT'S DISCUSSION


is discussed under "Borrowings" and represents a significant funding source for the increased levels of loans and investment securities. The increase in average long-term debt was principally the result of the procurement of a $25 million Federal Home Loan Bank borrowing in September of 1995, the average of which was included in long-term debt during the entire 1996 year. The impact on average long-term debt from this item was partially offset by the effects of the August 1996 reclassification of a $15 million Federal Home Loan Bank borrowing from long-term debt to other short-term borrowings as a result of its August 1997 maturity. Interest expense increased $27.7 million as a result of the higher volume of interest bearing liabilities. The average rate paid on total interest bearing liabilities increased 16 basis points during 1996, principally due to competition in the marketplace to secure deposits. Interest expense increased $1.8 million as a result of the increased rate paid on interest bearing liabilities. Increases in rates paid on time deposits and long-term debt were offset by decreased rates paid on all other categories of interest bearing liabilities.

During 1996, Magna's net interest margin was 4.01% compared with 4.30% and 4.49% in 1995 and 1994, respectively. Changes in the net interest margin depend, primarily, on three factors and the interaction between them: 1) the net interest spread, being the difference between the yield on earning assets and the rate paid on interest bearing liabilities; 2) the yield earned on assets funded by funding sources that are interest free such as noninterest bearing demand deposits; and 3) the percentage of earning assets funded by interest free funding sources. The reduction in the net interest margin was primarily due to continued competitive pricing for loans and deposits in the markets that Magna serves, resulting in an increase in the rates paid on interest bearing liabilities and a reduction in the yields on earning assets.

PROVISION FOR LOAN LOSSES
The provision for loan losses reflects management's judgment of the cost associated with credit risks inherent in the loan portfolio. The provision for loan losses represents the amount necessary to adjust the allowance for loan losses to the level that management considers appropriate. The provision for loan losses charged to expense in 1996 increased to $10.3 million compared with $10.0 and $4.9 million in 1995 and 1994, respectively. Factors which influence management's determination of the provision for loan losses include, among other things, current and projected economic conditions, historical loss trends, a review of individual loans and changes in the character and size of the portfolio. Magna has established comprehensive credit policies and risk rating processes that address the individual risk and return characteristics associated with loans in the portfolio. The modest increase in the provision in 1996 was primarily related to overall growth in the loan portfolio. The increase in the provision in 1995 compared to 1994 was primarily related to a higher level of commercial loan net charge-offs coupled with portfolio growth. Activity in the reserve for loan losses and nonperforming loan data are presented and discussed under "ASSET QUALITY."

NONINTEREST INCOME
Excluding net securities gains, noninterest income for 1996 was $49.5 million compared with $47.5 million and $47.3 million in 1995 and 1994, respectively. Total noninterest income as a percentage of average assets was .95%, 1.02% and 1.11% for 1996, 1995 and 1994, respectively. Total noninterest income, excluding net securities gains, to operating income was 19.92%, 20.18% and 21.02% for 1996, 1995 and 1994, respectively.

MANAGEMENT'S DISCUSSION


Table 3 sets forth information pertaining to the major components of noninterest income.

TABLE 3 -- NONINTEREST INCOME

                                              Year Ended December 31
                                        ---------------------------------
(In thousands)                             1996        1995        1994
-------------------------------------------------------------------------
Service charges on deposits              $23,443     $22,487     $21,945
Trust                                      9,382       8,638       9,063
Credit card                                6,013       5,801       4,665
Brokerage and investment
  services income                          3,341       2,361       2,726
Other income                               7,362       8,220       8,946
Securities gains, net                        817         356         158
-------------------------------------------------------------------------
Total noninterest income                 $50,358     $47,863     $47,503
=========================================================================

The largest component of noninterest income, service charges on deposit accounts, consists of fees on both interest bearing and noninterest bearing accounts and charges for other items, including insufficient funds, overdrafts and stop payment requests. Service charges on deposits increased in 1996 primarily due to higher levels of charges for insufficient funds and increased service charges associated with Magna's corporate cash management products.

The increase in income from trust services during 1996 was primarily due to an increase in the market value of trust assets on which certain fees are based. Magna Trust Company had custodial assets and assets under management of $2.0 billion, $1.9 billion and $4.2 billion at December 31, 1996, 1995 and 1994, respectively. The reduction in custodial assets and assets under management from year-end 1994 resulted from the loss of one custodial account relationship in January 1995.

Credit card income primarily consists of fees charged to merchants for processing credit card transactions and interchange fees received on transactions of Magna's cardholders. The modest increase in credit card income resulted primarily from increases in merchant related fees due to expansion of business activities associated with existing merchants, coupled with increased sales efforts.

Brokerage and investment services income is comprised of commissions derived from the sale of stocks, bonds, mutual funds, annuities and other investment vehicles which are offered by Magna's brokerage operations. During 1996, brokerage and investment services income increased $1.0 million, or 41.5%. The increase in brokerage and investment services income principally resulted from expanded sales efforts and additional sales representatives.

Other noninterest income includes such items as interchange fees on ATM transactions, income from foreclosed properties, fees from mortgage banking operations, safe deposit box rental fees and other miscellaneous fees. Other noninterest income in 1995 included the interest portion of certain federal income tax refunds which totaled approximately $.9 million.

Net securities gains remained at modest levels in 1996 and totaled $.8 million compared to $.4 million and $.2 million in 1995 and 1994, respectively.

Magna continues to explore additional opportunities to generate increased noninterest income.

NONINTEREST EXPENSE
Noninterest expense decreased $7.8 million, or 5.4%, to $138.4 million in 1996 compared with $146.2 million and $150.2 million in 1995 and 1994, respectively. The decrease in 1996 from 1995 was mainly due to reductions in employee compensation and other benefits coupled with a decrease in Federal Deposit Insurance Corporation ("FDIC") insurance premiums. Reductions in these areas, along with a reduction in other operating expenses, contributed to the reduction in noninterest expense for 1995 from 1994. The efficiency ratio, a key indicator of the control of noninterest expense, improved throughout 1996. The efficiency ratio for the year ended December 31, 1996 was 55.6% compared with 62.1% and 66.7% for the years ended December 31, 1995 and 1994, respectively. Noninterest expense as a percentage of average assets was 2.62%, 3.11% and 3.51% for 1996, 1995 and 1994, respectively.

MANAGEMENT'S DISCUSSION


Table 4 sets forth information regarding the major components of noninterest expense.

TABLE 4 -- NONINTEREST EXPENSE

                                              Year Ended December 31
                                        ---------------------------------
(In thousands)                             1996        1995        1994
-------------------------------------------------------------------------
Employee compensation
  and other benefits                    $ 69,142    $ 72,993    $ 73,545
Net occupancy                             17,980      17,677      15,748
Equipment                                  8,731       8,967       8,974
FDIC insurance premiums                      554       4,342       8,079
Other                                     41,979      42,238      43,867
-------------------------------------------------------------------------
Total noninterest expense               $138,386    $146,217    $150,213
=========================================================================

Employee compensation and other benefits is the largest component of noninterest expense representing approximately 50% of total operating costs. The decrease in employee compensation and other benefits for 1996 compared to 1995 was attributable to staff reductions that occurred during the first quarter of 1996. These reductions occurred as Magna continued to achieve efficiencies in back-office operations and as a result of the merger of Magna's banking subsidiaries in the fourth quarter of 1995. The reduction in employee compensation and other benefits resulting from these staff reductions was partially offset by normal merit increases, severance costs and compensation and benefits attributable to the acquisition of River Bend. As a "super community bank," Magna continues to monitor staffing levels to generate cost efficiencies that do not compromise the quality of customer service.

Net occupancy and equipment expenses in 1996 remained relatively stable compared to 1995 and increased from 1994. The increase in these expenses during 1995 was primarily due to relocation costs and other direct expenses associated with Magna's operations center, which was placed in service during the second quarter of that year.

FDIC insurance premiums include assessments levied in connection with the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). The 1996 FDIC insurance premiums of $.6 million included a special assessment which was mandated by federal legislation enacted on September 30, 1996.
This legislation called for financial institutions to pay a one time special assessment on SAIF insured deposit levels as of March 31, 1995. This one time special assessment recorded by Magna amounted to $.4 million. A reduction in the BIF deposit insurance assessment rate announced in the third quarter of 1995 resulted in a reduction in expense to $4.3 million in 1995 from $8.1 million in 1994. The 1996 legislation which mandated the assessment for SAIF insured deposits also reduced ongoing SAIF deposit insurance assessment rates from $.230 to $.064 per $100 of insured deposits and increased ongoing BIF deposit insurance assessment rates from zero to $.013 per $100 of insured deposits beginning January 1, 1997. Management anticipates that, as a result of the acquisition of Homeland, Magna's FDIC insurance premiums will increase in 1997. Substantially all of the combined companies' deposits will be insured by the BIF.

Other noninterest expense includes such items as legal and professional fees, advertising costs, postage costs and certain credit card program expenses. Other noninterest expense declined slightly during 1996 compared to 1995 as efforts to control costs associated with general operations continue.

Magna recorded income tax expense of $32.6 million in 1996, compared with $23.3 million in 1995 and $20.2 million in 1994. Income tax expense in 1995

MANAGEMENT'S DISCUSSION


included a $.9 million non-recurring benefit. This benefit resulted from the elimination of valuation allowances on certain federal and state net operating loss carryforwards, which management believes are more likely than not to be realizable. Magna's effective income tax rate was 34.1% in 1996, 31.3% in 1995 and 30.9% in 1994. The increase in the effective tax rate for 1996 resulted primarily from generally higher levels of earnings, coupled with reduced levels of tax-exempt interest as a percentage of total interest income. As required under Financial Accounting Standards No. 109 (FAS No.
109), "Accounting for Income Taxes," management evaluates, on a continuing basis, the realizability of Magna's deferred tax asset and the need for an offsetting valuation allowance. Accordingly, changes to the valuation allowance could affect Magna's effective tax rate in future periods.


FINANCIAL CONDITION

GENERAL
Total assets at year-end 1996 increased $511 million, or 10.3%, to $5.46 billion compared with $4.95 billion at year-end 1995. This increase in total assets primarily resulted from an increase in the volume of loans and investment securities along with the assets received in the River Bend acquisition.

LOANS
Total average loans represented 66.8%, 70.6% and 68.7% of average interest earning assets during 1996, 1995 and 1994, respectively. Loans, net of unearned income, increased 6.6% to $3.42 billion at year-end 1996 from $3.20 billion at year-end 1995. The growth in 1996 was partially attributable to the acquisition of River Bend, along with loan growth stimulated by more aggressive sales efforts in a highly competitive market environment.

Table 5 presents the composition of the loan portfolio by type of borrower and major loan category and the percentage of each to the total portfolio for the periods presented.

Magna's commercial, financial and agricultural loan portfolio is widely diversified and includes loans secured by non-real estate collateral to manufacturers, distributors, retailers, service providers, investors and farmers. Emphasis is generally placed upon middle-market and community businesses with known local management and financial stability.

The commercial real estate loan portfolio generally consists of mortgage loans secured by commercial properties located in the communities served by Magna's banking centers. These loans are generally made to fund the acquisition of buildings and real estate for commercial, industrial, office and retail use. A significant portion of the commercial real estate loan portfolio is comprised of traditional commercial loans with real estate taken as additional collateral. Tax-exempt industrial revenue bonds represent a small part of the commercial real estate portfolio.

TABLE 5 -- LOAN PORTFOLIO

                                                                         December 31
                             --------------------------------------------------------------------------------------------------
                                     1996                1995                1994                1993                1992
                             --------------------------------------------------------------------------------------------------
(Dollars in thousands)          Amount  Percent     Amount  Percent     Amount  Percent     Amount  Percent     Amount  Percent
-------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS:
Commercial, financial
  and agricultural           $  648,881   19.0%  $  593,664   18.5%  $  492,538   16.6%  $  468,161   18.3%  $  426,906   18.8%
Commercial real estate        1,156,402   33.9      996,464   31.1      932,553   31.4      858,898   33.5      795,686   35.0
Real estate construction        150,157    4.4      156,978    4.9      130,734    4.4      103,672    4.0       79,294    3.5
-------------------------------------------------------------------------------------------------------------------------------
Total commercial              1,955,440   57.3    1,747,106   54.5    1,555,825   52.4    1,430,731   55.8    1,301,886   57.3
-------------------------------------------------------------------------------------------------------------------------------

CONSUMER BORROWERS:
1-4 family residential
  real estate                   942,053   27.6      934,826   29.2      903,082   30.4      748,936   29.2      662,277   29.1
Other consumer loans,
  net of unearned income        517,816   15.1      520,834   16.3      509,294   17.2      384,799   15.0      308,017   13.6
-------------------------------------------------------------------------------------------------------------------------------
Total consumer                1,459,869   42.7    1,455,660   45.5    1,412,376   47.6    1,133,735   44.2      970,294   42.7
-------------------------------------------------------------------------------------------------------------------------------
Total loans                  $3,415,309  100.0%  $3,202,766  100.0%  $2,968,201  100.0%  $2,564,466  100.0%  $2,272,180  100.0%
===============================================================================================================================

MANAGEMENT'S DISCUSSION


The construction loan portfolio consists of 1-4 family residential construction, commercial construction for retail centers, medical and business offices, warehouse facilities and multi-family (5 or more family) residential developments.

Residential mortgage loans are predominantly extended for owner-occupied residential properties. These loans typically are secured by first mortgages on the properties financed and are generally limited to 80% of the appraised value of the properties. The amortization periods for the loans in this category generally do not exceed 30 years with interest being calculated on a fixed or floating rate basis. This category also includes home equity lines of credit and closed-end second mortgage loans. Closed-end second mortgage loans generally bear a fixed rate of interest over a three to five year term with a five to fifteen year amortization, while home equity lines of credit generally have an interest rate indexed to the prime rate.

The consumer loan portfolio consists of both secured and unsecured loans to individuals for various personal reasons such as automobile financing, home improvements and recreational and educational purposes. Consumer loans are typically structured with fixed interest rates and full amortization of principal and interest within three to five years. In addition, this category includes revolving credit products such as checking overdraft protection, and MasterCard and Visa credit cards. Magna continues to realize significant growth in its indirect loan program, which targets buyers of automobiles and other recreational vehicles through local dealerships. The volume of loans generated from this program averaged $19.4 million per month during 1996 compared to $16.6 million per month in 1995. The increase in volume from 1995 primarily resulted from efforts to expand the market area associated with this line of business.

During the fourth quarter of 1996, Magna initiated a new three part program which calls for the origination of non-traditional direct and indirect loan products. The program is designed to improve Magna's net interest margin and to produce additional noninterest income in future periods. In connection with the first phase of this program, Magna entered into an agreement with a non-affiliated entity which specializes in the purchasing and servicing of subprime indirect automobile loans. The sale of these loans to this entity generates fee income to Magna. Fee income from this program in 1996 was not significant.

The tax-equivalent yield on the average total loan portfolio was stable in 1996 compared with 1995 and increased 55 basis points in 1995 compared with 1994. The general level of interest rates earned increased during the early part of 1995 but trended downward during the last half of that year. Interest rates earned during 1996 have remained relatively stable throughout the year. At December 31, 1996, 21.6% of Magna's total loan portfolio had interest rates which are adjustable immediately, and an additional 29.1% are repriceable within a one year time frame.

Table 6 sets forth the amount of loans outstanding as of December 31, 1996 which, based on remaining scheduled repayments of principal, are due in the periods indicated. In addition, the amounts due after one year are classified according to sensitivity to changes in interest rates.

TABLE 6 -- MATURITIES AND SENSITIVITIES OF LOANS

                                                                        December 31, 1996
                                                                             Maturing
                                                 -----------------------------------------------------------------
                                                                    After One
                                                     In One          Through             After
(In thousands)                                    Year or Less      Five Years         Five Years          Total
------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural              $336,687        $  282,047          $ 30,147        $  648,881
Commercial real estate                               183,992           684,230           288,180         1,156,402
Real estate construction                              77,235            62,604            10,318           150,157
1-4 family residential real estate                    72,252           340,606           529,195           942,053
Other consumer loans, net of unearned income          75,975           420,483            21,358           517,816
------------------------------------------------------------------------------------------------------------------
                                                    $746,141        $1,789,970          $879,198        $3,415,309
==================================================================================================================

                                                                      Interest Sensitivity
                                                 -----------------------------------------------------------------
                                                                 Predetermined   Floating or Adjustable
                                                                 Interest Rates      Interest Rates
------------------------------------------------------------------------------------------------------------------
Due after one year                                                  $1,741,969          $927,199
==================================================================================================================

MANAGEMENT'S DISCUSSION


SECURITIES
Investments in securities increased $291.0 million, or 21.3%, to $1.66 billion at December 31, 1996. The increase in investment securities primarily resulted from purchases, net of sales and maturities, in the available-for-sale category along with investment securities received through the acquisition of River Bend. Due, in part, to an increase in the amount of collateral required for cash management repurchase agreement accounts, it was necessary to increase investment securities. Additional information regarding Magna's cash management repurchase agreement accounts is presented and discussed under "Borrowings." The investment portfolio is structured to maximize the return on invested funds within acceptable interest rate risk guidelines and to meet pledging requirements, while giving consideration to loan demand, credit risk, future liquidity needs and the expectations for trends in interest rates.

Magna manages the quality and risk of investments through its Funds Management Committee which determines the composition of and monitors the overall investment portfolio, in accordance with its Funds Management Policy, which is approved by Magna's Board of Directors. Among other things, the Funds Management Policy establishes guidelines for the level, type, quality and mix of investments. With respect to securities purchased by Magna's banking subsidiaries, such policy does not permit, without the specific approval of the Funds Management Committee, purchases of obligations of states, political subdivisions of the United States of America or corporate bonds rated by either Moody's Rating Service or Standard and Poor's Rating Service below "A."

Magna classifies investments in securities as available-for-sale, held-to-maturity or trading based upon, among other things, management's assessment of changes in interest rate risks and Magna's financial position and liquidity, including its overall asset/liability management strategy.

As a result of the effects of marking to market the available-for-sale investment securities, stockholders' equity at December 31, 1996, reflected net unrealized losses of $2.4 million, net of $1.6 million in deferred income taxes, compared to net unrealized gains at December 31, 1995, of $1.0 million, net of $.6 million in deferred income taxes. This change was the result of increases in the overall interest rate environment at year-end 1996 compared to year-end 1995. Approximately 51% of Magna's available-for-sale portfolio consists of U. S. Treasury securities and securities issued by
U. S. Government agencies. An additional 45% consists of mortgage backed securities, of which approximately 75% are backed by U. S. Government
agencies.   Available-for-sale securities increased $262.6 million, or 21.2%, to $1.50 billion at December 31, 1996 from $1.24 billion at December 31, 1995. Over 90% of securities contained within Magna's investment securities portfolio, together with the majority of new securities purchased, are classified in the available-for-sale category.

Held-to-maturity securities increased $28.5 million, or 22.6%, at December 31, 1996 from year-end 1995. The majority of this increase relates to the purchase of obligations of states and political subdivisions of the United States of America.

Tables 7 and 8 set forth the composition of the held-to-maturity and the available-for-sale securities portfolios, respectively, for the last three years.

Table 9 sets forth the maturities and the weighted average yields of each category of held-to-maturity and available-for-sale securities at December 31, 1996 based upon expected maturities of such securities.

MANAGEMENT'S DISCUSSION


TABLE 7 -- HELD-TO-MATURITY SECURITIES

                                                                       December 31
                                                    --------------------------------------------
(In thousands)                                        1996              1995              1994
------------------------------------------------------------------------------------------------
U.S. Treasury & U.S. Government agencies
  & corporations                                    $ 40,338          $ 48,088          $142,760
State and municipal                                  110,627            74,396           110,409
Mortgage backed                                            -                 -            10,896
Other                                                  3,764             3,764             3,764
------------------------------------------------------------------------------------------------
Total                                               $154,729          $126,248          $267,829
================================================================================================


TABLE 8 -- AVAILABLE-FOR-SALE SECURITIES

                                                                       December 31
                                                    --------------------------------------------
(In thousands)                                        1996              1995              1994
------------------------------------------------------------------------------------------------
U.S. Treasury & U.S. Government agencies
  & corporations                                  $  767,423        $  563,154          $429,595
State and municipal                                   23,392            33,491             1,891
Mortgage backed                                      679,494           585,995           477,020
Other                                                 30,869            55,976            40,839
------------------------------------------------------------------------------------------------
Total                                             $1,501,178        $1,238,616          $949,345
================================================================================================

TABLE 9 -- SECURITIES' MATURITIES AND YIELDS

                                                                              December 31, 1996
                                                                                  Maturing
                                              -----------------------------------------------------------------------------
                                                     In One         After One Through   After Five Through        After
                                                  Year or Less          Five Years           Ten Years          Ten Years
(Dollars in thousands)                          Amount    Yield       Amount   Yield      Amount    Yield    Amount   Yield
---------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES:
U.S. Treasury & U.S. Government
  agencies & corporations                     $      -        -%  $   40,338    5.23%   $      -        -%  $     -       -%
State and municipal<F1>                          2,322     6.72       40,357    9.19      43,825     8.87    24,123    9.06
Other                                                -        -            -       -       3,764     9.50         -       -
---------------------------------------------------------------------------------------------------------------------------
Total held-to-maturity                           2,322     6.72       80,695    7.21      47,589     8.92    24,123    9.06
---------------------------------------------------------------------------------------------------------------------------

AVAILABLE-FOR-SALE SECURITIES:
U.S. Treasury & U.S. Government
  agencies & corporations                      156,230     5.48      521,666    5.85      89,034     6.83       493    8.00
State and municipal<F1>                         10,626     9.31       11,925    9.52           -        -       841   10.99
Mortgage backed                                 31,975     6.48      547,793    6.53      53,857     6.46    45,869    6.65
Other                                           30,221     6.06          503    6.96           -        -       145    1.93
---------------------------------------------------------------------------------------------------------------------------
Total available-for-sale                       229,052     5.87    1,081,887    6.23     142,891     6.69    47,348    6.73
---------------------------------------------------------------------------------------------------------------------------
Total securities                              $231,374     5.88%  $1,162,582    6.30%   $190,480     7.25%  $71,471    7.52%
===========================================================================================================================

--------------------
<F1> Yields presented on a tax-equivalent basis assuming a tax rate of 35%.

MANAGEMENT'S DISCUSSION


The weighted average yield on the taxable securities portfolio remained level at 6.26% for 1996 compared to 1995 and increased 73 basis points to 6.27% in 1995 compared with 1994. The increase from 1994 to 1995 was reflective of higher yields obtained on investment securities purchased in 1994.

Average non-taxable securities totaled $116 million in 1996 compared to $108 million during 1995 and 1994. The weighted average tax-equivalent yield was 9.01%, 9.84% and 10.22% during 1996, 1995 and 1994, respectively. All of the non-taxable securities held qualified for favorable tax treatment under the interest expense disallowance rules of the Internal Revenue Code of 1986, as amended. At year-end 1996, approximately 43% of the non-taxable securities portfolio was invested in municipal bond issues originated within the communities in which Magna's banking centers are located.

Available-for-sale securities included gross unrealized gains of approximately $6.2 million and gross unrealized losses of approximately $10.2 million at December 31, 1996. The estimated market value of the securities classified as held-to-maturity was $157 million, reflecting gross unrealized gains of $4.0 million and gross unrealized losses of $1.7 million at year-end 1996. Magna's securities portfolio includes mortgage backed securities with a market value of approximately $679 million, or 41.0% of the portfolio. The weighted average maturity of the securities portfolio was 3.5 and 4.0 years at December 31, 1996 and 1995, respectively.

There were no outstanding trading account securities at year-end 1996 or 1995. Trading account activities were not significant to Magna's results of operations in any year presented.

Average money market investments, consisting of federal funds sold and interest bearing due from bank balances, were less than 1% of interest earning assets during 1996, 1995 and 1994. Federal funds sold, the principal component of money market investments, consist of sales of funds in excess of Magna's banking subsidiaries reserve requirement to other financial institutions and generally have a maturity of one day. The average yield on market investments decreased 50 basis points during 1996 after increasing 120 basis points in 1995 when compared to 1994.

DEPOSITS
Interest earning assets are funded by Magna from a variety of different sources. Each source is monitored continuously to maintain an appropriate spread between the yields on earning assets and rates paid for funding sources. Core deposits originating within the various communities served by Magna's banking centers continue to be the company's most reliable and most important source of funds.

Total deposits increased 8.0%, or $310 million, to $4.20 billion at December 31, 1996 from $3.89 billion at December 31, 1995, and represented 76.9% and 78.6% of total assets at such dates, respectively. A portion of the increase in deposits was derived from the acquisition of River Bend. Noninterest bearing demand deposits remained relatively stable at year-end 1996 compared to year-end 1995. This stability was reflective of the interest rate environment which remained fairly level throughout 1996. The increase in all categories of interest bearing deposits, particularly time deposits, was reflective of Magna's sales efforts and its decision to price those deposits competitively. Magna continues to feature its 21-month certificate of deposit which grew to $630 million at December 31, 1996 from $383 million at December 31, 1995. In addition, time deposits of $100,000 or more increased approximately $136 million at December 31, 1996 compared to year-end 1995. The increase was partially due to more aggressive sales efforts to obtain public fund deposits, which was part of Magna's strategy to further develop its banking relationship with these public entities.

MANAGEMENT'S DISCUSSION


Table 10 sets forth the composition of the deposit portfolio for the periods presented.

TABLE 10 -- DEPOSIT PORTFOLIO

                                                              December 31
                                      ----------------------------------------------------------
                                                1996                                1995
                                      ----------------------------------------------------------
(Dollars in thousands)                   Amount       Percent                Amount      Percent
------------------------------------------------------------------------------------------------
Noninterest bearing
  demand deposits                     $  575,504        13.7%             $  570,262        14.7%
Interest bearing
  demand deposits                        542,268        12.9                 496,590        12.8
Savings and market
  rate deposits                          811,077        19.3                 794,423        20.4
Time deposits less
  than $100,000                        1,780,188        42.4               1,674,305        43.0
Time deposits $100,000
  or more                                488,739        11.7                 352,686         9.1
------------------------------------------------------------------------------------------------
Total deposits                        $4,197,776       100.0%             $3,888,266       100.0%
================================================================================================


Average total deposits increased $306 million during 1996 and $227 million during 1995. The increase in 1996 was partially attributable to the deposits received in connection with the acquisition of River Bend with the remainder due to normal growth from operations. The increase in 1995 was also the result of normal growth from operations. The noninterest bearing component of the deposit portfolio remained relatively stable when comparing average balances for 1996 with 1995. Magna's decision to price interest bearing deposits, particularly time deposits, more competitively, led to the increase in the average balances of interest bearing deposits for 1996 compared to 1995.

Table 11 sets forth the major categories of average deposits and the weighted average interest rates paid on such categories for the last three years and Table 12 sets forth the amount and maturities of time deposits of $100,000 or more at year-end 1996.

TABLE 11 -- AVERAGE DEPOSITS AND INTEREST RATES

                                                                    Year Ended December 31
                                      -------------------------------------------------------------------------------
                                                 1996                          1995                       1994
                                      -------------------------------------------------------------------------------
                                        Average                        Average                   Average
(Dollars in thousands)                  Balance         Rate           Balance       Rate        Balance         Rate
---------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand deposits   $  514,427           -%       $  515,461          -%     $  506,889           -%
Interest bearing demand deposits         532,615        1.74           520,785       1.83         536,857        1.93
Savings and market rate deposits         831,381        2.96           845,458       2.98       1,003,872        2.67
Time deposits                          2,193,105        5.67         1,884,164       5.48       1,490,847        4.26
---------------------------------------------------------------------------------------------------------------------
Total deposits                        $4,071,528        3.89%       $3,765,868       3.67%     $3,538,465        2.85%
=====================================================================================================================

TABLE 12 -- AMOUNT AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

                                               December 31, 1996
                                    ------------------------------------
                                         Time         Other
                                     Certificates     Time
(In thousands)                        of Deposit    Deposits      Total
------------------------------------------------------------------------
3 months or less                        $186,506     $10,214    $196,720
Over 3 through 6 months                  114,800      22,633     137,433
Over 6 through 12 months                  75,455           -      75,455
Over 12 months                            79,131           -      79,131
------------------------------------------------------------------------
Total                                   $455,892     $32,847    $488,739
========================================================================

MANAGEMENT'S DISCUSSION


BORROWINGS
Total borrowings amounted to $712 million at year-end 1996, an increase of $158 million from $554 million at year-end 1995. Table 13 sets forth the composition of borrowings for the periods presented.

During 1996 average long-term debt increased approximately $8 million from 1995. The increase in average long-term debt was principally the result of the procurement of a $25 million Federal Home Loan Bank borrowing in September of 1995, the average of which was included in long-term debt during the entire 1996 year. The impact on average long-term debt from this item was partially offset by the effects of the August 1996 reclassification of a $15 million Federal Home Loan Bank borrowing from long-term debt to other short-term borrowings as a result of its August 1997 maturity.

The weighted average rate of interest on long-term debt was 7.68% in 1996, 7.59% in 1995 and 7.12% in 1994. The increase in the weighted average rate of interest for 1995 compared with 1994 was reflective of the upward trend in the interest rate environment during that time. The overall interest rate environment stabilized during 1996.

Average short-term borrowings, consisting primarily of federal funds purchased and repurchase agreements, increased $204 million and $161 million during 1996 and 1995, respectively. These borrowings serve as an alternative source of funds to deposit funding sources. Approximately $135 million of the increase in average short-term borrowings in 1996 was in the form of cash management repurchase agreement accounts. Such accounts involve the daily transfer of excess funds from a noninterest bearing deposit account into the interest bearing cash management repurchase agreement account. Magna continues to aggressively market the cash management product to its commercial depositors and has also established a similar product to be offered to individual depositors. Although classified as a form of short-term borrowing, management views the cash management repurchase agreement accounts as a stable source of funds from its depositors. The remainder of the increase in average short-term borrowings in 1996 was primarily due to an increase in other short-term borrowings, which, at December 31, 1996, consisted of four Federal Home Loan Bank advances and an additional borrowing in the form of a treasury tax and loan note option account which was opened in January 1996.

TABLE 13 -- BORROWINGS


                                                                    December 31
                                                    --------------------------------------------
                                                            1996                   1995
                                                    --------------------------------------------
(Dollars in thousands)                               Amount       Percent    Amount      Percent
------------------------------------------------------------------------------------------------
Short-term borrowings:
Banking subsidiary:
  Federal funds purchased                           $ 25,500         3.6%   $ 41,790         7.6%
  Repurchase agreements                              508,948        71.5     368,861        66.6
  Other                                               99,487        14.0      50,000         9.0
------------------------------------------------------------------------------------------------
Total short-term borrowings                          633,935        89.1     460,651        83.2

Long-term debt:
Parent company:
  7% Convertible Subordinated Capital Notes           12,541         1.8      14,440         2.6
  8-3/4% Convertible Subordinated Debentures          14,872         2.1      14,958         2.7
------------------------------------------------------------------------------------------------
                                                      27,413         3.9      29,398         5.3
Banking subsidiary:
  Federal Home Loan Bank advances                     50,000         7.0      63,500        11.5
  Other                                                  164           -         173           -
------------------------------------------------------------------------------------------------
                                                      50,164         7.0      63,673        11.5
------------------------------------------------------------------------------------------------
Total long-term debt                                  77,577        10.9      93,071        16.8
------------------------------------------------------------------------------------------------
Total borrowings                                    $711,512       100.0%   $553,722       100.0%
================================================================================================

MANAGEMENT'S DISCUSSION


Average federal funds purchased remained stable for 1996 compared to 1995. Federal funds purchased are sources of funds utilized primarily by Magna's banking subsidiaries, which purchase excess funds from a network of approximately 153 correspondent banks. Repurchase agreements other than cash management repurchase agreements generally represent an alternative to short-term certificates offered to Magna's commercial customer base. The weighted average rate of interest paid for short-term borrowings was 4.84%, 5.16% and 3.99% in 1996, 1995 and 1994, respectively.

Table 14 sets forth a summary of information pertaining to short-term borrowings for the periods presented.

ASSET QUALITY
Magna's asset quality management program includes the establishment of investment and credit policies, the continued evaluation of the quality and trends of material assets and the prompt implementation of appropriate actions in view of the results of such evaluation. The objective of Magna's asset quality management program, particularly with regard to loans, is to manage credit exposure, a significant risk faced by all financial institutions, and to support the growth of a profitable and high quality loan portfolio.

Magna manages loan quality and risk through initial loan analysis and approval, monthly monitoring of portfolio performance and prompt follow-up on problem credits. Management is provided with extensive information on risk levels, trends, delinquencies, portfolio concentrations and internal ratings which are used in the portfolio analysis. Magna's ongoing loan analysis process proactively identifies, monitors and works with borrowers for whom there are indications of future repayment difficulties. Magna's asset quality division monitors all nonperforming assets, intervenes on significant credits that have been classified and is responsible for reducing the level of problem assets through the implementation of workout plans.

Magna's lending philosophy is to invest in high-quality loans in the communities served by its banking centers so that it can effectively monitor and control credit risk. The majority of the loan portfolio is comprised of retail loans and credits to small-to-midsized businesses. The loan portfolio does not include any loans to foreign countries or highly leveraged transaction loans.

TABLE 14 -- SHORT-TERM BORROWINGS

                                                              1996                   1995                    1994
                                                    --------------------------------------------------------------------
(Dollars in thousands)                               Amount         Rate     Amount         Rate     Amount         Rate
------------------------------------------------------------------------------------------------------------------------
At December 31:
Federal funds purchased                             $ 25,500        5.50%   $ 41,790        5.75%   $129,870        6.59%
Repurchase agreements                                508,948        5.47     368,861        4.77     291,645        5.40
Other                                                 99,487        5.27      50,000        4.91      15,000        4.62
------------------------------------------------------------------------------------------------------------------------
Total                                               $633,935        5.44%   $460,651        4.87%   $436,515        5.73%
========================================================================================================================

For the year ended December 31:
Average daily balance
Federal funds purchased                             $ 55,410        5.42%   $ 58,202        5.95%   $ 77,434        4.56%
Repurchase agreements                                456,965        4.70     320,409        5.04     145,267        3.67
Other                                                 83,240        5.20      13,178        4.73       7,937        4.32
------------------------------------------------------------------------------------------------------------------------
Total                                               $595,615        4.84%   $391,789        5.16%   $230,638        3.99%
========================================================================================================================

Maximum month-end balance:
Federal funds purchased                             $155,435        <FNA>   $147,190        <FNA>   $148,595       <FNA>
Repurchase agreements                                521,794        <FNA>    369,996        <FNA>    291,645       <FNA>
Other                                                102,259        <FNA>     50,000        <FNA>     15,223       <FNA>
========================================================================================================================

--------------------
<FNA> - Not applicable

MANAGEMENT'S DISCUSSION


Table 15 sets forth a summary of nonperforming assets and related ratios for the periods presented.

The credit quality of Magna's loan portfolio continued to improve during 1996 compared with the years ended December 31, 1995 and 1994. Nonperforming loans decreased 11.4% and nonperforming assets decreased 15.7% in 1996 compared to 1995. The level of foreclosed property also was reduced 42.0% in 1996 due to Magna's sales efforts with respect to such properties. Management does not anticipate any significant losses upon disposition of the remaining foreclosed properties. At December 31, 1996, Magna held no other material interest earning assets considered to be risk elements.

Table 16 sets forth the composition of Magna's loan portfolio and nonperforming assets in such loan categories at December 31, 1996 and 1995.

TABLE 15 -- NONPERFORMING ASSETS

                                                                            December 31
                                                     ---------------------------------------------------------
(Dollars in thousands)                                 1996        1995        1994        1993        1992
--------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                     $17,133     $24,564     $27,184     $39,073     $54,485
Loans past due 90 days or more                        10,175       6,198       8,060       9,520       9,585
Restructured loans                                         -          58       1,658       2,453       1,933
--------------------------------------------------------------------------------------------------------------
Total nonperforming loans                             27,308      30,820      36,902      51,046      66,003

Foreclosed property                                    2,906       5,009       7,206       9,889      10,497
--------------------------------------------------------------------------------------------------------------
Total nonperforming assets                           $30,214     $35,829     $44,108     $60,935     $76,500
==============================================================================================================

Nonperforming loans to total loans                       .80%        .96%       1.24%       1.99%       2.90%

Nonperforming assets to total loans
  and foreclosed property                                .88%       1.12%       1.48%       2.37%       3.35%

Nonperforming assets to total assets                     .55%        .72%        .95%       1.48%       2.05%
==============================================================================================================

TABLE 16 -- LOAN PORTFOLIO AND NONPERFORMING ASSETS COMPOSITION

                                                      December 31, 1996          December 31, 1995
                                                ------------------------------------------------------
                                                   Loans and                  Loans and
                                                  Foreclosed  Nonperforming  Foreclosed  Nonperforming
(In thousands)                                     Property      Assets       Property      Assets
------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS:
Commercial, financial and agricultural            $  648,881     $ 6,684     $  593,664     $ 7,197
Commercial real estate                             1,156,402       7,229        996,464       8,294
Real estate construction                             150,157         730        156,978       1,979
------------------------------------------------------------------------------------------------------
Total commercial                                   1,955,440      14,643      1,747,106      17,470

CONSUMER BORROWERS:
1-4 family residential real estate                   942,053       9,971        934,826      10,914
Other consumer loans, net of unearned income         517,816       2,694        520,834       2,436
------------------------------------------------------------------------------------------------------
Total consumer                                     1,459,869      12,665      1,455,660      13,350
------------------------------------------------------------------------------------------------------
Total loans                                        3,415,309      27,308      3,202,766      30,820
Foreclosed property                                    2,906       2,906          5,009       5,009
------------------------------------------------------------------------------------------------------
Total                                             $3,418,215     $30,214     $3,207,775     $35,829
======================================================================================================

MANAGEMENT'S DISCUSSION


The continued emphasis on improving asset quality and utilization of loan workout and remediation strategies contributed to the decrease of $3.5 million in nonperforming loans at year-end 1996 compared with year-end 1995. At December 31, 1996, there were no material commitments to lend additional funds to borrowers whose loans were accounted for on a nonaccrual basis, 90 days or more past due or restructured.

It is the policy of Magna to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection.
Magna would have recorded interest income of $1.7 million for 1996 if the loans accounted for as nonaccrual at year-end 1996 had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. The amount of interest included in interest income for 1996 relating to these loans was $.3 million.

Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has concern as to the borrowers' ability to comply with present loan repayment terms. Management believes such loans present more than normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 1996, such loans amounted to $38 million, of which approximately $29 million was to a single borrower.

Table 17 sets forth information pertaining to Magna's provision for loan losses charged to operations, the activity in and an analysis of the reserve for loan losses for the last five years.

TABLE 17 -- RESERVE FOR LOAN LOSSES

                                                                                  Year Ended December 31
                                                                 -------------------------------------------------------
(Dollars in thousands)                                             1996        1995        1994        1993        1992
------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                     $42,623     $43,991     $40,065     $38,194     $55,976
Loans charged off:
Commercial, financial and agricultural                             4,414       7,065       3,649       5,635      18,351
Real estate:
  Commercial                                                       2,059       3,425       2,995       5,660      15,140
  Residential                                                      1,550       1,805       1,580       1,850       2,168
  Construction                                                       318         142         118         581       1,211
------------------------------------------------------------------------------------------------------------------------
    Total real estate                                              3,927       5,372       4,693       8,091      18,519
------------------------------------------------------------------------------------------------------------------------
Consumer                                                           4,715       3,963       3,146       3,816       4,754
------------------------------------------------------------------------------------------------------------------------
    Total charge-offs                                             13,056      16,400      11,488      17,542      41,624
------------------------------------------------------------------------------------------------------------------------

Recoveries of loans previously charged off:
Commercial, financial and agricultural                             2,607       1,870       4,488       1,576       1,203
Real estate:
  Commercial                                                         515       1,257       1,334         687       1,248
  Residential                                                        398         683         293         208         162
  Construction                                                        23         128         471          78          37
------------------------------------------------------------------------------------------------------------------------
    Total real estate                                                936       2,068       2,098         973       1,447
------------------------------------------------------------------------------------------------------------------------
Consumer                                                           1,102       1,102       1,187       1,420       1,458
------------------------------------------------------------------------------------------------------------------------
    Total recoveries                                               4,645       5,040       7,773       3,969       4,108
------------------------------------------------------------------------------------------------------------------------
    Net loans charged off                                          8,411      11,360       3,715      13,573      37,516
------------------------------------------------------------------------------------------------------------------------
Additions to reserve charged to operations                        10,280       9,992       4,900       9,589      20,544
Reserve of acquired (sold) institutions                              890           -       2,741       5,855        (810)
------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                           $45,382     $42,623     $43,991     $40,065     $38,194
========================================================================================================================

Net loan charge-offs as a percent of average
  total loans                                                        .25%        .37%        .14%        .59%       1.59%
Reserve for loan losses as a percent of total loans                 1.33%       1.33%       1.48%       1.56%       1.68%
Reserve for loan losses as a percent of nonperforming
  loans                                                           166.19%     138.30%     119.21%      78.49%      57.87%
========================================================================================================================

MANAGEMENT'S DISCUSSION


During 1996, Magna recorded net charge-offs of $8.4 million compared to net charge-offs of $11.4 million in 1995. Net charge-offs in the commercial, financial and agricultural segment totaled $1.8 million compared to net charge-offs of $5.2 million in 1995. A $1.3 million credit to a commercial loan customer was charged off in 1995. Charge-offs and recoveries in all other loan categories were comprised of a wide variety of borrowers. Net loan charge-offs as a percent of average total loans decreased to .25% in 1996 compared to .37% in 1995.

The reserve for loan losses at December 31, 1996, increased approximately $2.8 million from year-end 1995. The reserve to nonperforming loan ratio increased to 166.19% compared to 138.30% at December 31, 1995. Management believes that the reserve for loan losses at December 31, 1996 was adequate to provide for possible losses inherent in the loan portfolio. However, no assurance can be given that subsequent changes in economic conditions, risk elements and other factors will not require significant changes in the level of the reserve for loan losses.

Table 18 sets forth the allocation of the reserve for loan losses by loan category and the percent of loans in each category to total loans for the last five years.

CAPITAL RESOURCES AND LIQUIDITY

CAPITAL
Financial institutions are required to maintain ratios of capital to assets in accordance with guidelines issued by the federal banking regulators. See the Notes to Consolidated Financial Statements for additional information concerning Magna's regulatory capital measures.

DIVIDENDS AND RESOURCE COMMITMENTS
The primary source of funds to Magna, on a parent company only basis, consists of dividends and management fees paid by its banking subsidiaries, whose ability to pay such dividends and management fees is subject to limitations under various laws and regulations. Because of such limitations, during the fourth quarter of 1996, Magna's largest banking subsidiary, Magna Bank, N.A., St. Louis, Missouri, requested and received approval from the Office of the Comptroller of the Currency (the "OCC") to pay to Magna a special dividend sufficient for Magna to fund the cash portion of the Homeland acquisition. The bank also requested and received approval from the OCC to pay dividends in 1997 of up to 50% of its then-current period earnings, subject to the banking subsidiary maintaining its status as a "well capitalized" financial institution. No similar regulatory

TABLE 18 -- ALLOCATION OF THE RESERVE FOR LOAN LOSSES

                                                                    December 31
                           -----------------------------------------------------------------------------------------------
                                1996                1995               1994               1993               1992
                           -----------------------------------------------------------------------------------------------

                                   Percent of          Percent of         Percent of         Percent of         Percent of
                                    Loans in            Loans in           Loans in           Loans in           Loans in
                                      Each                Each               Each               Each               Each
                                    Category            Category           Category           Category           Category
                                    to Total            to Total           to Total           to Total           to Total
(Dollars in thousands)     Reserve   Loans     Reserve   Loans    Reserve   Loans    Reserve   Loans    Reserve   Loans
--------------------------------------------------------------------------------------------------------------------------
Commercial,
  financial and
  agricultural             $13,453    19.0%    $12,183    18.5%   $11,458    16.6%   $11,563    18.3%   $ 9,800    18.8%
Real estate:
  Commercial                15,263    33.9      14,259    31.1     14,265    31.4     13,419    33.5     17,324    35.0
  Residential                4,346    27.6       4,817    29.2      4,781    30.4      3,104    29.2      2,511    29.1
  Construction               1,000     4.4       1,100     4.9      1,093     4.4      1,244     4.0      1,447     3.5
--------------------------------------------------------------------------------------------------------------------------
  Total real estate         20,609    65.9      20,176    65.2     20,139    66.2     17,767    66.7     21,282    67.6
--------------------------------------------------------------------------------------------------------------------------
Consumer                     6,250    15.1       5,754    16.3      5,729    17.2      5,054    15.0      4,785    13.6
Not allocated                5,070    <FNA>      4,510    <FNA>     6,665    <FNA>     5,681    <FNA>     2,327    <FNA>
--------------------------------------------------------------------------------------------------------------------------
Total                      $45,382   100.0%    $42,623   100.0%   $43,991   100.0%   $40,065   100.0%   $38,194   100.0%
==========================================================================================================================

--------------------
<FNA> - Not applicable

MANAGEMENT'S DISCUSSION


restriction exists with respect to Magna's remaining banking subsidiaries, which were acquired in the Homeland acquisition.

Management believes that the earnings of its banking subsidiaries will be sufficient to provide capital to fund asset growth and to permit the distribution of cash dividends to Magna sufficient to meet Magna's operating and debt service requirements both on a long-term and short-term basis. See the Notes to Consolidated Financial Statements for additional information with respect to the parent company only sources and uses of funds during the three year period ended December 31, 1996.


CREDIT FACILITY
On December 30, 1996, Magna entered into a three year, unsecured revolving credit facility (the "Credit Facility") with an unaffiliated bank, which provided for borrowings by Magna of up to $50 million. In March 1997, the amount available under the Credit Facility was increased to $100 million, with the inclusion of two additional lenders. Under the terms of the Credit Facility, Magna may elect to convert the principal balance of any outstanding revolving loans into term loans for a term ending no later than December 30, 2002.

The Credit Facility contains specific covenants which, among other things, limit dividend payments, restrict the sale of assets by Magna under certain circumstances and provide for possible acceleration of the repayment terms upon the merger of Magna or its subsidiaries with and into unaffiliated entities. The Credit Facility also contains certain financial covenants, including the maintenance by Magna of a maximum nonperforming assets to total equity capital ratio, minimum return on average assets ratio, maximum funded debt to total equity capital ratio, minimum levels of total equity capital and requires that Magna cause each of its banking subsidiaries to, at a minimum, remain "adequately capitalized," as defined from time-to-time by the federal banking regulators.


ASSET/LIABILITY MANAGEMENT PROGRAM
The primary goal of Magna's asset/liability management program is to maintain an appropriate relationship between rate-sensitive assets and liabilities in order to maximize net interest income within possible changing interest rate environments. The Funds Management Committee monitors the sensitivity of Magna's and its banking subsidiaries' assets and liabilities with respect to changes in interest rates and repricing opportunities and directs the overall acquisition and allocation of funds.

Table 19 sets forth interest rate sensitivity positions ("GAP") for various time frames at December 31, 1996 based on repayment schedules of residential mortgage loans and consumer loans, maturities of deposits, securities and remaining fixed rate loans and estimated average lives of mortgage backed securities. Floating rate items are presented based on adjustment dates.

Magna was liability sensitive on a cumulative basis in the near term (12 months or less) at December 31, 1996 based on contractual maturities for fixed rate items and adjustment dates with respect to floating rate items.
In this regard, an increase in the general level of interest rates should tend to have an unfavorable effect on Magna's net interest income, as the repricing of the larger volume of interest-sensitive liabilities would create a larger amount of interest expense than the additional amount of interest income created by the repricing of the smaller volume of interest-sensitive assets.

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

MANAGEMENT'S DISCUSSION


TABLE 19 -- INTEREST SENSITIVITY ANALYSIS

                                                                             December 31, 1996
                                                   ----------------------------------------------------------------------
                                                                               Over      Over
                                                                             3 Months   1 Year
                                                                3 Months    Through 12  Through       Over
(Dollars in thousands)                             Immediate    or Less       Months    5 Years     5 Years     Total
-------------------------------------------------------------------------------------------------------------------------
Assets:
   Federal funds sold                               $ 34,068  $        -   $       -  $        -    $      -  $   34,068
   Securities                                              -     281,448     125,174   1,053,778     195,507   1,655,907
   Loans, net of unearned income                     733,561     465,718     523,849   1,441,590     233,458   3,398,176
   Effect of interest rate swaps                           -     (50,000)          -      50,000           -           -
-------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive assets                     $767,629  $  697,166  $  649,023  $2,545,368    $428,965  $5,088,151
-------------------------------------------------------------------------------------------------------------------------

Liabilities:
  Interest bearing demand and
    savings deposits <F1>                           $      -  $  317,053   $       -  $  634,106    $      -  $  951,159
  Market rate deposits <F1>                                -     268,124           -     134,062           -     402,186
  Time deposits                                       86,486     694,477     798,361     678,773      10,830   2,268,927
  Short-term borrowings                              456,958     142,617      26,311       8,049           -     633,935
  Long-term debt                                           -           2           7      62,452      15,116      77,577
-------------------------------------------------------------------------------------------------------------------------
Total interest-sensitive liabilities                $543,444  $1,422,273   $ 824,679  $1,517,442    $ 25,946  $4,333,784
-------------------------------------------------------------------------------------------------------------------------

Interest-sensitivity GAP:
  Incremental                                       $224,185  $ (725,107)  $(175,656) $1,027,926    $403,019  $  754,367
-------------------------------------------------------------------------------------------------------------------------
  Cumulative                                        $224,185  $ (500,922)  $(676,578)
-------------------------------------------------------------------------------------------------------------------------

Ratio of interest-sensitive
 assets to interest-sensitive
 liabilities:
  Incremental                                           1.41        (.49)       (.79)
  Cumulative                                            1.41        (.75)       (.76)

Percentage of interest-
 sensitivity GAP to total assets:
  Incremental                                           4.11      (13.28)      (3.22)
  Cumulative                                            4.11       (9.18)     (12.39)
=====================================================================================

--------------------
<F1>Interest bearing demand, savings and market rate deposits, while subject to immediate withdrawal, are considered somewhat insensitive to changes in interest rates. Therefore, these deposits have been allocated to the three months or less and over 1 through 5 year categories based on management's evaluation of the rate and volume patterns of such deposits.

Asset liquidity at Magna's banking subsidiaries is provided principally through maturities of loans, securities and other interest earning assets. However, these assets are not viewed as a continually reliable source of liquidity because of the impact of volatile interest rates and other outside influences on marketability. The most important source of liquidity for Magna's banking subsidiaries is liability liquidity. Liability liquidity is defined by Magna as the ability to raise new funds and to renew maturing liabilities in a variety of markets and economic environments. The most important factor in assuring liability liquidity is the maintenance of confidence in Magna by suppliers of funds. This confidence is based on performance and reputation. Management believes the reputation of Magna, as well as its financial strength and long-term community-based core deposit customer relationships, will enable it to raise funds to meet its future funding requirements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                 Year Ended December 31
(In thousands, except per share data)                             1996                    1995                    1994
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                    $285,151                $266,146                $219,566
  Securities:
    Taxable                                                       93,029                  71,853                  61,970
    Tax-exempt                                                     7,141                   7,266                   7,461
-------------------------------------------------------------------------------------------------------------------------
                                                                 100,170                  79,119                  69,431
  Other, principally federal funds sold                            2,514                   1,903                     564
-------------------------------------------------------------------------------------------------------------------------
                                  Total Interest Income          387,835                 347,168                 289,561
INTEREST EXPENSE
  Deposits                                                       158,188                 138,025                 100,684
  Federal funds purchased                                          3,006                   3,463                   3,532
  Repurchase agreements                                           21,481                  16,147                   5,327
  Other short-term borrowings                                      4,325                     623                     343
  Long-term debt                                                   6,748                   6,059                   6,856
-------------------------------------------------------------------------------------------------------------------------
                                 Total Interest Expense          193,748                 164,317                 116,742
-------------------------------------------------------------------------------------------------------------------------
                                    Net Interest Income          194,087                 182,851                 172,819
PROVISION FOR LOAN LOSSES                                         10,280                   9,992                   4,900
-------------------------------------------------------------------------------------------------------------------------
    Net Interest Income After Provision for Loan Losses          183,807                 172,859                 167,919
NONINTEREST INCOME
  Service charges on deposits                                     23,443                  22,487                  21,945
  Trust                                                            9,382                   8,638                   9,063
  Securities gains, net                                              817                     356                     158
  Other                                                           16,716                  16,382                  16,337
-------------------------------------------------------------------------------------------------------------------------
                               Total Noninterest Income           50,358                  47,863                  47,503
NONINTEREST EXPENSE
  Employee compensation and other benefits                        69,142                  72,993                  73,545
  Net occupancy                                                   17,980                  17,677                  15,748
  Equipment                                                        8,731                   8,967                   8,974
  FDIC insurance premiums                                            554                   4,342                   8,079
  Other                                                           41,979                  42,238                  43,867
-------------------------------------------------------------------------------------------------------------------------
                              Total Noninterest Expense          138,386                 146,217                 150,213
-------------------------------------------------------------------------------------------------------------------------
                             Income Before Income Taxes           95,779                  74,505                  65,209
INCOME TAX EXPENSE                                                32,640                  23,283                  20,179
-------------------------------------------------------------------------------------------------------------------------
                                             Net Income         $ 63,139                $ 51,222                $ 45,030
=========================================================================================================================

AVERAGE SHARES OUTSTANDING
  Primary                                                         28,395                  27,892                  26,657
  Fully diluted                                                   29,974                  29,524                  28,320

PER SHARE DATA
  Net income:
    Primary                                                        $2.22                   $1.84                   $1.69
    Fully diluted                                                   2.18                    1.80                    1.66
=========================================================================================================================
  Dividends declared                                               $ .88                   $ .80                   $ .76
=========================================================================================================================
See accompanying notes.

CONSOLIDATED BALANCE SHEETS

                                                                           December 31
(In thousands, except shares)                                     1996                    1995
-------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                     $  180,412              $  175,167
  Federal funds sold                                              34,068                  47,046
  Securities:
    Held-to-maturity (estimated market value of $156,993
      and $130,365, respectively)                                154,729                 126,248
    Available-for-sale (at estimated market value)             1,501,178               1,238,616
  Loans, net of unearned income                                3,415,309               3,202,766
    Reserve for loan losses                                      (45,382)                (42,623)
-------------------------------------------------------------------------------------------------
                                           Net Loans           3,369,927               3,160,143

  Premises and equipment                                          81,815                  81,691
  Accrued interest receivable                                     39,387                  34,664
  Goodwill and other intangibles                                  29,310                  19,149
  Foreclosed property                                              2,906                   5,009
  Other assets                                                    64,977                  59,766
-------------------------------------------------------------------------------------------------
                                        Total Assets          $5,458,709              $4,947,499
=================================================================================================

LIABILITIES
  Deposits:
    Noninterest bearing                                       $  575,504              $  570,262
    Interest bearing                                           3,622,272               3,318,004
-------------------------------------------------------------------------------------------------
                                      Total Deposits           4,197,776               3,888,266

  Federal funds purchased                                         25,500                  41,790
  Repurchase agreements                                          508,948                 368,861
  Other short-term borrowings                                     99,487                  50,000
  Long-term debt                                                  77,577                  93,071
  Other liabilities                                               65,460                  59,467
-------------------------------------------------------------------------------------------------
                                   Total Liabilities           4,974,748               4,501,455
Commitments and contingent liabilities

STOCKHOLDERS' EQUITY
  Preferred stock                                                     40                      41
  Common stock, $2 par value--40,000,000 shares authorized;
     28,954,500 and 27,997,889 shares issued, respectively        57,909                  55,996
  Capital surplus                                                230,258                 211,588
  Retained earnings                                              215,744                 177,438
  Treasury stock-745,000 shares, at cost                         (17,605)                      -
  Net unrealized gains (losses) on securities                     (2,385)                    981
-------------------------------------------------------------------------------------------------
                          Total Stockholders' Equity             483,961                 446,044
-------------------------------------------------------------------------------------------------
          Total Liabilities and Stockholders' Equity          $5,458,709              $4,947,499
=================================================================================================
See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                               Net
                                                                                            Unrealized                     Total
                                        Preferred Stock   Common Stock                        Gains     Treasury Stock     Stock-
                                        ---------------  ---------------  Capital Retained (Losses) on  --------------    holders'
(In thousands)                           Shares  Amount  Shares   Amount  Surplus Earnings  Securities  Shares  Amount     Equity
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1994                    2      $41   25,729  $51,458 $199,052 $108,484   $  1,614      -   $      -   $360,649
  Net income                                                                        45,030                                  45,030
  Cash dividends declared                                                          (20,128)                                (20,128)
  Issuance of common stock:
    Conversion of capital notes                              60      120      899                                            1,019
    Acquisitions                                          1,603    3,206    2,245   15,031                                  20,482
    Various stock issuance plans                            120      241    1,497                                            1,738
  Change in net unrealized gains
        (losses) on securities                                                                (37,478)                     (37,478)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                  2       41   27,512   55,025  203,693  148,417    (35,864)     -          -    371,312
  Net income                                                                        51,222                                  51,222
  Cash dividends declared                                                          (22,201)                                (22,201)
  Issuance of common stock:
    Conversion of capital notes                             111      221    1,671                                            1,892
    Various stock issuance plans                            375      750    6,224                                            6,974
  Change in net unrealized gains
        (losses) on securities                                                                 36,845                       36,845
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                  2       41   27,998   55,996  211,588  177,438        981      -          -    446,044
  Net income                                                                        63,139                                  63,139
  Cash dividends declared                                                          (24,833)                                (24,833)
  Issuance of common stock:
    Conversion of capital notes
       and debentures                                       144      287    2,371                                            2,658
  Acquisitions                                              550    1,100   10,867                                           11,967
  Various stock issuance plans                              263      526    5,432                                            5,958
  Purchase of class B stock                         (1)                                                                         (1)
  Change in net unrealized gains
       (losses) on securities                                                                  (3,366)                      (3,366)
  Purchase of treasury stock                                                                            (745)   (17,605)   (17,605)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                  2      $40   28,955  $57,909 $230,258 $215,744    $(2,385)  (745)  $(17,605)  $483,961
===================================================================================================================================
See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Year Ended December 31
(In thousands)                                                                    1996              1995            1994
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                   $  63,139         $  51,222       $  45,030
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan losses                                                   10,280             9,992           4,900
      Provision for losses on foreclosed property                                    341               931           1,035
      Provision for depreciation, amortization and accretion                      13,735            12,405          11,091
      Amortization of securities premiums and accretion of discounts                (385)              287           3,042
      Deferred income tax expense                                                  1,352             2,154           3,915
      Securities gains, net                                                         (817)             (356)           (158)
      Increase in other assets                                                   (10,627)          (13,621)         (9,814)
      Increase in other liabilities                                                5,964             7,706           6,490
---------------------------------------------------------------------------------------------------------------------------
               Net Cash Provided by Operating Activities                          82,982            70,720          65,531
INVESTING ACTIVITIES
  Proceeds from maturities of held-to-maturity securities                         12,421            19,676          23,869
  Proceeds from sales of held-to-maturity securities                                  89             7,194               -
  Purchases of held-to-maturity securities                                       (30,405)          (16,169)        (14,087)
  Proceeds from maturities of available-for-sale securities                      450,713           252,189         226,463
  Proceeds from sales of available-for-sale securities                           117,639            93,948         114,867
  Purchases of available-for-sale securities                                    (756,637)         (442,886)       (363,063)
  Net increase in loans                                                         (179,030)         (249,968)       (313,648)
  Proceeds from sales of foreclosed property                                       8,535             9,775          17,426
  Purchases of and proceeds from sales of premises and equipment                  (7,063)          (18,164)        (10,448)
  Cash and cash equivalents of acquired institutions, net of cash paid            (2,233)                -          12,523
---------------------------------------------------------------------------------------------------------------------------
                   Net Cash Used in Investing Activities                        (385,971)         (344,405)       (306,098)
FINANCING ACTIVITIES
  Net increase in deposits                                                       173,700           215,810          18,923
  Cash dividends                                                                 (24,833)          (22,201)        (20,128)
  Net increase (decrease) in federal funds purchased                             (16,290)          (88,080)         80,746
  Net increase in repurchase agreements                                          139,272            42,216         175,733
  Net increase (decrease) in other short-term borrowings                          10,063            35,000         (11,864)
  Proceeds from the issuance of long-term debt                                    25,000            25,000          73,500
  Payments of long-term debt                                                          (8)              (64)           (596)
  Purchase of treasury stock                                                     (17,605)                -               -
  Other, net                                                                       5,957             6,287           1,223
---------------------------------------------------------------------------------------------------------------------------
               Net Cash Provided by Financing Activities                         295,256           213,968         317,537
---------------------------------------------------------------------------------------------------------------------------
        Increase (Decrease) in Cash and Cash Equivalents                          (7,733)          (59,717)         76,970
          Cash and Cash Equivalents at Beginning of Year                         222,213           281,930         204,960
---------------------------------------------------------------------------------------------------------------------------
                Cash and Cash Equivalents at End of Year                       $ 214,480         $ 222,213       $ 281,930
===========================================================================================================================
See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1 ORGANIZATION
Magna Group, Inc. (the "Company"), a Delaware corporation, was organized in 1974 and is a registered bank holding company under the Federal Bank Holding Act of 1956, as amended. The Company owns, indirectly, all of the capital stock of Magna Bank, National Association, a national banking association which operates from more than 100 community banking locations serving Missouri and Illinois. The Company also owns Magna Trust Company and certain brokerage, insurance and investment subsidiaries.

As discussed in Note 3 to the Consolidated Financial Statements, the Company anticipates completing the acquisition of Homeland Bankshares Corporation ("Homeland") in the first quarter of 1997. Homeland is a $1,200,000 holding company, operating 30 community banking locations in Iowa.

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

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts for 1995 and 1994 were reclassified to conform with statement presentation for 1996. Such reclassifications had no effect on net income.

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

Available-for-sale securities include all debt securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading. Available-for-sale securities are stated at estimated market value. Unrealized holding gains and losses are reported net of taxes as a separate component of stockholders' equity until realized. Realized gains and losses are computed based on cost, adjusted for amortization of premiums and accretion of discounts and are included in other noninterest income.

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

RESERVE FOR LOAN LOSSES
The reserve for loan losses is increased by provisions for losses charged to expense and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, potential loan losses on loans to specific customers and/or industries and other pertinent factors that management believes require current recognition in estimating possible loan losses.

Specific reserves are established for any impaired commercial, commercial real estate and real estate construction loans for which the recorded investment in the loan exceeds the measured value of the loan. Loans subject to impairment valuation are defined as nonaccrual loans exclusive of smaller balance homogeneous loans such as home equity, credit cards, installment and 1-4 family residential loans. The value of the loan is determined based on the present value of expected future cash flows, the market price of the loan or the fair value of the underlying collateral, if the loan is collateral dependent.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using principally straight-line methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS
Intangible assets consist principally of goodwill, which represents the excess of cost over fair value of net assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized on a straight-line basis over the estimated period to be benefited, ranging from 8 to 15 years. The carrying value of goodwill is reviewed periodically for impairment.

FORECLOSED PROPERTY
Foreclosed property consists of assets acquired through foreclosure or deed in lieu of foreclosure. Foreclosed property is valued at the lower of cost or estimated market value, net of estimated sale expenses. Any loss incurred at the time of acquisition or reclassification is charged to the reserve for loan losses. Losses resulting from disposition or periodic reevaluation of foreclosed property are charged to expense in the current period.

INTEREST RATE SWAPS
The Company enters into interest rate swap agreements as part of its overall asset/liability management strategy. Such agreements effectively modify the interest characteristics of certain loans, investments or deposit liabilities. These agreements involve the exchange of floating and fixed rate interest amounts over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest income or interest expense as appropriate. The related amount payable or receivable from counterparties is included in other assets or other liabilities. Deferred gains on terminated interest rate swap agreements are included in other liabilities and are amortized over the remaining original life of the terminated agreement. The Company had no significant interest rate swaps at December 31, 1996 other than the one described in Note 19.

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

NET INCOME PER SHARE
Primary net income per share is computed by dividing net income after deducting preferred stock dividend requirements, by the weighted average number of common shares and common share equivalents (which consist of common stock options) outstanding. Fully diluted net income per share is computed by increasing such average common shares and common share equivalents by the assumed conversion into common stock of all outstanding convertible debt instruments. Net income for fully diluted net income per share is adjusted for interest expense and amortization of origination costs, net of related tax effects, on these convertible debt instruments and preferred stock dividends. Such items are excluded from the computation when their effects would be antidilutive.

STOCK BASED COMPENSATION
The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CASH FLOW INFORMATION
For purposes of the statements of cash flows, the Company considers cash and demand deposits at other financial institutions and federal funds sold with maturities not exceeding 90 days to be cash equivalents. Cash paid for interest and income taxes, as well as significant non-cash investing activities, were as follows:

                                          1996         1995         1994
--------------------------------------------------------------------------
Interest                                $192,801     $156,828     $117,369
Income taxes                              31,830       17,977       12,688
Loans transferred to
  foreclosed property                      5,698        8,363        8,979
==========================================================================

3 ACQUISITIONS
In the third quarter of 1996, the Company entered into a definitive agreement to acquire Homeland. The agreement provides for the issuance of up to 5,038,934 shares of common stock and approximately $92,000 in cash.
Homeland, with assets of approximately $1,200,000 as of December 31, 1996, is headquartered in Waterloo, Iowa. The acquisition will be accounted for as a purchase and is expected to be completed in the first quarter of 1997.

In the first quarter of 1996, the Company completed the acquisition of River Bend Bancshares, Inc. ("River Bend"). A total of 550,207 shares of common stock were issued and approximately $12,400 in cash was paid in connection with the acquisition, which was accounted for as a purchase. At acquisition, River Bend had approximately $160,000 in assets.

In the third quarter of 1994, the Company completed the acquisition of Goreville Bancorporation, Inc. In the second quarter of 1994, the Company completed the acquisitions of The First National Bank in Madison and Bank of Chesterfield. A total of 1,603,283 shares of common stock were issued in the 1994 acquisitions, which were accounted for as poolings-of-interests. Total assets of the acquired institutions were approximately $186,000. The effects of the consummated acquisitions were not significant to the consolidated financial statements and operating results of the acquired entities are included since the respective acquisition dates.


4 CHANGES IN ACCOUNTING METHODS
On January 1, 1996, the Company adopted Financial Accounting Standards No. 122 (FAS No. 122), "Accounting for Mortgage Servicing Rights." FAS No. 122 requires capitalization of purchased mortgage servicing rights, as well as internally originated servicing rights. These mortgage servicing rights are amortized over the estimated servicing period of the related loans. The adoption of the standard had no material impact on the Company's financial position or results of operations.

In 1996, the Company adopted the provisions of Financial Accounting Standards No. 123 (FAS No. 123), "Accounting for Stock Based Compensation." FAS No. 123 prescribes accounting and reporting standards for all stock based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. The standard encourages companies to adopt the fair value method for expense recognition in connection with stock based compensation plans but does permit entities to follow existing rules as provided under APB 25. The Company has elected to follow APB 25 which provides for the intrinsic value method for expense recognition.

On January 1, 1995, the Company adopted Financial Accounting Standards No. 114 (FAS No. 114), "Accounting by Creditors for Impairment of a Loan" and No. 118 (FAS No. 118), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These standards require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan or the fair value of the underlying collateral if the loan is collateral dependent. The standards further require that specific reserves be established for any impaired loan for which the recorded investment exceeds the measured value of the loan. FAS No. 114 and FAS No. 118 do not apply to smaller balance, homogeneous loans, which the Company has identified as consumer loans, such as home equity, installment and 1-4 family residential loans. FAS No. 114 requires that upon adoption, all loans classified as in-substance foreclosure be reclassified to an appropriate loan category if the creditor does not have physical possession of the collateral. In order to present information consistently for all periods, in-substance foreclosed assets were reclassified as of December 31, 1994, from other assets to loans. Adoption of these standards had no impact on the Company's reserve levels or 1995 earnings.

Effective January 1, 1995, the Company adopted Financial Accounting Standards No. 121 (FAS No. 121), "Accounting for the Impairment of Long-Lived

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Assets to Be Disposed Of." FAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of the standard had no material impact on the Company's financial position or results of operations.

During 1996, the Financial Accounting Standards Board issued Financial Accounting Standards No. 125 (FAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to recognize financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the standard. The Company will apply the new rules prospectively beginning in the first quarter of 1997, other than those deferred by Financial Accounting Standards No. 127 (FAS No. 127), "Deferral of the Effective Date of Certain Provisions of FAS Statement No. 125 - an amendment of FAS Statement No. 125." Based on current circumstances, the Company believes the application of the new rules will not have a significant impact on the Company's financial position or results of operations.


5 RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS
The Company's banking subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the years ended December 31, 1996 and 1995 was approximately $48,403 and $86,448, respectively.


6 SECURITIES
The carrying value, gross unrealized gains and losses and estimated market value of held-to-maturity securities at December 31 were as follows:

1996
-------------------------------------------------------------------------------------------------------------
                                                             Gross             Gross                Estimated
                                        Carrying          Unrealized        Unrealized                Market
                                          Value              Gains            Losses                  Value
-------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  U.S. Government
  agencies                              $ 40,338            $    -            $1,482                $ 38,856
State and municipal                      110,627             3,954               208                 114,373
Other                                      3,764                 -                 -                   3,764
-------------------------------------------------------------------------------------------------------------
                                        $154,729            $3,954            $1,690                $156,993
=============================================================================================================

1995
-------------------------------------------------------------------------------------------------------------
                                                             Gross             Gross                Estimated
                                        Carrying          Unrealized        Unrealized                Market
                                          Value              Gains            Losses                  Value
-------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  U.S. Government
  agencies                              $ 48,088            $  192              $  -                $ 48,280
State and municipal                       74,396             4,174               249                  78,321
Other                                      3,764                 -                 -                   3,764
-------------------------------------------------------------------------------------------------------------
                                        $126,248            $4,366              $249                $130,365
=============================================================================================================

The amortized cost, gross unrealized gains and losses and estimated market value of available-for-sale securities at December 31 were as follows:

1996
-------------------------------------------------------------------------------------------------------------
                                                             Gross             Gross                Estimated
                                        Amortized         Unrealized        Unrealized                Market
                                          Cost               Gains            Losses                  Value
-------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  U.S. Government
  agencies                            $  771,459            $1,347           $ 5,383              $  767,423
State and municipal                       23,020               413                41                  23,392
Mortgage backed                          680,537             3,419             4,462                 679,494
Other                                     30,150             1,059               340                  30,869
-------------------------------------------------------------------------------------------------------------
                                      $1,505,166            $6,238           $10,226              $1,501,178
=============================================================================================================

1995
-------------------------------------------------------------------------------------------------------------
                                                             Gross             Gross                Estimated
                                        Amortized         Unrealized        Unrealized                Market
                                          Cost               Gains            Losses                  Value
-------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  U.S. Government
  agencies                            $  562,568           $ 3,736            $3,150              $  563,154
State and municipal                       32,620               890                19                  33,491
Mortgage backed                          584,057             5,521             3,583                 585,995
Other                                     55,767               629               420                  55,976
-------------------------------------------------------------------------------------------------------------
                                      $1,235,012           $10,776            $7,172              $1,238,616
=============================================================================================================

The carrying value and estimated market value of held-to-maturity securities at December 31, 1996, by contractual maturity, are shown below.

                                                                                                    Estimated
                                                                            Carrying                  Market
                                                                              Value                   Value
-------------------------------------------------------------------------------------------------------------
Due in 1 year or less                                                       $  2,322                $  2,330
Due after 1 year through 5 years                                              80,695                  80,827
Due after 5 years through 10 years                                            47,589                  49,215
Due after 10 years                                                            24,123                  24,621
-------------------------------------------------------------------------------------------------------------
                                                                            $154,729                $156,993
=============================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The amortized cost and estimated market value of available-for-sale securities at December 31, 1996, by contractual maturity, are shown below.

                                                                                                    Estimated
                                                                            Amortized                 Market
                                                                              Cost                    Value
-------------------------------------------------------------------------------------------------------------
Due in 1 year or less                                                     $  196,047              $  197,077
Due after 1 year through 5 years                                             537,665                 534,094
Due after 5 years through 10 years                                            89,437                  89,034
Due after 10 years                                                             1,480                   1,479
Mortgage backed securities                                                   680,537                 679,494
-------------------------------------------------------------------------------------------------------------
                                                                          $1,505,166              $1,501,178
=============================================================================================================

In December 1995, the Company implemented provisions of the Financial Accounting Standards Board Special Report (FAS Special Report), "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Upon adoption, and in accordance with the provisions of the FAS Special Report, the Company reassessed its securities classifications and, based on this reassessment, reclassified securities with a book value of approximately $135,963 from held-to-maturity to available-for-sale. Upon transfer, market value exceeded carrying value by approximately $2,830, resulting in an after-tax increase to stockholders' equity of approximately $1,698. The transfer had no effect on 1995 earnings.

Securities with a book value of $1,308,940 and $994,570 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

There were no trading securities owned at December 31, 1996 or 1995.

There were no securities classified as held-to-maturity during 1996 or 1994 that were transferred to available-for-sale securities; the only transfer of securities from held-to-maturity to available-for-sale during 1995 was the December reclassification discussed above.

During the years ended December 31, 1996 and 1995, the Company sold held-to-maturity securities with a book value of $89 and $7,195, respectively. Such securities were sold as a result of management's decision to liquidate certain "odd-lot" holdings and to assimilate the portfolios of entities that were acquired in previous years. There were no sales of held-to-maturity securities during 1994; however, certain of such securities were redeemed by the original issuer of the securities.

The following table presents the components of net securities gains:

                                                         Year Ended December 31
                                                       1996        1995        1994
-----------------------------------------------------------------------------------
Securities gains on:
     Held-to-maturity securities                      $    9      $  103       $ 55
     Available-for-sale securities                     1,602       1,357        467
-----------------------------------------------------------------------------------
        Total securities gains                         1,611       1,460        522

Securities losses on:
     Held-to-maturity securities                           -         104          -
     Available-for-sale securities                       794       1,000        364
-----------------------------------------------------------------------------------
        Total securities losses                          794       1,104        364
-----------------------------------------------------------------------------------
                                                      $  817      $  356       $158
===================================================================================

7 LOANS
Loans were comprised of the following:

                                                              December 31
                                                       1996              1995
--------------------------------------------------------------------------------
Commercial, financial and agricultural              $  648,881        $  593,664
Real estate:
  Commercial                                         1,156,402           996,464
  Residential                                          942,053           934,826
  Construction                                         150,157           156,978
--------------------------------------------------------------------------------
                                                     2,248,612         2,088,268
--------------------------------------------------------------------------------
Consumer, net of unearned income                       517,816           520,834
--------------------------------------------------------------------------------
                                                    $3,415,309        $3,202,766
================================================================================

At December 31, 1996 and 1995, the aggregate principal balances of loans on which interest was not being accrued were $17,133 and $24,564, respectively. In addition, the aggregate principal balances on which the yield and/or repayment terms had been changed due to declining financial condition of borrowers was $58 at December 31, 1995. The Company had no such principal balances at December 31, 1996. During 1996 and 1995, the interest income that would have been recorded in the consolidated statements of income under the original terms of such nonaccrual and restructured loans was approximately $1,709 and $2,418, and the interest income actually recorded was approximately $294 and $69, respectively.

At December 31, 1996 and 1995, the recorded investment in loans that were considered impaired under FAS No. 114 totaled approximately $12,316 and $14,376, respectively. At December 31, 1996, the allowance for loan losses included approximately $2,899 allocated to $5,145 of impaired loans compared to an allowance for loan loss allocation of $3,043 to $6,819 of impaired loans at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1995. No specific reserves were allocated to the remaining $7,171 and $7,557 of impaired loans at December 31, 1996 and 1995, respectively. In 1996 and 1995, impaired loans averaged approximately $14,271 and $18,661, respectively, and cash basis interest recognized on these loans, during the time they were impaired, was not significant.

Included in loans at December 31, 1996 and 1995 were loans made to directors and executive officers of the Company and its principal subsidiaries or to entities in which such individuals had a beneficial interest. Following is a summary of activity in such loans for the year ended December 31, 1996:

-----------------------------------------------------------------------
Balance, January 1, 1996                                      $ 68,672
New loans made                                                  19,968
Payments received                                              (15,857)
Net change from changes in director
  and executive officer status                                  (6,212)
-----------------------------------------------------------------------
Balance, December 31, 1996                                    $ 66,571
=======================================================================

Such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection.

The Company had no loans pledged for any purpose at December 31, 1996. Loans with a book value of $107,579 at December 31, 1995 were pledged to secure borrowings from the Federal Reserve Bank.

8 RESERVE FOR LOAN LOSSES
Changes in the reserve for loan losses were as follows:

                                                           Year Ended December 31
                                                      1996        1995        1994
-------------------------------------------------------------------------------------
Balance at beginning of year                        $ 42,623    $ 43,991    $ 40,065
Loans charged off                                    (13,056)    (16,400)    (11,488)
Recoveries of loans previously
  charged off                                          4,645       5,040       7,773
-------------------------------------------------------------------------------------
Net loans charged off                                 (8,411)    (11,360)     (3,715)
Provision for loan losses
  charged to operations                               10,280       9,992       4,900
Reserves of acquired
  institutions                                           890           -       2,741
-------------------------------------------------------------------------------------
Balance at end of year                              $ 45,382    $ 42,623    $ 43,991
=====================================================================================


9 PREMISES AND EQUIPMENT
Premises and equipment were comprised of the following:

                                                             December 31
                                                      1996              1995
-------------------------------------------------------------------------------
Land                                                $ 12,775          $ 12,814
Buildings                                             83,570            80,110
Furniture and equipment                               52,631            49,576
-------------------------------------------------------------------------------
                                                     148,976           142,500
Less allowances for depreciation and
  amortization                                        67,161            60,809
-------------------------------------------------------------------------------
                                                    $ 81,815          $ 81,691
===============================================================================

Total depreciation expense charged to operations amounted to $9,119, $8,876 and $8,313 in 1996, 1995 and 1994, respectively.

The Company and its subsidiaries lease certain premises and equipment under operating lease agreements which expire at various dates through May 2070, with certain lease agreements containing renewal options. Minimum rental commitments under all leases for the years 1997 through 2001 and thereafter were $5,803, $5,568, $5,571, $5,535, $4,315 and $21,202, respectively. Rent expense in 1996, 1995 and 1994 was $5,800, $5,682 and $5,684, respectively.


10 DEPOSITS
Deposits were comprised of the following:

                                                             December 31
                                                      1996              1995
-------------------------------------------------------------------------------
Demand deposits                                   $  575,504        $  570,262
Interest bearing demand and other
  transaction accounts                               542,268           496,590
Savings and market rate deposits                     811,077           794,423
Time deposits less than $100,000                   1,780,188         1,674,305
Time deposits $100,000 or more                       488,739           352,686
-------------------------------------------------------------------------------
                                                  $4,197,776        $3,888,266
===============================================================================

The maturities of time deposits at December 31, 1996, for the years 1997 through 2001 were $1,557,446, $536,187, $82,430, $59,427 and $22,562, respectively.


11 REPURCHASE AGREEMENTS
Repurchase agreements totaled $508,948 and $368,861 at December 31, 1996 and 1995, respectively. The average daily balances for repurchase agreements were $456,965 and $320,409 during 1996 and 1995, respectively. The maximum balance at any month-end was $521,794 and $369,996 during 1996 and 1995, respectively. The securities underlying the agreements are maintained under the Company's control.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12 OTHER SHORT-TERM BORROWINGS
Other short-term borrowings were comprised of the following:

                                                                   December 31
                                                             1996              1995
-------------------------------------------------------------------------------------
Federal Home Loan Bank advances:
   maturing in 1997, interest rate of 5.25%                $15,000           $     -
   maturing in 1997, interest rate of 5.27%                  8,500                 -
   maturing in 1997, interest rate of 6.59%                 15,000                 -
   maturing in 2000, callable on a quarterly
     basis by the issuer, interest rate of 4.91%            50,000            50,000
Treasury tax and loan note option account                   10,987                 -
-------------------------------------------------------------------------------------
                                                           $99,487           $50,000
=====================================================================================


13 LONG-TERM DEBT
Long-term debt was comprised of the following:

                                                                   December 31
                                                             1996              1995
-------------------------------------------------------------------------------------
Parent company:
  7% Convertible Subordinated
    Capital Notes maturing in 1999                         $12,541           $14,440
  8-3/4% Convertible Subordinated
    Debentures maturing in 1998
    (net of $1,504 and $2,292
    discount, respectively, based on
    effective interest rate of 14.65%)                      14,872            14,958
-------------------------------------------------------------------------------------
                                                            27,413            29,398
Banking subsidiary:
  Federal Home Loan Bank advances:
    maturing in 1997                                             -            38,500
    maturing in 1998                                        25,000            25,000
    maturing in 2001                                        10,000                 -
    maturing in 2003                                        15,000                 -
  Other                                                        164               173
-------------------------------------------------------------------------------------
                                                            50,164            63,673
-------------------------------------------------------------------------------------
                                                           $77,577           $93,071
=====================================================================================

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

The combined maturities of long-term debt at December 31, 1996, for the years 1997 through 2001 were $9, $39,881, $12,550, $10 and $10,011, respectively.

On December 30, 1996, Magna entered into a three year, unsecured revolving credit facility (the "Credit Facility") with an unaffiliated bank, which provides for borrowings by Magna of up to $50 million. Under the terms of the Credit Facility, Magna may elect to convert the outstanding principal balance of any outstanding revolving loans into term loans for a term ending no later than December 30, 2002.

The Credit Facility contains specific covenants which, among other things, limit dividend payments, restrict the sale of assets by Magna under certain circumstances, provide for possible acceleration of the repayment terms upon the merger of Magna or its subsidiaries with and into unaffiliated entities and require the maintenance of certain financial ratios. At December 31, 1996, there were no amounts outstanding under the Credit Facility.


14 CAPITAL STOCK

PREFERRED STOCK
At December 31, 1996 and 1995, there were 49,500 shares authorized and 1,996 and 2,039 shares outstanding, respectively, of the Company's 7.5% cumulative Class B, voting, $20 par value preferred stock. At December 31, 1996 and 1995, 1,000,000 shares of no par value preferred stock and 1,000,000 shares of Class C, non-voting, $.10 par value preferred stock, were authorized with no shares of either category issued. 400,000 shares of the no par value preferred stock have been designated and were reserved for issuance upon exercise of the preferred stock purchase rights.

COMMON STOCK
At December 31, 1996, 5,154,477 shares of common stock were reserved for issuance in connection with conversion of the Convertible Subordinated Capital Notes and Convertible Subordinated Debentures, the Company's stock-based compensation plans, the Company's dividend reinvestment plan and the Company's employee stock purchase plan.

PREFERRED STOCK PURCHASE RIGHTS
One preferred stock purchase right (a "Magna Right") is attached to each share of common stock issued and outstanding or to be issued prior to certain designated events. Each Magna Right becomes exercisable only under certain circumstances and expires in 1998 unless

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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


15 REGULATORY MATTERS
The Company and its banking subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework of prompt corrective action, the Company and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes that, as of December 31, 1996, the Company and its banking subsidiary met all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Company's banking subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banking subsidiary must maintain minimum Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the banking subsidiary's category.

The following table summarizes the actual capital amounts and ratios for the Company and its banking subsidiary, as well as those required to be categorized as adequately capitalized and well capitalized.

                                                                                                        To Be Well Capitalized
                                                                               For Capital              Under Prompt Corrective
                                                  Actual                    Adequacy Purposes              Action Provisions
                                           --------------------        --------------------------   ------------------------------
                                            Amount      Ratio             Amount        Ratio           Amount           Ratio
----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996

  Total Capital (to risk-weighted assets):
    Consolidated                            $499,558      14.18%        >or=$281,816    >or= 8.00%              NA             NA
    Magna Bank, N. A.                        371,316      10.65         >or= 278,836    >or= 8.00     >or=$348,545      >or=10.00%

  Tier 1 Capital (to risk-weighted assets):
    Consolidated                             457,221      12.97         >or= 141,030    >or= 4.00               NA             NA
    Magna Bank, N. A.                        328,958       9.43         >or= 139,540    >or= 4.00     >or= 209,310      >or= 6.00

  Tier 1 Capital (to average assets):
    Consolidated                             457,221       8.45         >or= 216,372    >or= 4.00               NA             NA
    Magna Bank, N. A.                        328,958       6.12         >or= 215,037    >or= 4.00     >or= 268,796      >or= 5.00

As of December 31, 1995

  Total Capital (to risk-weighted assets):
    Consolidated                             465,476      14.29         >or= 260,641    >or= 8.00               NA             NA
    Magna Bank, N. A.                        454,627      14.09         >or= 258,073    >or= 8.00     >or= 322,591      >or=10.00

  Tier 1 Capital (to risk-weighted assets):
    Consolidated                             425,914      13.06         >or= 130,443    >or= 4.00               NA             NA
    Magna Bank, N. A.                        415,052      12.85         >or= 129,159    >or= 4.00     >or= 193,738      >or= 6.00

  Tier 1 Capital (to average assets):
    Consolidated                             425,914       8.73         >or= 195,260    >or= 4.00               NA             NA
    Magna Bank, N. A.                        415,052       8.71         >or= 190,715    >or= 4.00     >or= 238,394      >or= 5.00

==================================================================================================================================

50

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16 RESTRICTED NET ASSETS
Certain restrictions exist regarding the ability of the bank subsidiary to transfer funds to the Company in the form of cash dividends, loans or advances. During the fourth quarter of 1996, Magna's banking subsidiary received, as required, prior regulatory approval to pay a cash dividend to the Company sufficient to fund the cash portion of the Homeland acquisition. This dividend exceeded the maximum available without prior regulatory approval. Magna's banking subsidiary also received regulatory approval to pay dividends to the Company in 1997 which would not exceed fifty percent of the then-current period earnings. Payment of these dividends is subject to the banking subsidiary maintaining its status as a "well capitalized" institution, as defined by regulatory authorities as set forth in Note 15 to the Consolidated Financial Statements. Payment of dividends beyond December 31, 1997 may require additional regulatory approval.


17 INCOME TAXES
The components of income tax expense are summarized as follows:


                                                          Year Ended December 31
                                                       1996       1995        1994
--------------------------------------------------------------------------------------
Current taxes                                        $31,288     $21,129     $16,264
Deferred taxes                                         1,352       2,154       3,915
--------------------------------------------------------------------------------------
Income tax expense                                   $32,640     $23,283     $20,179
======================================================================================

Included in income taxes is tax expense of $286, $124 and $55 in 1996, 1995 and 1994, respectively, related to securities gains, net.

Reconciliations between income tax expense and the amount computed by applying the statutory federal tax rate to income before income taxes are as follows:



                                                         Year Ended December 31
                                                       1996       1995        1994
--------------------------------------------------------------------------------------
Statutory rate applied to
   income before income taxes                        $33,523     $26,077     $22,823
Effects of:
   Tax-exempt income                                  (3,331)     (3,293)     (3,295)
   Goodwill amortization                                 522         281         285
   State tax, net of
     federal benefit                                   2,277       1,680       1,478
   Adjustment to valuation
     allowance                                             -        (935)          -
   Adjustment to tax basis
     of intangibles                                        -           -        (863)
   Other, net                                           (351)       (527)       (249)
--------------------------------------------------------------------------------------
Income tax expense                                   $32,640     $23,283     $20,179
======================================================================================

Deferred income taxes reflect the net tax effect of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are summarized as follows:


                                                             December 31
                                                         1996        1995
----------------------------------------------------------------------------
Deferred tax assets:
  Reserve for loan losses                               $18,153     $17,049
  Markdowns on foreclosed property                          144         390
  Deferred compensation                                   4,409       4,270
  Net operating loss and built-in loss carryforwards        224       1,646
  Alternative minimum tax credit carryforwards            1,067       1,472
  Mark-to-market securities adjustment                    1,603           -
----------------------------------------------------------------------------
    Total deferred tax assets before
      valuation allowance                                25,600      24,827
  Valuation allowance for deferred tax assets            (2,282)     (1,085)
----------------------------------------------------------------------------
    Total deferred tax assets                            23,318      23,742
----------------------------------------------------------------------------
Deferred tax liabilities:
  Tax over book depreciation                              1,254       3,962
  Purchase accounting adjustments                         2,804       1,373
  Mark-to-market securities adjustment                        -         645
  Other, net                                              2,193         749
----------------------------------------------------------------------------
    Total deferred tax liabilities                        6,251       6,729
----------------------------------------------------------------------------
Net deferred tax assets                                 $17,067     $17,013
============================================================================

The Company has net operating loss carryforwards of $559 and alternative minimum tax credit carryforwards of $1,067 for federal tax purposes. The alternative minimum tax credit carryforwards have an unlimited carryforward period. The net operating loss carryforwards expire primarily in the years 1998 to 2002.


18 EMPLOYEE BENEFITS

PENSION PLAN
The Company and its subsidiaries have a non-contributory, defined benefit retirement plan that covers all employees who have attained age 21 and completed one year of service. Benefits are accrued for each year of service based upon percentages of the designated portions of each participant's annual base compensation. The Company's policy is to fund contributions annually within the limits prescribed for deduction for federal income tax purposes. Contributions are intended to provide for benefits attributed to service to date.
                                                                              51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table sets forth the funded status and amounts recognized in the Company's balance sheets for the plan.

                                                          December 31
                                                       1996        1995
---------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
     vested benefits of ($20,538) and ($21,778) at
     December 31, 1996 and 1995, respectively        $(20,924)   $(22,037)
===========================================================================
  Projected benefit obligation for services
     rendered to date                                $(26,869)   $(27,936)
  Plan assets at fair value, primarily listed
     stocks and corporate and U.S. debt
     securities                                        27,262      24,538
---------------------------------------------------------------------------
  Plan assets greater than (less than) projected
     benefit obligation                                   393      (3,398)
  Unrecognized net loss (gain) from past
     experience different from that assumed
     and effect of changes in assumptions                (830)      2,404
  Unrecognized net asset at beginning of year,
     being recognized over 13.8 years
     beginning January 1, 1986                           (720)       (964)
  Prior service cost not yet recognized
     in net periodic pension cost                        (564)       (661)
---------------------------------------------------------------------------
  Accrued pension cost included
     in the balance sheets                           $ (1,721)   $ (2,619)
===========================================================================

Net pension cost included the following components:

                                                         Year Ended December 31
                                                      1996        1995        1994
--------------------------------------------------------------------------------------
Service cost-benefits earned
  during the period                                  $ 2,006     $ 1,595     $ 1,732
Interest cost on projected
  benefit obligation                                   1,833       1,805       1,809
Actual (return) loss on
  plan assets                                         (4,451)     (5,171)        484
Net amortization and deferral                          2,076       3,066      (2,728)
--------------------------------------------------------------------------------------
Net periodic pension cost                            $ 1,464     $ 1,295     $ 1,297
======================================================================================


The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.3% and 5.5%, respectively, for 1996 and 7.0% and 5.5%, respectively, for 1995. The expected long-term rate of return on plan assets was 8.8% for 1996 and 7.5% for 1995 and 1994.

The assets of the plan, which are administered by Magna Trust Company, an affiliate of the Company, consist of a wide variety of diversified securities including U.S. Treasury and Government agency obligations, equity securities, equity and fixed income funds, corporate bonds, market rate deposit accounts and cash.

SALARY REDUCTION PLANS
The Company has a salary reduction plan which covers all employees of the Company meeting certain age and length of service requirements. The Company also has a supplemental salary reduction plan for executives who exceed the maximum amounts of deferral under the Company's salary reduction plan. The Company makes contributions to these plans in an amount equal to 50% of employee contributions, subject to certain limitations. Such contributions, in the aggregate, amounted to $1,247, $1,249 and $1,400 for the years ended December 31, 1996, 1995 and 1994, respectively.

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

STOCK-BASED COMPENSATION PLANS
The Company has several stock-based compensation plans under which stock options, restricted stock and performance shares may be granted to key employees. In addition, the Company sponsors an employee stock purchase plan which allows employees to purchase shares of the Company's common stock at a discount from fair market value. The Company also has stock-based compensation plans for its Board of Directors.

The general provisions of the more significant stock-based compensation plans are as follows:

The Company's 1992 and 1996 Amended and Restated Long-Term Performance Plans have authorized the grant of options, appreciation rights, restricted stock and performance awards to management personnel for up to 900,000 and 1,000,000 shares, respectively, of the Company's common stock, of which no more than 300,000 (for each plan) may be issued in the form of restricted stock. All options granted have 10 year terms and vest and become fully exercisable over periods ranging from 6 months to 2 years.
52

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company's 1992 and 1996 Amended and Restated Directors' Stock Option Plans have authorized the grant of options to nonemployee members of the Board of Directors for up to 100,000 shares, under each plan, of the Company's common stock. All options granted have 10 year terms and vest and become fully exercisable over periods ranging from immediately to 3 years.

The Company's 1987 Stock Option Plan has authorized the grant of options to management personnel for up to 607,753 shares of the Company's common stock. No future options will be granted under this plan. All outstanding options have 10 year terms and are fully vested.

Pro forma information regarding net income and net income per share is required by FAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that standard. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.5% and 6.0%; a dividend yield of 3.5% and 3.4%; volatility factors of the expected market price of the Company's common stock of .15 and
 .16; and weighted-average expected lives of the awards of 4.7 and 5.0 years.

For purposes of pro forma disclosures, the estimated fair value of the awards is amortized to expense over the awards' vesting period. The Company's pro forma information follows:

                                           1996        1995
---------------------------------------------------------------
Pro forma net income                     $62,742      $51,153

Pro forma net income per share:
    Primary                                $2.21        $1.83
    Fully diluted                           2.16         1.80
===============================================================

The Company's stock option activity and related information for the years ended December 31 is summarized in the table below.

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
The Company does not provide any significant postretirement or postemployment benefits other than pension.

                                                      1996                        1995                        1994
                                           ----------------------------------------------------------------------------------------
                                                           Weighted-                   Weighted-                     Weighted-
                                                            Average                     Average                       Average
                                           Options      Exercise Price    Options    Exercise Price    Options      Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding-beginning of year               776,838         $19.25         827,759       $16.72         669,311         $15.05
Granted                                     362,678          25.62         221,365        23.62         271,416          19.29
Exercised                                   (91,566)         14.94        (234,298)       14.05         (95,429)         12.02
Forfeited or expired                        (10,843)         22.77         (37,988)       21.73         (17,539)         18.36
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding-end of year                   1,037,107         $21.82         776,838       $19.25         827,759         $16.72
===================================================================================================================================
Exercisable-end of year                     618,179         $19.47         511,267       $17.36         516,107         $14.66

Weighted-average fair value
  of options granted during the year          $3.69                          $3.96
===================================================================================================================================

Exercise prices for options outstanding as of December 31, 1996 ranged from $13.63 to $26.00. The weighted-average remaining contractual life of those options is 7.9 years.

                                                                              53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19 FAIR VALUE OF FINANCIAL INSTRUMENTS
Financial Accounting Standards No. 107 (FAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Intangible values assigned to customer relationships are not included in reported fair values. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying value of the Company.

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

The fair value of interest rate swaps is estimated using dealer quoted prices which represent the cost to replace all outstanding contracts at current market rates, taking into consideration the current creditworthiness of the counterparties. At December 31, 1996 and 1995, the Company was a party to a $50,000 notional amount interest rate swap that effectively converted floating rate available-for-sale securities to fixed rate. The fair value and carrying amount of this swap reflected unrealized losses of approximately $200 and $300 which were included in available-for-sale securities at December 31, 1996 and 1995, respectively.

The carrying amount and estimated fair values of the Company's remaining financial instruments were as follows:

                                                                   December 31
                                                           1996                     1995
                                                   ------------------------------------------------
                                                   Carrying       Fair     Carrying       Fair
                                                    Amount       Value      Amount       Value
---------------------------------------------------------------------------------------------------
Financial Assets:
 Cash and due
  from banks                                      $  180,412  $  180,412  $  175,167  $  175,167
 Federal funds sold                                   34,068      34,068      47,046      47,046
 Held-to-maturity
  securities                                         154,729     156,993     126,248     130,365
  Available-for-sale
  securities                                       1,501,178   1,501,178   1,238,616   1,238,616
 Net loans                                         3,369,927   3,376,643   3,160,143   3,161,882
===================================================================================================
Financial Liabilities:
 Deposits                                         $4,197,776  $4,197,675  $3,888,266  $3,901,862
 Federal funds
  purchased                                           25,500      25,500      41,790      41,790
 Repurchase
  agreements                                         508,948     508,948     368,861     368,861
 Other short-term
  borrowings                                          99,487      99,487      50,000      50,000
 Long-term debt                                       77,577      91,526      93,071     101,575
===================================================================================================

54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


20 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
In the normal course of business, the Company offers a variety of financial products to its customers to aid them in meeting their requirements for liquidity, credit enhancement and interest rate protection. Generally accepted accounting principles recognize these transactions as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. Following is a discussion of these transactions.

Letters of Credit: These transactions are used by the Company's customers as a means of improving their credit standing in transactions with unaffiliated third parties. Under these agreements, the Company agrees to honor certain financial commitments in the event that its customers are unable to do so. Net outstanding standby letters of credit amounted to $39,807 and $33,493 at December 31, 1996 and 1995, respectively. Commercial letters of credit outstanding amounted to $478 and $393 at December 31, 1996 and 1995, respectively.

Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of the Company's reserve for loan losses. Management does not anticipate any material losses as a result of the letters of credit.

Loan Commitments: At December 31, 1996 and 1995, the Company had commitments outstanding to extend credit totaling approximately $645,932 and $549,970, respectively. These commitments generally require the customers to maintain certain credit standards. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty and generally consists of certificates of deposit, marketable securities or deeds of trust, in addition to various other forms of collateral such as accounts receivable, inventory and fixed assets.

21 LEGAL PROCEEDINGS
Various claims and lawsuits, incidental to the ordinary course of business, are pending against the Company and its subsidiaries. In the opinion of management, after consultation with legal counsel, resolution of these matters is not expected to have a material effect on the Company's financial statements.

22 PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Following are the condensed financial statements of Magna Group, Inc. (Parent Company Only) for the periods indicated:
                                                                              55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED BALANCE SHEETS

                                                                        December 31
                                                                  1996              1995
---------------------------------------------------------------------------------------------
ASSETS
  Cash                                                          $127,921          $ 17,678
  Held-to-maturity securities (approximates market value)          4,000             4,000
  Investment in subsidiaries                                     360,418           440,128
  Premises and equipment                                           4,060             3,710
  Other assets                                                    18,151            15,667
---------------------------------------------------------------------------------------------
                                                Total Assets    $514,550          $481,183
=============================================================================================
LIABILITIES
  Long-term debt                                                $ 27,413          $ 29,398
  Other liabilities                                                3,176             5,741
---------------------------------------------------------------------------------------------
                                           Total Liabilities      30,589            35,139

TOTAL STOCKHOLDERS' EQUITY                                       483,961           446,044
---------------------------------------------------------------------------------------------
                  Total Liabilities and Stockholders' Equity    $514,550          $481,183
=============================================================================================


CONDENSED STATEMENTS OF INCOME
                                                            Year Ended December 31
                                                      1996           1995           1994
---------------------------------------------------------------------------------------------
INCOME
  Dividends received from subsidiaries             $ 167,865        $32,856        $28,883
  Management fee income                               34,407         39,509         30,590
  Other income                                         1,670            967            584
---------------------------------------------------------------------------------------------
                                                     203,942         73,332         60,057
EXPENSE
  Interest                                             3,142          3,215          3,638
  Other expenses                                      40,127         43,266         37,250
---------------------------------------------------------------------------------------------
                                                      43,269         46,481         40,888
  Income before income tax benefit and equity
    in undistributed (overdistributed) earnings
    of subsidiaries                                  160,673         26,851         19,169
INCOME TAX BENEFIT                                     2,745          2,822          3,386
---------------------------------------------------------------------------------------------
                                                     163,418         29,673         22,555
  Equity in undistributed (overdistributed)
    earnings of subsidiaries                        (100,279)        21,549         22,475
---------------------------------------------------------------------------------------------
                                   Net Income      $  63,139        $51,222        $45,030
=============================================================================================

56

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED STATEMENTS OF CASH FLOWS
                                                                                       Year Ended December 31
                                                                                 1996           1995        1994
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                   $ 63,139       $ 51,222    $ 45,030
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Provision for depreciation, amortization and accretion                      3,252          2,574         331
      Deferred income tax expense (benefit)                                        (421)          (726)      2,555
      Equity in (undistributed) overdistributed earnings of subsidiaries        100,279        (21,549)    (22,475)
      Increase in other assets                                                   (2,871)        (4,532)     (4,103)
      Increase (decrease) in other liabilities                                   (2,739)           519      (3,062)
---------------------------------------------------------------------------------------------------------------------
                                  Net Cash Provided by Operating Activities     160,639         27,508      18,276

INVESTING ACTIVITIES
  Purchases of premises and equipment                                            (1,471)        (1,737)     (1,175)
  Cash paid for acquisition                                                     (12,444)             -           -
  Purchase of held-to-maturity securities                                             -              -      (4,000)
---------------------------------------------------------------------------------------------------------------------
                                      Net Cash Used in Investing Activities     (13,915)        (1,737)     (5,175)

FINANCING ACTIVITIES
  Cash dividends                                                                (24,833)       (22,201)    (20,128)
  Repurchase of common stock                                                    (17,605)             -           -
  Other, net                                                                      5,957          6,974       1,738
---------------------------------------------------------------------------------------------------------------------
                                      Net Cash Used in Financing Activities     (36,481)       (15,227)    (18,390)
---------------------------------------------------------------------------------------------------------------------
                           Increase (Decrease) in Cash and Cash Equivalents     110,243         10,544      (5,289)
                             Cash and Cash Equivalents at Beginning of Year      17,678          7,134      12,423
---------------------------------------------------------------------------------------------------------------------
                                   Cash and Cash Equivalents at End of Year    $127,921       $ 17,678    $  7,134
=====================================================================================================================

Cash paid for interest and income taxes, as well as significant non-cash financing activities, were as follows:

                                                                                1996           1995        1994
-------------------------------------------------------------------------------------------------------------------
  Interest                                                                     $2,458        $ 2,598     $ 4,917
  Income tax payments (refunds)                                                   928         (2,615)     (1,144)
  Capital notes and debentures converted into 143,739,
    110,567 and 59,833 shares of common stock, respectively                     2,689          1,933       1,046
===================================================================================================================

REPORT OF INDEPENDENT AUDITORS


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
MAGNA GROUP, INC.

We have audited the accompanying consolidated balance sheets of Magna Group, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magna Group, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                              /s/ Ernst & Young LLP


St. Louis, Missouri
January 15, 1997
58

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                     Fourth       Third      Second       First
(In thousands, except per share data)                Quarter     Quarter     Quarter     Quarter
---------------------------------------------------------------------------------------------------
1996
Interest income                                      $99,561     $98,562     $96,944     $92,768
Interest expense                                      50,607      49,836      47,662      45,643
Net interest income                                   48,954      48,726      49,282      47,125
Provision for loan losses                              2,499       2,499       2,799       2,483
Noninterest income                                    13,042      12,522      12,572      12,222
Noninterest expense                                   34,217      34,515      34,780      34,874
Income tax expense                                     8,369       8,208       8,416       7,647
---------------------------------------------------------------------------------------------------
Net income                                           $16,911     $16,026     $15,859     $14,343
===================================================================================================
Per common share
  Net income:
    Primary                                             $.60        $.57        $.55        $.51
    Fully diluted                                        .58         .56         .54         .50
  Dividends                                              .22         .22         .22         .22
===================================================================================================

1995
Interest income                                      $91,399     $88,480     $85,026     $82,263
Interest expense                                      44,862      43,142      39,736      36,577
Net interest income                                   46,537      45,338      45,290      45,686
Provision for loan losses                              2,501       3,562       2,262       1,667
Noninterest income                                    12,561      12,098      12,123      11,081
Noninterest expense                                   36,107      34,675      38,146      37,289
Income tax expense                                     6,437       6,064       4,606       6,176
---------------------------------------------------------------------------------------------------
Net income                                           $14,053     $13,135     $12,399     $11,635
===================================================================================================
Per common share
  Net income:
    Primary                                             $.50        $.47        $.45        $.42
    Fully diluted                                        .49         .46         .44         .41
  Dividends                                              .20         .20         .20         .20
===================================================================================================

MAGNA LOCATIONS


MAGNA GROUP, INC.
   One Magna Place
   1401 South Brentwood Boulevard
   St. Louis, Missouri  63144
   (314) 963-2500

MAGNA BANK

ILLINOIS LOCATIONS

ALTON
   2850 Homer Adams Parkway
   Alton, Illinois  62002
   (618) 463-4600

ASHLEY
   156 North East Railroad Road
   P.O. Box 297
   Ashley, Illinois  62808
   (618) 485-2208

BELLEVILLE
   19 Public Square
   Belleville, Illinois  62220
   (618) 234-0020

   Carlyle Plaza
   Super Money Market
   110 Carlyle Plaza Drive
   Belleville, Illinois  62221
   (618) 233-9394

   655 Carlyle Road
   Belleville, Illinois  62221
   (618) 234-7985

   210 East Washington Street
   Belleville, Illinois  62220
   (618) 234-3374

   4800 West Main Street
   Belleville, Illinois  62226
   (618) 234-3014

   222 East Main Street
   Belleville, Illinois 62220
   (618) 234-0020

   7800 West Main Street
   Belleville, Illinois  62223
   (618) 394-7788

BLOOMINGTON
   1304 East Empire Street
   Bloomington, Illinois  61701
   (309) 663-1311

CAHOKIA
   900 Upper Cahokia Road
   Cahokia, Illinois  62206
   (618) 332-3100

   1304 Camp Jackson Road
   Cahokia, Illinois 62206
   (618) 332-3100

CARBONDALE
   601 East Main
   Carbondale, Illinois  62901
   (618) 529-2700

   Super Money Market
   1450 East Main Street
   Carbondale, Illinois 62901
   (618) 351-9402

CENTRALIA
   140 South Locust Street
   Centralia, Illinois  62801
   (618) 533-2711

   1325 East McCord Street
   Centralia, Illinois  62801
   (618) 533-2711

   1324 West Broadway
   Centralia, Illinois  62801
   (618) 533-2711

COLLINSVILLE
   1 Eastport Plaza Drive
   Collinsville, Illinois  62234
   (618) 344-2000

COLUMBIA
   102 North Main Street
   Columbia, Illinois  62236
   (618) 281-5171

   100 Columbia Centre
   Columbia, Illinois 62236
   (618) 281-5172

CREVE COEUR
   100 South Highland
   Creve Coeur, Illinois  61610
   (309) 698-4303

DECATUR
   One Millikin Court
   Decatur, Illinois  62523
   (217) 429-4253

   150 North Church at Main
   Decatur, Illinois  62523
   (217) 429-4253

   Fairview Plaza
   1355 West King
   Decatur, Illinois  62522
   (217) 429-4253

   333 East Pershing Road
   Decatur, Illinois  62526
   (217) 875-5000

DUPO
   100 South Second Street
   Dupo, Illinois  62239
   (618) 286-3777

EAST ALTON
   347 West Main Street
   East Alton, Illinois  62024
   (618) 258-4010

EAST PEORIA
   111 West Washington
   East Peoria, Illinois  61611
   (309) 698-2400

EDGEMONT
   8740 State Street
   Edgemont, Illinois  62203
   (618) 397-2122

FAIRVIEW HEIGHTS
   10055 Bunkum Road
   Fairview Heights, Illinois  62208
   (618) 398-5400

   5901 North Illinois Street
   Fairview Heights, Illinois  62208
   (618) 233-0022

   10950 Lincoln Trail
   Fairview Heights, Illinois  62208
   (618) 397-7200

FREEBURG
   202 South State Street
   Freeburg, Illinois 62243
   (618) 539-5862

GLEN CARBON
   1 Cottonwood Road
   Glen Carbon, Illinois  62034
   (618) 656-6500

GODFREY
   821 Homer Adams Parkway
   Godfrey, Illinois  62035
   (618) 258-4019

GOREVILLE
   100 S. Broadway
   Goreville, Illinois  62939
   (618) 995-2321

GRANITE CITY
   1960 Edison Avenue
   Granite City, Illinois  62040
   (618) 451-5400

   3206 Nameoki Road
   Granite City, Illinois  62040
   (618) 451-5490

   2400 Pontoon Road
   Granite City, Illinois  62040
   (618) 451-5505

HIGHLAND
   1223 Broadway
   Highland, Illinois  62249
   (618) 654-4511

HOYLETON
   85 East St. Louis Street
   P.O. Box 158
   Hoyleton, Illinois  62803
   (618) 493-7335

LEBANON
   107 East Schuetz Street
   Lebanon, Illinois  62254
   (618) 537-4428

LINCOLN
   303 South Kickapoo Street
   Lincoln, Illinois  62656
   (217) 735-4321

   909 Woodlawn Road
   Lincoln, Illinois  62656
   (217) 735-4321

MADISON
   600 Madison Avenue
   Madison, Illinois  62060
   (618) 452-3125

MARISSA
   111 North Main Street
   Marissa, Illinois  62257
   (618) 295-2364
60

MAGNA LOCATIONS


MASCOUTAH
   121 East Main Street
   Mascoutah, Illinois  62258
   (618) 566-2333

McLEAN
   Hamilton and Franklin Streets
   McLean, Illinois  61754
   (309) 874-2313

MORTON
   805 West Jackson
   Morton, Illinois  61550
   (309) 263-2100

MURPHYSBORO
   1301 Walnut Street
   Murphysboro, Illinois  62966
   (618) 684-3191

NASHVILLE
   112 East St. Louis Street
   P.O. Box 71
   Nashville, Illinois  62263
   (618) 327-3011

NEW HOLLAND
   109 West Lincoln Street
   New Holland, Illinois  62671
   (217) 445-2211

O'FALLON
   400 East Highway 50
   O'Fallon, Illinois  62269
   (618) 624-9000

PEORIA
   4516 North Sterling
   Peoria, Illinois  61614
   (309) 686-6100

   107 Southwest Jefferson
   Peoria, Illinois  61602
   (309) 655-7500

   7815 North Knoxville
   Peoria, Illinois  61614
   (309) 691-7500

   210 Northeast Madison
   Peoria, Illinois  61602
   (309) 655-7573

ROSEWOOD HEIGHTS
   251 East Airline
   Rosewood Heights, Illinois 62024
   (618) 258-4017

SALEM
   420 West Main
   Salem, Illinois  62881
   (618) 548-2050

SCOTT AFB
   "J" Street at Main Exchange
   Scott Air Force Base, Illinois 62225
   (618) 744-1144

SESSER
   201 South Park
   Sesser, Illinois  62284
   (618) 625-2361

SMITHTON
   406 North Main Street
   Smithton, Illinois  62285
   (618) 234-7111

SPARTA
   143 West Broadway
   Sparta, Illinois  62286
   (618) 443-2185

SPRINGFIELD
   1825 South Sixth Street
   Springfield, Illinois  62703
   (217) 788-6400

   111 South Durkin Drive
   Springfield, Illinois 62704
   (217) 788-6400

   310 South Grand Avenue East
   Springfield, Illinois  62703
   (217) 788-6400

STANFORD
   206 West Main Street
   P.O. Box C
   Stanford, Illinois  61774
   (309) 379-2841

SWANSEA
   1300 North Belt West
   Swansea, Illinois  62226
   (618) 257-3500

   Swansea Plaza
   Super Money Market
   2665 North Illinois Street
   Swansea, Illinois  62226
   (618) 233-8333

TROY
   100 McDonald Drive
   Troy, Illinois  62294
   (618) 667-7800

WOOD RIVER
   501 Wesley Drive
   Wood River, Illinois  62095
   (618) 254-7780

   100 Wood River Avenue
   Wood River, Illinois  62095
   (618) 254-7700


IOWA LOCATIONS

ARLINGTON
   Main Street
   Arlington, Iowa  50606
   (319) 634-3855

AURORA
   Main & Warren
   Aurora, Iowa  50607
   (319) 634-3313

CEDAR FALLS
   4417 University Avenue
   Cedar Falls, Iowa  50613
   (319) 291-5100

   422 Main Street
   Cedar Falls, Iowa  50613
   (319) 291-5122

   College Square Shopping Center
   6301 University
   Cedar Falls, Iowa  50613
   (319) 291-5125

CEDAR RAPIDS
   4357 Czech Lane, N.E.
   Cedar Rapids, Iowa  52402
   (319) 393-8745

DECORAH
   106 Winnebago Avenue
   Decorah, Iowa  52101
   (319) 382-4284

DES MOINES
   623 High Street
   Des Moines, Iowa  50309
   (515) 283-1951

DYSART
   402 Main Street
   Dysart, Iowa  52224
   (319) 476-5050

GILBERTVILLE
   1306 Fifth Street
   Gilbertville, Iowa  50634
   (319) 291-5491

INDIANOLA
   114 North Howard
   P.O. Box 279
   Indianola, Iowa  50125
   (515) 961-6241

   1510 North First Street
   Indianola, Iowa  50125
   (515) 961-9618

IOWA CITY
   150 East Court
   Iowa City, Iowa  52240
   (319) 351-8262

LACONA
   103 East Main Street
   Lacona, Iowa  50139
   (515) 534-3111

MARTENSDALE
   368 N. Highway 28
   Martensdale, Iowa  50160
   (515) 764-2616
                                                                              61

MAGNA LOCATIONS


MILO
   201 Main Street
   Milo, Iowa  50156
   (515) 942-6221

MONTICELLO
   202 West First Street
   P.O. Box 231
   Monticello, Iowa  52310
   (319) 465-3505

OELWEIN
   25 North Frederick
   P.O. Box 591
   Oelwein, Iowa  50662
   (319) 283-3361

TRAER
   100 North Main Street
   Traer, Iowa  50675
   (319) 478-8746

URBANDALE
   2851 86th Street
   Urbandale, Iowa  50322
   (515) 237-8630

VINTON
   510 A Avenue
   Vinton, Iowa  52349
   (319) 472-2371

WATERLOO
   100 East Park Avenue
   P.O. Box 90
   Waterloo, Iowa  50703
   (319) 291-5200

   999 Home Plaza
   P.O. Box 2700
   Waterloo, Iowa  50704
   (319) 234-5523

   405 Jefferson Street
   Waterloo, Iowa  50701
   (319) 236-2154

   412 Mulberry Street
   Waterloo, Iowa  50703
   (319) 291-5255

   228 Crossroads Center
   Waterloo, Iowa  50702
    (319) 291-5278

   2532 Crossroads Center
   Drive-In
   Waterloo, Iowa  50702
   (319) 291-5273

   224 West Ridgeway Avenue
   Waterloo, Iowa  50701
   (319) 291-5454

   2036 Logan Avenue
   Waterloo, Iowa  50703
   (319) 291-5406

   229 East Park Avenue
   Waterloo, Iowa  50704
   (319) 291-5260

WEST DES MOINES
   3334 Westown Parkway
   West Des Moines, Iowa  50265
   (515) 235-8340


MISSOURI LOCATIONS

ARNOLD
   Arnold Mall
   Super Money Market
   30 - A Arnold Mall
   Arnold, Missouri  63010
   (314) 282-2088

BALLWIN
   Ballwin Plaza
   Super Money Market
   15425 Manchester Road
   Ballwin, Missouri  63011
   (314) 391-4019

BRENTWOOD
   One Magna Place
   1401 South Brentwood Boulevard
   Brentwood, Missouri  63144
   (314) 963-2600

   2323 South Hanley Road
   Brentwood, Missouri 63144
   (314) 644-3655

BRIDGETON
   12296 St. Charles Rock Road
   Bridgeton, Missouri  63044
   (314) 291-2845

CHESTERFIELD
   100 Chesterfield Industrial Blvd.
   Chesterfield, Missouri  63005
   (314) 537-0100

   Friendship Village
   15201 Olive Boulevard
   Chesterfield, Missouri 63017
   (314) 537-9752

CREVE COEUR
   11456 Olive Boulevard
   Creve Coeur, Missouri  63141
   (314) 993-0000

   12395 Olive Boulevard
   Creve Coeur, Missouri  63141
   (314) 576-7733

FLORISSANT
   1100 Shackelford Road
   Florissant, Missouri  63031
   (314) 837-1510

   11920 New Halls Ferry Road
   Florissant, Missouri  63033
   (314) 831-7770

JENNINGS
   9269 Lewis and Clark Boulevard
   Jennings, Missouri  63136
   (314) 869-1300

LADUE
   8866 Ladue Road
   Ladue, Missouri  63124
   (314) 862-2127

MEHLVILLE
   4339 Butler Hill Road
   Mehlville, Missouri 63128
   (314) 487-1410

OAKVILLE
   5505 Telegraph Road
   Oakville, Missouri  63129
   (314) 487-2200

O'FALLON
   1201 State Route K
   O'Fallon, Missouri  63366
   (314) 978-2282

ST. ANN
   10449 St. Charles Rock Road
   St. Ann, Missouri  63074
   (314) 426-6900

   20 Northwest Plaza
   St. Ann, Missouri  63074
   (314) 291-0660

ST. CHARLES
   2216 West Elm Street
   St. Charles, Missouri  63301
   (314) 947-3616

   423 First Capitol Drive
   St. Charles, Missouri  63301
   (314) 946-6616

   100 North Main Street
   St. Charles, Missouri 63301
   (314) 946-6175

   2050 Old Highway 94 South
   St. Charles, Missouri  63303
   (314) 946-7575

   1416 Harvestowne Industrial Drive
   St. Charles, Missouri  63304
   (314) 928-4700

   Lake St. Charles
   45 Honey Locust Lane
   St. Charles, Missouri  63303
   (314) 925-2799

ST. LOUIS
   701 Market Street
   St. Louis, Missouri  63101
   (314) 231-3333

ST. PETERS
   St. Peters Square
   Super Money Market
   581 Mid Rivers Drive
   St. Peters, Missouri  63376
   (314) 278-9460

   3899 South Service Road
   St. Peters, Missouri  63376
   (314) 441-4664

   Plaza 94
   6191 Mid Rivers Drive
   St. Peters, Missouri  63304
   (314) 928-0806

SHREWSBURY
   7205 Watson Road
   Shrewsbury, Missouri  63119
   (314) 481-4480

SPANISH LAKE
   1944 Redman Road
   Spanish Lake, Missouri  63138
   (314) 355-8433
62

SUNSET HILLS
   10722 Sunset Hills Plaza
   Sunset Hills, Missouri  63127
   (314) 821-6444

TOWN & COUNTRY
   14323 South Outer Road
   Town & Country, Missouri  63017
   (314) 434-6664

   Super Money Market
   1060 Woods Mill Plaza
   Town & Country, Missouri  63011
   (314) 230-3002

UNIVERSITY CITY
   Brentmoor
   8600 Delmar Boulevard
   University City, Missouri  63124
   (314) 991-7901

WELLSTON
   6313 Dr. Martin Luther King Drive
   Wellston, Missouri  63133
   (314) 227-2278


MAGNA TRUST

ILLINOIS LOCATIONS

BELLEVILLE
   One South Church Street
   Belleville, Illinois  62220
   (618) 233-2120

   4800 West Main Street
   Belleville, Illinois  62223
   (618) 234-3014

BLOOMINGTON
   1304 East Empire Street
   Bloomington, Illinois  61701
   (309) 663-1311

CARBONDALE
   601 East Main Street
   Carbondale, Illinois  62901
   (618) 684-3191

CENTRALIA
   140 South Locust Street
   Centralia, Illinois  62801
   (618) 533-2711

DECATUR
   100 S. Water Street
   Decatur, Illinois  62525
   (217) 429-4253

EAST ALTON
   347 West Main Street
   East Alton, Illinois  62024
   (618) 258-4010

GRANITE CITY
   1960 Edison Avenue
   Granite City, Illinois  62040
   (618) 451-5421

MURPHYSBORO
   1301 Walnut Street
   Murphysboro, Illinois  62966
   (618) 684-3191

PEORIA
   107 Southwest Jefferson
   Peoria, Illinois  61602
   (309) 655-7500

SPRINGFIELD
   1825 South Sixth Street
   Springfield, Illinois  62703
   (217) 788-6400


IOWA LOCATIONS

DES MOINES
   623 High Street
   Des Moines, Iowa  50309
   (515) 283-5143

INDIANOLA
   114 North Howard
   Indianola, Iowa  50125
   (515) 961-6241

MONTICELLO
   202 West First Street
   Monticello, Iowa  52310
   (319) 465-3100

OELWEIN
   25 North Frederick
   Oelwein, Iowa  50662
   (319) 283-3361

WATERLOO
   100 East Park Avenue
   Waterloo, Iowa  50704
   (319) 291-5311


MISSOURI LOCATION

ST. LOUIS
   1401 South Brentwood Boulevard
   St. Louis, Missouri  63144
   (314) 963-2401

MAGNA INVESTMENTS, INC.
INBANK GROUP, INC.

ST. LOUIS
   1401 South Brentwood Boulevard
   Suite 300
   St. Louis, Missouri 63144
   (314) 968-4131

DES MOINES
   623 High Street
   Des Moines, Iowa  50309
   (515) 223-5475

WATERLOO
   100 East Park Avenue
   Waterloo, Iowa  50703
   (319) 291-5184

   999 Home Plaza
   Waterloo, Iowa  50704
   (319) 234-5523


MAGNA STUDENT LOAN COMPANY

   3636 Westown Parkway, Suite 219
   West Des Moines, Iowa  50266
   (515) 223-7446
                                                                              63

DIRECTORS AND EXECUTIVE OFFICERS


MAGNA GROUP, INC.
DIRECTORS
------------------------------------------------------------------------------
G. THOMAS ANDES
Chairman of the Board and
Chief Executive Officer
Magna Group, Inc.

JAMES A. AUFFENBERG, JR.<F2>
President and Director
St. Clair AutoMall
Auffenberg Belleville and
Auffenberg Enterprises of Illinois, Inc.

WAYNE T. EWING<F3>
Coal Industry Management Consultant
The Ewing Company

DONALD P. GALLOP<F3>
Chairman
Gallop, Johnson & Neuman, L.C.

RANDALL E. GANIM, CPA<F2>
President
Ganim, Meder, Childers & Hoering, P.C.

C. E. HEILIGENSTEIN<F1>
Attorney
Heiligenstein & Badgley
Professional Corporation

JOHN G. HELMKAMP, JR.<F1>
Retired Chairman of the Board and
Chief Executive Officer
River Bend Bancshares, Inc.

CARL G. HOGAN, SR.<F2>
Chairman of the Board and
Chief Executive Officer
Hogan Motor Leasing, Inc.

FRANKLIN A. JACOBS<F2>
Chairman of the Board and
Chief Executive Officer
Falcon Products, Inc.

WENDELL J. KELLEY<F2>
Retired Chairman of the Board and
Chief Executive Officer
Illinois Power Company

S. LEE KLING<F3>
Chairman of the Board
Kling Rechter & Co.

RALPH F. KORTE<F3>
Chairman of the Board
Korte Construction Company

ROBERT E. McGLYNN<F1>
Attorney
McGlynn & McGlynn

ERL A. SCHMIESING<F1>
Former Chairman of the Board,
President and Chief Executive Officer
Homeland Bankshares Corporation

DOUGLAS K. SHULL<F3>
Treasurer and Chief Financial Officer
Casey's General Stores, Inc.

FRANK R. TRULASKE, III<F1>
Chief Executive Officer
True Fitness Technology, Inc.

GEORGE T. WILKINS, JR., M.D.<F1>
Physician
[FN]
<F1> Member of Audit and Compliance Committee
<F2> Member of Compensation Committee
<F3> Member of Nominating Committee


EXECUTIVE OFFICERS
------------------------------------------------------------------------------

G. THOMAS ANDES
Chairman of the Board and
Chief Executive Officer

RONALD A. BUERGES
Executive Vice President and
Chief Financial Officer

LINDA K. FABEL
Executive Vice President
Retail Banking

GARY D. HEMMER
Executive Vice President
Administration

ROBERT S. KAHLER
Executive Vice President
Financial Markets

ROBERT J. MATHIAS
Executive Vice President
Credit Administration

ROBERT M. OLSON, JR.
Executive Vice President
Operations & Technology
64

              If you would like additional information regarding
                Magna Stockholder Services please complete and return the attached postage paid response card.

               We provide the following toll free phone numbers
                 to help you obtain further information about
                         Magna Group and our services:

          Magna Trust Company           Magna Student Loan Company
            1-800-900-4548                    1-800-451-1450

         Magna Investments, Inc.          Service Express Hotline
             1-800-621-6004                   1-800-84-MAGNA

                        Investor Relations Department
                                1-800-785-6244

==============================================================================

[LOGO] MAGNA
       GROUP, INC.

MAGNA STOCKHOLDER SERVICES

Please send me more information about:

/ /  MAGNA'S DIVIDEND REINVESTMENT PLAN AND STOCK PURCHASE PLAN
/ /  DIRECT DEPOSIT OF DIVIDENDS INTO THE BANK ACCOUNT OF MY CHOICE
/ /  OTHER------------------------------------------------------------

     -----------------------------------------------------------------

STOCKHOLDER NAME(S)---------------------------------------------------

ADDRESS---------------------------------------------------------------

CITY------------------------------------------- STATE ------ ZIP -----

PHONE NUMBER (      )-------------------------------------------------

/ / THIS IS A NEW ADDRESS. PLEASE CHANGE YOUR RECORDS TO REFLECT THE ADDRESS ABOVE.
IMPORTANT:  TO AUTHORIZE A CHANGE OF ADDRESS, PLEASE PROVIDE
SIGNATURES OF EVERYONE TO WHOM THE STOCK IS REGISTERED.

STOCKHOLDER SIGNATURE(S)----------------------------------------------

----------------------------------------------------------------------

==============================================================================

-------------------------------------------------------------     ------------
                       BUSINESS REPLY MAIL                         NO POSTAGE
FIRST CLASS MAIL        PERMIT NO. 156         ST. LOUIS, MO.       NECESSARY
-------------------------------------------------------------       IF MAILED
               POSTAGE WILL BE PAID BY ADDRESSEE                     IN THE
                                                                  UNITED STATES
                                                                  -------------

[LOGO] MAGNA
       GROUP, INC.

One Magna Place
1401 South Brentwood Boulevard
St. Louis, Missouri 63144-9848

COMMON STOCK SHARE DATA<F*>

                                                                                       Dividends
                                                        High         Low       Close    Declared
------------------------------------------------------------------------------------------------
1996
  Fourth                                              $31.25      $26.00      $29.50        $.22
  Third                                                28.13       22.00       28.00         .22
  Second                                               24.50       21.75       24.00         .22
  First                                                24.00       21.88       23.13         .22
------------------------------------------------------------------------------------------------
1995
  Fourth                                              $26.38      $23.00      $23.75        $.20
  Third                                                25.50       21.00       24.25         .20
  Second                                               22.38       20.00       22.00         .20
  First                                                20.75       17.13       20.00         .20
================================================================================================

<F*>High, low and closing trade prices of the common stock for each quarterly period during 1996 and 1995 as reported by The Nasdaq Stock Market through November 19, 1996 and by the New York Stock Exchange thereafter.

STOCKHOLDER INFORMATION

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
      (314) 963-2500


TRANSFER AGENT
Stockholders with inquiries regarding stock accounts, dividends, change of ownership or address, lost certificates or consolidation of accounts should contact:

      MAGNA TRUST COMPANY
      CORPORATE TRUST OPERATIONS
      ONE SOUTH CHURCH STREET
      BELLEVILLE, ILLINOIS 62220
      (618) 233-2120 OR
      1-800-900-4548


ANNUAL MEETING
The annual meeting of stockholders will be held at 10:00 a.m. on Wednesday, May 7, 1997, at the Regal Riverfront Hotel, 200 South Fourth Street,
St. Louis, Missouri 63102-1804.


COMMON STOCK
The common stock of Magna Group, Inc. is traded on the New York Stock Exchange under the symbol "MGR." The stock generally appears as "MagGp" or "MagnaGp" in newspaper stock tables.


INVESTOR RELATIONS
Analysts and others seeking financial information about Magna Group, Inc. should contact:

      MAGNA GROUP, INC.
      INVESTOR RELATIONS DEPARTMENT
      1401 SOUTH BRENTWOOD BOULEVARD
      ST. LOUIS, MISSOURI 63144-1401
      (314) 963-2546, 1-800-785-6244


Form 10-K and Other Publications
For copies of the annual report, the Form 10-K
(excluding exhibits) and other financial information, please contact the Investor Relations Department at the address and phone number above.

[LOGO] MAGNA
       GROUP, INC.


        One Magna Place
1401 South Brentwood Boulevard
  St. Louis, Missouri 63144
        (314) 963-2500

                                APPENDIX

All page numbers referenced in this Appendix relate to the printed Annual Report. The order of the sections is as they appear in the printed Annual Report. The colored graphs and pictures that appear in the printed document vary in size.

A fold-out page is affixed to the front cover of the 1996 Annual Report. A map titled "Our Community Banking Franchise" appears on this fold-out page. The map features the 19 Regions within the States of Illinois, Iowa and Missouri wherein Magna has its banking locations. Certain major cities within each region are illustrated.

A bar graph titled "Net Income (In millions of dollars)" appears in the lower left-hand corner of page 1. The graph shows net income for the past five years. Listed below are the plot points:

                             1992           30.19
                             1993           37.49
                             1994           45.03
                             1995           51.22
                             1996           63.14

The following footnote appears at the base of the graph:
Net income increased 23% over 1995, marking our fifth consecutive year of record earnings.

A bar graph titled "Primary Earnings Per Share (In dollars)" appears in the center at the bottom of page 1. The graph shows primary earnings per share for the past five years. Listed below are the plot points:

                             1992           1.41
                             1993           1.53
                             1994           1.69
                             1995           1.84
                             1996           2.22

The following footnote appears at the base of the graph:
Earnings per share have increased at a compound annual growth rate of 12%.

A bar graph titled "Return on Assets (Percent)" appears in the center at the bottom of page 1. The graph shows return on assets for the past five years. Listed below are the plot points:

                             1992            .81
                             1993           1.02
                             1994           1.05
                             1995           1.09
                             1996           1.20

The following footnote appears at the base of the graph:
Return on assets reached a record 1.20% in 1996.

A bar graph titled "Return on Equity (Percent)" appears in the lower right-hand corner of page 1. The graph shows return on equity for the past five years. Listed below are the plot points:

                             1992           10.88
                             1993           11.25
                             1994           12.41
                             1995           12.57
                             1996           13.75

The following footnote appears at the base of the graph:
Return on equity improved to 13.75%.

A photo appears in the lower left-hand corner of page 2. The photo depicts the exterior of Magna's convenience store location.

The following caption describes the photo:
Magna was the first to offer full-service banking, complete with drive up lanes, at a St. Louis area convenience store.

A photo appears in the upper right-hand corner of page 3. The photo depicts a Magna customer using an automated loan machine.

The following caption describes the photo:
Magna was the first to introduce automated loan machines in the St. Louis area.

A photo appears in the lower right-hand corner of page 4. The photo features
G. Thomas Andes, Chairman of the Board and Chief Executive Officer of Magna Group, Inc.

A photo appears in the upper right-hand corner of page 5. The photo features six members of Magna's management team.

The following caption reflects the names and titles of the management team:
(From left to right) Robert Mathias, Executive Vice President, Credit Administration; Linda Fabel, Executive Vice President, Retail Banking; Gary Hemmer, Executive Vice President, Administration; Ronald Buerges, Executive Vice President and Chief Financial Officer; Robert Kahler, Executive Vice President, Financial Markets; Robert Olson, Jr., Executive Vice President, Operations & Technology

A photo appears in the center at the bottom of page 5. The photo features four officers of certain Magna affiliates.

The following caption reflects the names, titles and company affiliation of these officers:
(From left to right) Michelle Durand-Adams, President, Magna Student Loan Company; Jeffrey Auld,

President, Magna Investments, Inc.; Matthew Finn, President, Magna Trust Company; Robert Christiansen, President, Magna Finance

A photo appears in the lower right-hand corner of page 5. The photo features three senior officers of Magna.

The following caption reflects the names and titles of these senior officers:
(From left to right) Robert Leininger, Executive Vice President, Community Regions; David Bramlet, Executive Vice President, Alternate Delivery Systems; James Jolley, Executive Vice President, Sales and Public Relations

A line graph titled "Five Year Total Return To Stockholders (December 31,
1991 - December 31, 1996) (In dollars)" appears in the upper right-hand corner of page 6. The graph shows the growth of a $1,000 investment made on December 31, 1991, to $3,423 as of December 31, 1996, which equates to a five year compound annual rate of return of 27.90%.

Listed below are the plot points:

                             12/91          1,000
                             03/92          1,326
                             06/92          1,330
                             09/92          1,407
                             12/92          1,697
                             03/93          1,803
                             06/93          1,783
                             09/93          1,942
                             12/93          1,999
                             03/94          2,006
                             06/94          2,053
                             09/94          2,191
                             12/94          1,891
                             03/95          2,184
                             06/95          2,424
                             09/95          2,695
                             12/95          2,661
                             03/96          2,615
                             06/96          2,740
                             09/96          3,225
                             12/96          3,423

The following footnote appears at the base of the graph:
(Assumes initial investment of $1,000 and reinvestment of all dividends.)

A photo appears in the lower left-hand corner of page 6. The photo features
G. Thomas Andes, Chairman of the Board and Chief Executive Officer of Magna Group, Inc., on the balcony overlooking the floor of the New York Stock Exchange during the announcement of Magna's listing on that exchange.

A combination bar and line graph titled "Common Stock Price Range (In dollars)" appears in the center on the right-hand side of page 7. The bar portion of the graph shows the high/low trading prices for a share of common stock during the past five years. The line portion of the graph shows the year-end closing price for a share of common stock for the past five years at December 31. Listed below are the plot points for the bar portion of the graph:

                                            High         Low
                             1992           17.38       10.63
                             1993           20.25       15.75
                             1994           21.50       16.75
                             1995           26.38       17.13
                             1996           31.25       21.75

Listed below are the plot points for the line portion of the graph:

                             1992           17.00
                             1993           19.25
                             1994           17.50
                             1995           23.75
                             1996           29.50

The following footnote appears at the base of the graph:
High/Low Trading Prices   Year-End Closing Price

A bar graph titled "Book Value Per Share (In dollars)" appears in the lower left-hand corner of page 7. The graph shows the book value of common shares for the past five years at December 31. Listed below are the plot points:

                             1992           13.39
                             1993           14.02
                             1994           13.49
                             1995           15.93
                             1996           17.15

The following footnote appears at the base of the graph:
Year-End

A bar graph titled "Market Capitalization (In millions of dollars)" appears in the center at the bottom of page 7. The graph shows the market capitalization for the past five years at December 31. Listed below are the plot points:

                             1992           409.3
                             1993           495.3
                             1994           481.5
                             1995           665.0
                             1996           832.2

The following footnote appears at the base of the graph:
Year-End

A bar graph titled "Dividends Per Share (In dollars)" appears in the center at the bottom of page 7. The graph shows the dividends per share for the past five years. Listed below are the plot points:

                             1992           .68
                             1993           .72
                             1994           .76
                             1995           .80
                             1996           .88

The following footnote appears at the base of the graph:
Year-End

A photo spans the top of pages 8 and 9. The photo depicts a family using the banking services provided at one of Magna's supermarket locations. An additional photo is inset on this photo. The inset photo features two of Magna's Super Money Market managers.

The following caption describes the inset photo:
Beth Zehms and Joe Armour, Super Money Market managers

An additional caption which relates to the photos appearing on pages 8 and 9 appears at the bottom right-hand corner of page 9 and is as follows:

"Pick up a loaf of bread, a gallon of milk - and refinance the mortgage."
For the Reed family, Magna's exceptional banking service is as convenient and easy as a trip to the supermarket. Expecting no more than a typical grocery store check-cashing "convenience counter," the Reeds were pleased to find fully trained client executives and a broad array of financial services at the Magna Super Money Market located in St. Peters, Missouri. Beth Zehms and Joe Armour showed the Reeds how the Magna Excel program can save on mortgage interest expense. Magna's outstanding service, convenient location and extended hours convinced the Reeds to move all of their banking business to the Super Money Market.

A photo appears in the center at the top of page 10. The photo depicts members of a family owned business in one of their business locations. An additional photo is inset on this photo. The inset photo features one of Magna's banking officers.

The following caption describes the inset photo:
Mark Robertson, Senior Vice President

An additional caption which relates to the photos appearing on page 10 appears in the upper left-hand corner of that page and is as follows:

"People bank with people, generation after generation."
Years ago, the Schuette family found a banker that would help their company grow. What started with the financing of one store ultimately has become a multi-faceted relationship between Magna and Schuette Stores. Today, Mark Robertson offers the current generation, Tom and Mike Schuette, Magna's entire family of business services. Magna Link cash management service allows the Schuettes to use their personal computer and Magna software to make wire transfers and other transactions on-line. Magna also provides them with financing, corporate credit cards and an employee 401(k) retirement program through Magna Trust. Family business is good business, and it has helped Magna grow as well.

A photo appears at the top of page 11. The photo depicts the interior of Magna's banking location in a Wal-Mart SuperCenter.

The following caption describes the photo:
Magna's first entry into a Wal-Mart SuperCenter in Carbondale, Illinois.

A photo appears on page 12. The photo depicts a Magna customer and business owner with her employee and client at her place of business. An additional photo is inset on this photo. The inset photo features one of Magna's banking officers.

The following caption describes the inset photo:
Del Tegtmeier, Senior Vice President

An additional caption which relates to the photos appears at the bottom left-hand corner of page 12 and is as follows:

"Getting started in business is just the start."
Leanette Owens has conducted her personal banking with Magna for years and knows the Magna team well. So, when she was ready to start her own business, she turned to Magna as a knowledgeable business resource. She got that and more. A 37-year banking professional, Del Tegtmeier provided both consultation and inspiration. Del helped Leanette to plan for the challenges of owning and operating a business and to access government programs designed for women and minority business owners. In addition to financing, Magna also set up payroll services. After nine months of groundwork, Nail Options, Inc. opened with five employees and a full appointment book, including Leanette's next appointment with Magna to discuss plans to expand her business.

Individual photos of Magna's 19 community presidents span pages 14 and 15. The captions beneath each photo include a colored bullet point. These bullet points correspond to Magna's banking regions within the States of Illinois, Iowa and Missouri, as associated with the photographs and captions regarding the individual community presidents. A corresponding map of the States and regions appears in the lower right-hand corner of page 15.